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TABLE OF CONTENTS 3

Exhibit 99.1

PART I

ITEM 1.    BUSINESS

Overview

        We are a leading U.K. entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services. As of December 31, 2008, we were the U.K.'s largest residential broadband provider and mobile virtual network operator, and the second largest provider of pay television and fixed line telephone services by number of customers. We owned and operated cable networks that passed approximately 12.6 million homes in the U.K. and provided service to approximately 4.8 million cable customers on our network. Approximately 56% of our customers on our network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from us. In addition, we provided mobile telephone service to 3.5 million pre-pay mobile customers and 0.6 million contract mobile customers over third party networks.

        We believe our advanced, deep fiber access network enables us to offer faster and higher quality broadband services than our digital subscriber line, or DSL, competitors. As a result, we provide our customers with a leading next generation broadband service and one of the most advanced TV on-demand services available in the U.K. market. Through ntl:Telewest Business, which also operates under the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K. We also provide a broad range of programming through Virgin Media Television, or Virgin Media TV, which operates our wholly owned channels, such as Virgin1, Living and Bravo; and through UKTV, our joint ventures with BBC Worldwide.

        On April 1, 2009, we sold our sit-up reporting unit which operated a portfolio of auction-based retail television channels and was formerly included within our Content segment.

        Our previously reported operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. In November 2008, we announced a restructuring plan aimed at creating a fully-integrated, customer-focused organization. Pursuant to our restructuring plan, we are implementing a new operating model for our organization, aimed at delivering significant improvements in customer focus, product delivery and management, and providing clearly defined divisions to streamline our decision-making processes. We have also realigned our internal reporting structure and the related financial information used by our management, including our chief operating decision maker, to assess the performance of our business. Our new operating segments reflect this revised, customer-focused structure and, we believe, will enable us to respond more effectively to rapid changes in the market:

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  Consumer (80% of our 2008 revenue):  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and, to a lesser extent, off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

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  Business (17% of our 2008 revenue):  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

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  Content (3% of our 2008 revenue):  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our

    Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

        For financial and other information on our segments, refer to note 18 to the consolidated financial statements of Virgin Media Inc. included elsewhere in this document.

        Our strategic objectives for 2009 include continuing to exploit the capabilities of our cable network to lead in next generation broadband and on-demand television, and to expand our contract mobile customer base through cross-selling to our cable customers.

        We are incorporated in the State of Delaware, United States. Our principal executive office is located at 909 Third Avenue, Suite 2863, New York, New York 10022, United States, and our telephone number is (212) 906-8440. Our U.K. headquarters are located outside of London, England in Hook, Hampshire. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments thereto, are available free of charge on our website at www.virginmedia.com, as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission, or SEC. The investor relations section of our website can be accessed under the heading "About Virgin Media—Investors Information". The information on our website is not incorporated by reference into this document.

Our Business

Our Network Advantage

        We believe that our deep fiber local access communications network provides us with several competitive advantages in our addressable markets. Uniquely in the U.K., we have optical fiber already deployed to street cabinets, with twinned cable, consisting of both high capacity coaxial cable and twisted copper-pair elements, extending from the street cabinet to customers' homes. As a result, our network has optical fiber generally closer to a customer's home than BT Group plc, or BT, or our other competitors who use BT's access network. In addition, we have the flexibility to deliver fixed broadband services over either or both coaxial and copper cables, which we believe allows us to provide a superior broadband experience to customers on our network, which we refer to as "on-net". BT's access infrastructure relies on copper pair technology, over which broadband speeds can significantly diminish in relation to the distance from the local exchange. Currently, we provide our broadband internet services primarily over coaxial cable.

        Our deep fiber network also provides the advantage of real two-way interactivity with on-net residential customers, which enables us to offer streaming video-on-demand services through the set-top box. In contrast, direct to home satellite service providers do not have the capacity to offer two-way interactivity except by adding a phone line from another service provider or other cable facility. Currently, other communication service providers have only a limited capacity to provide video using DSL technology over BT's existing copper access network. Future capacity improvements would be dependent on BT's ability to successfully implement significant upgrades to its access network, requiring substantial capital investment.

        Our network also enables us to provide true "triple-play" bundled services of broadband, television and fixed line telephone services to residential customers in our franchise areas without relying on another service provider or network.

Consumer Segment

On-net Products and Services

        We provide on-net broadband internet, television and fixed line telephone services under the Virgin Media brand to residential customers in the U.K. Our on-net services are distributed via our wholly owned, cabled, local access communications network and are available to an addressable market of approximately 12.6 million homes. The network covers parts of many major metropolitan areas in England, Wales, Scotland and Northern Ireland.

        We offer our customers a choice of several packages and tariffs within each of our on-net product categories, which are labeled as Medium (M), Large (L), Extra Large (XL) and Extra Extra Large (XXL). Our bundled packaging and pricing are designed to encourage our customers to purchase multiple services across our product portfolio and we offer discounts to customers who subscribe to two or more products from us. The types and number of services that each customer uses and the prices we charge for these services drive our revenue. For example, broadband internet is more profitable than our television services and, on average, our "triple-play" customers are more profitable than "double-play" or "single-play" customers. As of December 31, 2008, approximately 84% of our on-net customers received multiple services from us and approximately 56% of our on-net customers were "triple-play", receiving broadband internet, television and fixed line telephone services from us. We believe that our customer retention rate improved in 2008 as a result of more of our customers subscribing to multiple services from us. We also believe that the increased use of certain of our services, such as video-on-demand, and improvements in our customer service, fault management and other operational enhancements also contributed to an improvement in our customer retention rate. Our average monthly on-net cable customer churn, the measure of the number of customers who stop subscribing to our cable services, improved to 1.2% for the three months ended December 31, 2008, from an average monthly churn of 1.4% for the same period in 2007.

  Broadband Internet

        We deliver high-speed broadband internet services to customers within reach of our access network by direct connection to our cable network. In 2008, we upgraded our 4Mb customers to 10Mb, strengthened the capacity of our 20Mb service and launched a 50Mb service, which we expect to be available to our entire broadband capable network in 2009.

        Our broadband internet offering currently focuses on three tiers of high-speed broadband service at speeds of up to 10Mb for Size L customers, up to 20Mb for Size XL customers and up to 50Mb for Size XXL customers. Our customers within each of these tiers also benefit from unlimited usage (subject to our fair usage policy) and advanced personal computer security software. We also offer a broadband service of up to 2Mb for Size M customers, which we plan to upgrade to 10Mb beginning in May 2009. We intend to continue to focus our efforts on increasing our market share by marketing the benefits of our high-speed broadband service to both existing and potential customers. As of December 31, 2008, we provided on-net broadband services to approximately 3.7 million subscribers.

        We operate a web portal, virginmedia.com, which is regularly in the top ten of most visited sites in the U.K. and in the top 15 by page ranking. Our website offers a broad range of content, such as music, movies and television programming, including near-live clips of English football highlights. Our customers are also able to access their email accounts and customer care information through our website. The website generates revenue from advertising and search engines. We also use the website to cross-promote our entire product range. In 2009, we will continue to develop additional entertainment and customer care features for our website, with particular emphasis on online account management and help services.

  Cable Television

        We offer a wide range of digital, or DTV, and analog, or ATV, television services. As of December 31, 2008, we provided cable television services to approximately 3.6 million residential subscribers, of which approximately 3.5 million received our DTV service and approximately 152,000 received our ATV service.

        Our DTV service includes access to over 150 television channels, advanced interactive features, and a range of premium and pay-per-view services. Our ATV service packages offer up to 60 television channels, including premium services. In addition to offering the basic and premium pay TV channels, we also offer our DTV customers one of the most comprehensive video-on-demand, or VOD, services in the U.K. called "Virgin TV On Demand". See "Virgin TV On Demand" below.

        Our network technology enables us to deliver a significant range of digital interactive services over an 'always on' broadband connection from the network to a customer's home. Examples of interactive services provided include games, television email and access to news, entertainment and information services from an on-screen menu. Interactive services also include enhanced television functionality utilizing the "red button" applications from the BBC and other commercial broadcasters. "Red button" functionality in the U.K. permits television viewers to press a red button on their remote control handset to receive additional interactive services including multiple broadcasts. For example, in a Wimbledon tennis broadcast, a customer can press the red button and choose which match to watch.

        We also offer "Free TV", a free-to-air digital television service, to certain of our customers on our cable platform. Our Free TV service provides access to over 40 linear channels and radio services such as Virgin1, Five US, Five, E4 and UKTV History as well as Setanta Sports News. In addition, Free TV customers also have access to red button functionality and Virgin TV On Demand.

  Virgin TV On Demand

        Virgin TV On Demand is a significant enhancement to the standard DTV service, offering viewers choice over and above scheduled programming without any requirement for new equipment, installation or additional subscription fees. The VOD service provides access to thousands of hours of premium movies, music videos, and TV programs and series on-demand. It appears within the electronic programming guide, and can be accessed and viewed at any time via the remote control. The service offers DVD-style features including freeze frame, fast-forward and rewind. These features provide a customer with control over the content and timing of their television viewing. This service is available to almost all of our digital customers. In 2008, our VOD usage increased to 52.9 million average monthly views in the fourth quarter from 36.4 million average monthly views in the first quarter. Based on management estimates, our customers who use VOD are less likely to churn.

        There are three primary types of content available within Virgin TV On Demand, a portion of which is refreshed on a daily basis. A selection of content is available free of charge to all of our DTV customers, irrespective of package size. This is primarily focused within our 'catch-up' TV service which offers a selection of more than 450 hours of top broadcast TV shows for no additional charge. Additionally, all of our DTV customers have access to pay-per-transaction content including over 3,000 music videos and 500 current and library movies provided by 'FilmFlex'. Pay-per-transaction movies and music are available for 24 hours after purchase and may be viewed multiple times during that period for a single fixed charge. Finally, DTV customers that subscribe to our XL Virgin TV package have additional access to a subscription VOD, or SVOD, package which includes premium TV shows and music videos, all included within the price of their monthly subscription. Customers on our other TV packages can also receive the SVOD package on payment of a monthly subscription charge. In total, we have over 4,600 hours of on-demand content.

        In June 2008, we became the first TV platform in the U.K. to offer BBC iPlayer as part of our on-demand service. BBC iPlayer enables viewers to catch-up on over 350 hours of BBC programs at no additional cost to our customers. During the fourth quarter of 2008, there were on average 15.7 million views per month of BBC programs via BBC iPlayer over our TV platform, representing approximately one-third of all BBC iPlayer views. In February 2009, we added up to 40 hours of catch-up TV per week and up to 500 hours of new content to our VOD offering from ITV plc, or ITV, one of the largest commercial broadcasters in the U.K. We also expect to introduce enhancements both to our library and our customer interface during the course of 2009.

  Digital Video Recorders and High Definition Television

        We also offer one of the most advanced fully-supported digital video recorders, or DVRs, for a premium monthly rental option or an up-front payment as part of our top bundle. The Virgin Media DVR box, which is called the "V+ Box", is available to our entire DTV customer base. The V+ Box has 160 Gigabytes of storage space (up to 80 hours of broadcast television), is high definition, or HD, enabled and has three tuners, allowing viewers to record two programs while watching a third. Our V+ Box customers with an HD compatible television can also access our HD on-demand content. Digital video recorders are also known as personal video recorders, or PVRs, in the U.K. As of December 31, 2008, we had 521,500 V+ Box customers, representing 15% of our digital subscribers. Based on management estimates, our customers who use our V+ Box are less likely to churn.

        As part of our content strategy, we constantly evaluate the merits of new channels and programs which could enhance our diverse range of programming. With increasing consumer interest in HD content, we are actively pursuing rights to HD programs for our leading VOD service.

  Fixed Line Telephone

        We provide local, national and international telephone services to our residential customers who are within reach of our access network by direct connection to our network. We enhance our basic telephone service by offering additional services, such as call waiting, call barring (which allows customers to block certain incoming or outgoing calls), call diversion (call forwarding), three-way calling, advanced voicemail, caller line identification and fully itemized monthly billing. We also provide national and international directory enquiry services.

        In addition to a core line rental fee, we offer Size M, L and XL variants of our fixed line telephone service as alternatives to straight usage-based billing. These packages include "Talk Plans" that enable customers to make unlimited local and national calls for a fixed monthly fee in addition to the standard line rental. As of December 31, 2008, we provided on-net telephone services to approximately 4.1 million residential subscribers.

Mobile Products and Services

        On July 4, 2006, we acquired Virgin Mobile, the U.K.'s leading mobile virtual network operator. As a mobile virtual network operator, Virgin Mobile provides mobile telephone services to its customers over cellular networks owned by third parties. Virgin Mobile's customer base comprises both pre-pay customers, who top up their accounts prior to using the services and have no minimum contracted term, and contract customers, who subscribe to Virgin Mobile's services for periods ranging from a minimum of 30 days to 18 months. As of December 31, 2008, Virgin Mobile had approximately 4.1 million customers, of which approximately 649,400 were contract customers.

        Virgin Mobile offers a broad range of mobile communications products and services, such as mobile voice and non-voice services (including SMS, picture messaging and entertainment services, such as games, news and music services) delivered over 2G, 2.5G and 3G platforms. Virgin Mobile's network partner is T-Mobile, and Virgin Mobile has a network supply agreement with T-Mobile for a minimum 10-year term from January 2004. In June 2008, we agreed new terms with T-Mobile which reduced the wholesale rates we pay for voice and SMS traffic, retroactive to January 1, 2008. We also agreed new data pricing rates, retroactive to April 1, 2008, which will facilitate more competitive pricing in the growing mobile data usage market and enable us to enhance our mobile entertainment, web browsing, communications and social networking features. We have also committed to purchasing our current core voice, text and handset data and mobile broadband data card services exclusively from T-Mobile for a three year period commencing April 1, 2008. In addition, in October 2008, we launched a mobile broadband product which complements our fixed broadband offering.

Off-net Products and Services

        We also provide broadband and telephone services to residential customers outside of our cable network via access to other telecommunications networks. This "off-net" offering was rebranded in November 2008 as "Virgin Media National". Our off-net broadband internet services are provided via BT's local access network and unbundled BT exchanges from Cable & Wireless plc, or C&W. Various price and feature packages are available including broadband service of up to 16Mb. As of December 31, 2008, we had approximately 252,000 broadband subscribers using this service. We also provide fixed line telephone service to off-net customers via BT's local access network. As of December 31, 2008, we provided off-net fixed line telephone service to approximately 105,500 subscribers.

Sales and Marketing

        Our consumer products and services are offered through a variety of sales channels, including telesales, customer care centers, online and retail channels. In September 2008, we also began offering our products through an outsourced telesales partner located in the Philippines. As of December 31, 2008, our retail channels included 23 of our own Virgin Media branded stores, which offer a complete range of our consumer products and services. We also offer primarily our mobile products through approximately 5,000 third party sales outlets in the U.K., including approximately 1,300 specialist outlets of our distribution partners such as Carphone Warehouse, Phones 4U and Zavvi (formerly Virgin Megastores). In December 2008, Zavvi announced it had entered into administration proceedings and intends to wind up its operations. We are actively pursuing agreements with additional distribution partners and intend to significantly expand our portfolio of owned stores in 2009, with the opening of additional Virgin Media branded stores and the introduction of Virgin Media branded shopping center kiosks.

        These sales channels are supported by direct marketing initiatives and national and regional television and press advertising. We use our residential customer database to identify the profiles of our customers so that we can design offers to match their needs. Our offers encourage customers to purchase new services, upgrade their existing services and promote cross-selling of products across our portfolio. Our marketing balances acquisition marketing, or prospects, and customer marketing to ensure we optimize growth from new and existing customers.

Customer Service

        Service calls relating to our consumer products and services are handled through a combination of in-house call centers and outsource partners. As of December 31, 2008, our in-house on-net and off-net call centers located in the U.K. employed approximately 2,600 call center staff. We also had additional outsourced on-net and off-net call centers both in the U.K. and in India. Our mobile customer service calls are principally handled in-house through a U.K. call center. As of December 31, 2008, we employed approximately 750 call center staff for our mobile business. We also have additional outsourced mobile customer call centers in the U.K. and South Africa.

Business Segment

        ntl:Telewest Business retains its focus on meeting the communications requirements of U.K. public and private sector organizations, and serving other telecommunications service providers. Through the merger of NTL and Telewest in 2006 and the subsequent integration of their networks, we are now able to leverage one of the most advanced national access networks in the U.K., delivering a wide portfolio of voice and data products to business customers.

        While the wider organization was rebranded to Virgin Media in 2007, ntl:Telewest Business has retained its legacy brand. Being a business predicated upon customer relationships, a strong service proposition and sector specific expertise, we believe that significant brand equity has been created in the market over the past 16 years by each of the legacy businesses.

Products and Services

        ntl:Telewest Business offers a wide portfolio of voice and data services, from analog telephony to managed data networks and applications. Our product strategy is focused on delivering managed services, such as national Ethernet and internet protocol virtual private networks, or IP VPN, products.

        We enhance product development through an internal program we have developed that drives regular and timely deliverables that are aligned with the needs of target customers. This clear focus has helped to maintain our leadership in Ethernet services in 2008, innovate in new areas such as IP CCTV and IP Multimedia, and drive cost-base improvements in more traditional services. The launch of a high capacity services, or HCS, product has also enabled us to address the higher bandwidth requirements of some larger organizations. In addition to product developments, other key areas of focus have included the automation of processes and the introduction of web-based customer interfaces to improve the efficiency of our pricing, installation, billing and network performance services.

  Voice

        We offer a complete suite of voice products ranging from analog and digital services to converged IP telephony solutions. Strong regional presence and expertise has driven market share in products such as Centrex, where local government and private sector organizations benefit from a managed platform that delivers a uniform suite of features across multiple sites. Developments like IP Multimedia, which offers functionality such as desktop-to-desktop video conferencing, represent the next generation of voice services in a converging IP world.

  Data

        Converged Solutions.    By using a single network to transport voice, data and video, our customers can benefit from cost synergies, flexibility and control. The services within our converged solutions portfolio enable this with products such as IP VPN. Given our network ownership and extensive reach, we are able to link sites across the U.K. using a wide range of access technologies and with developments such as eight classes of service (currently more than offered by any other U.K. service provider) traffic can be discretely segmented into up to eight categories and prioritized to ensure that more time sensitive (e.g. voice) or critical application data is transported with priority.

        Ethernet.    As a market leader in Ethernet solutions in the U.K., ntl:Telewest Business was the first European service provider to be independently tested and accredited by the Metro Ethernet Forum, or MEF. MEF9 and MEF14 accreditation demonstrates our ability to deploy 'point-to-point' and 'any-to-any' Ethernet networks that can be installed and scaled effectively, while offering performance that supports voice, video and converged services. A complete range of products from local area network extensions to managed wide area Ethernet networks are available, providing customers with high bandwidth and flexible solutions.

        Applications and Services.    As an overlay to network products, we also offer applications and services that add value to customers' communications infrastructure. For example, the IP CCTV services we deployed to a Scottish council delivered clear socioeconomic benefits.

Sales and Marketing

        The two sales organizations within the division, Business Markets and Service Provider, are structured to support retail and wholesale customers, respectively.

  Business Markets

        Private Sector.    This sales channel focuses on meeting the telecommunications needs of the U.K. private sector, from small businesses to large, national corporations. Centralized telephone account managers serve small organizations (with 50 to 99 employees), while regionally-located account, service and project management teams, supported by pre-sales technical consultants, offer a differentiated service proposition to medium and large U.K. businesses (with over 100 employees). We believe that our local presence and the resulting level of service we provide is a key differentiator in this mid-market segment, and that the benefits of this strategy are reflected in the long-term relationships held with many of our customers.

        Public Sector.    This sales channel focuses on specific vertical segments, including local government, education, health and the emergency services. This enables us to provide sector-specific expertise where an understanding of the drivers and procurement processes of publicly funded organizations is needed to enable the efficient deployment of communications solutions. The inclusion of ntl:Telewest Business as an approved supplier under various government framework agreements acts as both an enabler of growth in this sector and an endorsement of our track-record, commitment and capability to offer value to publicly funded organizations. An area of specific focus in 2008 lay within the health sector and the deployment of Community of Interest Networks, or COINs. Given our deep regional coverage, we believe we are ideally placed to deliver these multi-site solutions, which enable health authorities to move to integrated network architectures, delivering both operational efficiencies and cost savings to these publicly funded organizations.

  Service Provider

        This sales channel is divided into segments based on the network requirements of each type of service provider. Account and service management teams support carriers, mobile operators, system integrators, or SIs, and internet service providers, or ISPs. This channel predominantly provides data connectivity both in terms of local access (tail-ends) and core networks. Being well placed to leverage our extensive network asset, the Service Provider sales channel provides customers with backhaul solutions, which are high bandwidth connections between a site and the core network. We believe significant market demand still exists for such services driven by the need to transport data away from BT exchanges, as well as for mobile operators requiring higher bandwidth connections from mobile masts as a result of growth in 3G and data services.

Customer Service

        The goal of ntl:Telewest Business is to become the natural choice for providing the communications requirements of our target customers, something we aim to achieve by delivering the best customer experience. This is reflected in the strategic emphasis of the division, focusing over 75% of ntl:Telewest Business employees on the sales, provisioning and in-life support of customers and their services. We believe this differentiated and complete service proposition provides us with a competitive advantage in our target market.

Content Segment

        Virgin Media TV provides basic (i.e., non-premium) television channels and related services to the U.K. multi-channel broadcasting market. As of December 31, 2008, Virgin Media TV had eight genre-based entertainment channels, including Virgin1, Living, Bravo, Trouble, Challenge and Challenge Jackpot, and additional time-shifted or "multiplexed" channels which have identical content to other channels within Virgin Media TV's portfolio but which are broadcast one hour later. Virgin Media also owns a 50% interest in the companies that comprise the UKTV Group, a series of joint ventures with BBC Worldwide. Together, Virgin Media TV and the UKTV Group are the largest supplier of basic pay channels to the U.K. pay television market. UKTV has ten channels, including G.O.L.D. and Dave, as well as associated multiplexed channels. Together with our joint venture partner Setanta Sports Holdings Limited, we also offer Setanta Sports News, a sports news channel available to all of our DTV customers, at no additional cost.

        Depending upon the distribution agreement with the platform operator and the package chosen by the customer, the Virgin Media TV channels, UKTV channels and Setanta Sports News channel are available via a number of platforms, including our own analog and digital platforms and the satellite digital platform. The Virgin Media TV channels, UKTV channels and Setanta Sports News channel generate revenue by the sale of airtime and sponsorship to advertisers and advertising agencies handled by Virgin Media TV's wholly-owned advertising sales subsidiary, Interactive Digital Sales Limited, or IDS. Most channels also generate distribution revenue based on either the number of customers subscribing to programming packages carried by the relevant platform operators or a fixed monthly fee. Virgin Media TV and UKTV are also represented on Freeview, a U.K. free-to-air digital television service, with UKTV History, Dave and Virgin1 available to Freeview viewers as well as subscribers to all multi-channel platforms.

Our Network

        Our deep fiber access network has enabled us to take a leading position in the roll-out of next generation broadband access technologies in the U.K. During 2008, we further invested in our cable network with the deployment of the next generation of wideband cable broadband technology, which significantly increased both upstream and downstream transmissions speeds, enabling us to accommodate speeds of up to 200Mb per second. This technology enables us to offer high-speed broadband services of 50Mb and higher and provides a platform for incremental upgrades in line with customer demand. Our investment in the next generation broadband access technologies is the latest in a series of significant infrastructure investments to support our position at the forefront of communication and entertainment services in the U.K. In 2009, we expect to complete the roll-out of wideband cable broadband technology, allowing 50Mb service to be made available to over 96% of our network.

        Our cable network in the U.K. currently passes approximately 12.6 million homes in our regional service areas as well as passing a significant number of businesses in these areas. The network utilizes a combination of optical fiber and coaxial cable, and has an overall length of approximately 202,000 kilometers. This includes over 192,000 kilometers which are owned and operated by us and approximately 10,000 kilometers of optical fiber and coaxial cable routes which are leased from other network owners. Over 156 switches direct telephone traffic around the core and local networks. In addition, we have more than 600 hub sites, points of presence, repeater nodes or other types of network sites, and facilities at over 140 radio sites.

        Our deep fiber access network delivers broadband, fixed line telephony and both digital and analog television services to our customers' homes. The connection into each home from the fiber access network comprises two components combined into a single "siamese" drop cable. First, to provide television services and high-speed broadband internet access, we make use of a high capacity, two-way, coaxial cable which has considerable bandwidth and is able to support a full portfolio of linear and on-demand TV services as well as high-speed broadband services. Second, we use short length twisted copper-pair to economically connect fixed line telephony services to our fiber access network via primary multiplexers. Our relatively short twisted copper pairs (typically 500 meters in length) are also capable of supporting the latest VDSL2 copper broadband technologies enabling speeds of 50Mb/s downstream and 10Mb/s upstream. This capability provides us with a structural advantage over traditional all copper local distribution networks, which are on average 3,250 meters in length, and are only capable of supporting the previous generation of ADSL and ADSL2+ broadband technologies which are both slower and much less capable in the upstream.

        As a result of the extensive use of fiber in our access networks, we are also able to provide high-speed ethernet services directly to business customers and provide nationwide area networking to these customers via our core networks.

        We have a variety of alternative methods to connect our national telecommunications network over the "last mile" to the premises of those business customers that are located outside of our cabled areas, including:

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  we obtain permits to construct telecommunications networks and build out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers, or where a significant level of traffic is obtained from a customer; and

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  we lease circuits and DSL connections on the local networks of other service providers to connect to our customers' premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put into place relatively quickly, and can be replaced with a direct connection at a later date if traffic volumes justify doing so.

        Nationally, approximately 95% of the homes passed by our cable network can receive all of our broadband, digital television and fixed line telephone services. We cannot however currently provide all three of the main services on some older parts of the network.

        Our mobile communication services are provided over cellular networks owned by third parties. Our main mobile network provider is T-Mobile. We also use networks owned by other partners to provide some ancillary services. T-Mobile currently operates 2G, 2.5G and 3G networks in the U.K.

Information Technology

        The operation and support of our information technology systems are performed by a mix of outsourced and internally managed services. These systems include billing, enterprise resource planning, business intelligence, corporate network, payroll, data center and desktop infrastructure. In 2008, we completed our program of integrating our customer care and billing systems in order to improve operational efficiency. A further 0.5 million customer records were migrated during the year onto our principal customer care and billing system. As a result of this program and other IT consolidation activities, we continue to decommission a number of diverse software applications and hardware platforms in order to reduce our dependency on high cost external support and management services.

Competition

Consumer Segment

        We believe that we have a competitive advantage in the U.K. residential market because we offer a wide range of communications services, including high-speed broadband internet, television, and fixed line telephone services using our advanced network, while many of our competitors must rely on BT's network to provide their services. We also face intense competition in the mobile telephony market, primarily driven by increased pricing pressure from both new and established competitors, evolving customer needs and the emergence of new technologies.

        We offer most of our products on a stand alone basis or as part of bundled packages designed to encourage customers to subscribe to multiple services. We offer broadband internet, fixed line telephone and mobile telephone and data services nationally, and currently offer television services in our service areas only. Competition in each of these services individually is significant and some of the other service providers have substantially greater resources than us.

        Key recent developments amongst our primary competitors that offer multiple communications services have included:

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  BT Group plc.  During 2008, BT announced plans to roll out fiber-based broadband over the next three years to as many as 10 million homes. While the full implementation of this £1.5 billion program has been made subject to the continued existence of favorable regulatory conditions, it is intended to deliver a range of services using a mixture of fiber-to-the-premise or fiber-to-the-cabinet technology. BT also continued to expand its library of on-demand programming through a number of agreements with content partners for its internet protocol, or IP, pay television service, BT Vision.

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  British Sky Broadcasting Group plc.  BSkyB, a long-time competitor in the pay television market, markets aggressively discounted triple-play bundles (broadband, television and fixed line telephone). BSkyB also has a limited video-on-demand service branded Sky Anytime for their customers with compatible PVRs. During 2008, BSkyB launched Sky Player TV, an online only subscription TV service offering live streamed TV and video-on-demand.

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  Carphone Warehouse Group plc.  Carphone Warehouse resells mobile phone services (including Virgin Mobile) via its own retail distribution channels and offers fixed line telephone and broadband services under its TalkTalk brand. During 2008, Carphone Warehouse continued to pursue an aggressive pricing policy for its TalkTalk fixed telephone line and broadband bundle by standardizing the package and offering "Boost" packages (including higher download speed and additional voice calls), which are each available at a fixed incremental cost per month. Using its separate AOL brand, Carphone Warehouse continued to offer a broadband package including a free laptop and launched a fixed line telephone service.

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  Tiscali S.p.A.  Tiscali offers fixed line telephone, broadband and IP-based television services. During 2008, Tiscali continued its aggressive bundled pricing strategy.

  •
  Orange.  Orange offers a triple play of mobile phone, fixed line phone and broadband services. During 2008, Orange launched a mobile broadband package, as both a stand alone service and bundled with its fixed line broadband service.

  •
  O2.  O2 launched a fixed line broadband service in late 2007, followed by a mobile broadband service in 2008.

  Broadband Internet

        Our largest competitor in internet services is BT, which provides broadband internet access services over its own DSL network both as a retail brand and as a wholesale service. As of April 1, 2009, the prices charged by BT to other internet service providers, or ISPs, may be increased by an amount yet to be determined by the U.K. Office of Communications, or Ofcom.

        An increasing number of companies are deploying their own network access equipment in BT exchanges via a process known as local loop unbundling, or LLU. LLU allows an ISP to reduce the recurring operating costs incurred through BT Wholesale by reducing the proportion of traffic that must travel directly over BT's network. LLU deployment requires a substantial capital investment to implement, and requires a large customer base to deliver a return on investment. By the end of 2008, both Carphone Warehouse and BSkyB had rolled out significant LLU networks (with approximately 80% and 70% coverage, respectively, in the U.K.). Other operators such as Orange and Tiscali were also deploying LLU to some degree.

        In addition to the increasing competition and pricing pressure in the broadband market arising as LLU players look to gain the customer scale to make a return on their investment, there is the longer term threat of new access technology. 3G mobile technology, other wireless technologies such as Wi-Fi and Wi-Max, and mobile broadband may subject us to increased competition over time in the provision of broadband services.

  Cable Television

        We compete primarily with BSkyB in providing pay DTV to residential customers in the U.K. BSkyB is the only pay satellite television platform in the U.K. and has a high market share of the U.K. pay television market. BSkyB owns the U.K. rights to both standard definition and HD versions of various sports and movie programming content, which it has used to create some of the most popular premium pay television channels in the U.K. BSkyB is therefore both our principal competitor in the pay television market, and an important supplier of premium television content to us.

        Residential customers may also receive digital terrestrial television, or DTT. Digital signals are delivered to customer homes through a conventional television aerial and a separately purchased set-top box or an integrated digital television set. The free-to-air DTT service in the U.K. is branded Freeview. This service is provided by a consortium of operators, including the BBC, and offers customers a limited range of television channels, which include the traditional analog channels. Customers do not pay a monthly subscription fee for basic Freeview service but must acquire a Freeview enabled set-top box or a television with a digital tuner. During 2007, according to Ofcom, Freeview became the U.K.'s most popular digital television service. Other developments included the launch of a new range of Freeview enabled digital television recorders under the brand "Freeview+". In 2008, the BBC launched an initiative aimed at increasing distribution of their iPlayer content over different digital platforms, including Freeview. This initiative, known as Project Canvas, involves the development of uniform standards for the delivery of content over broadband via a new type of set-top box. Project Canvas is intended to provide an open platform, allowing any broadcaster to make its content available via Project Canvas enabled television set-top boxes. If implemented, the availability of a standardized broadband enabled television platform may result in increased competition for pay television broadcasters.

        Residential customers may also supplement Freeview DTT offerings by subscribing to additional content through Top Up TV. Top Up TV is a pay television service offering selected programs from over twenty pay television channels for a fixed fee to subscribers who otherwise receive Freeview and have purchased a Top Up TV digital video recorder.

        In May 2008, BBC and ITV launched its joint venture Freesat, a free-to-air digital satellite alternative to Freeview DTT service. Freesat offers approximately 80 subscription-free channels, including some high definition channels such as BBC HD and ITV HD. Freesat channels are delivered to the home through a separately purchased satellite receiver. Freesat also offers a range of digital television recorders under the brand "Freesat+".

        Residential customers may also access digital television content by means of internet protocol television, or IPTV. BT Vision, a combined DTT television service and a video-on-demand service offered over a DSL broadband connection, is available nationally and Tiscali has continued to expand its service coverage beyond parts of the London metropolitan area. BSkyB also offers a video-on-demand service over a broadband connection, Sky Player TV, which provides live streamed TV and video-on-demand on a subscription basis.

        There is also a growing demand for full-length video content via broadband connections to the personal computer. Content owners, online aggregators and television channel owners are increasingly using broadband as a new digital distribution channel direct to consumers. Current business models tend to be on a pay-per-transaction basis. While this represents a potential disintermediation threat to pay television platforms, we believe that the actual demand and willingness to pay for broadband distributed content is unlikely to represent sufficient revenues and benefit to content owners to displace pay television as a preferred distribution channel in the medium term.

        Telecommunications is a constantly evolving industry and there are a number of new and emerging technologies which can be used to provide video services that are likely to compete with our DTV and video-on-demand services. These include DSL services mentioned above and third generation, or 3G, mobile telephony. We expect that there will continue to be many advances in communications technology and in content. These advances, together with changes in consumer behavior, and in the regulatory and competitive environments, mean that it will be difficult to predict how our operations and businesses will be affected in the future.

        The U.K. government has stated that it will terminate ATV transmission by 2012. Consumers wishing to receive television services will have to convert to DTV, currently available via cable, digital satellite, DTT or DSL. However, when ATV transmission is terminated, the DTT signal and network may be strengthened. This will enable DTT to be made available to additional customers' homes that cannot currently receive a signal. It may also provide additional capacity to allow the Freeview channel line-up to be expanded to include new channels.

  Fixed Line Telephone

        We compete primarily with BT in providing telephone services to residential customers in the U.K. BT occupies an established market position as the former state-owned incumbent. We also compete with other telecommunications companies that provide telephone services, either directly through LLU or indirectly, including Carphone Warehouse under the brand name TalkTalk, BSkyB, Tiscali, Orange and Tesco.

        We also compete with mobile telephone networks that may threaten the competitive position of our networks by providing a substitute to fixed line telephone services. Mobile telephone services also contribute to the competitive price pressure in fixed line telephone services.

        There is also competition from companies offering voice over internet protocol, or VoIP, services using the customer's existing broadband connection. These include services offered by independent providers, such as Vonage and Skype, as well as those affiliated with established competitors such as BT and Orange. These services generally offer free calls between users of the same service, but charge for calls made to normal phone numbers either on a flat monthly rate for unlimited calls (typically restricted to geographic areas) or on a pence per minute rate.

  Mobile

        Our key competitors in mobile telephony are mobile network operators, such as O2, Vodafone, Orange, T-Mobile and 3 UK. In addition, Virgin Mobile competes with other mobile virtual network operators, including Tesco Mobile, Carphone Warehouse and ASDA.

Business Segment

        The U.K. business telecommunications market is characterized by strong competition and ongoing consolidation. The market is comprised of traditional network operators such as BT and C&W, virtual network operators such as Vanco plc, or Vanco, and systems integrators like Affiniti, a trading name of Kingston Communications (Hull) Plc. While BT represents the main competitive threat nationally due to its network reach and product portfolio, the acquisition of THUS Group plc by C&W in 2008 has further strengthened C&W's position in the market. Other providers compete within specific product and geographic segments with Affiniti and COLT Telecom Group plc, or COLT Telecom, for example, having network advantages within certain regions.

        Within retail markets, traditional competitors are becoming increasingly focused, with organizations such as C&W targeting the largest national and multi-national corporations. We continue to focus on small, medium and large nationally oriented businesses and public sector organizations where leveraging our network asset can provide an economic advantage.

        System integrators, or SIs, are also becoming an increasing competitive threat, as IT integration, management and outsourcing begins to form an element of many larger organizations' requirements. ntl:Telewest Business seeks to address this as an opportunity to drive sales of access network, the underlying infrastructure for integrated IT systems, and has established a SI channel within the Service Provider sales team.

        Competition in the U.K. business telecommunications market continues to be based on value for money, the key components of which are quality, reliability and price. In the future, further competition from mobile operators is expected, as they explore strategies to enter the fixed line market with convergence propositions to our target customers.

Content Segment

        Virgin Media TV supplies basic television programming to the U.K. multi-channel television market and generates revenues largely on advertising and subscription revenues from that television programming.

        Virgin Media TV's television programming competes with other broadcasters and its advertising revenues are dependent on market share. Market and economic factors apart from individual channel performance may also adversely influence subscription and advertising revenues or carriage of the channels. Virgin Media TV's primary customer, other than Virgin Media itself, is BSkyB, which in 2007 used its dominance in the pay television market to substantially reduce carriage subscription payments made to Virgin Media. As we are dependent upon carriage of our programming in order to attract advertising revenue, BSkyB has considerable power to renegotiate the fees that we charge for our programs. In 2008, we entered into a new carriage agreement with BSkyB for continued and extended carriage of our Virgin Media TV channels on its satellite platform, at higher rates than under the previous contract.

        Virgin Media TV competes for program rights with broadcasters transmitting similar channels. As a result of this and competition for a limited number of well-known program rights, the price of these program rights is increasing and could increase further, thereby limiting Virgin Media TV's ability to purchase that programming for transmission on its channels or adversely affecting the profitability of its channels. UKTV, Virgin Media's joint ventures with the BBC, could be affected by similar factors, although this is less likely due to a 'first look' program agreement with the BBC.

        Virgin Media TV's advertising sales department, IDS, competes with the sales departments of BSkyB, ITV, Channel 4 and Five. Consolidation in the advertising sales market could have an adverse effect on IDS's ability to sell advertising at attractive rates.

Government Regulation

Regulation in the European Union

        The European Parliament and Commission regulate our principal business activities through directives and various other regulatory instruments which are transposed into the U.K. through national legislation.

        In particular, in February 2002, the European Commission adopted a package of new directives which, together, set out a new framework for the regulation of electronic communications networks and services throughout the European Union, or EU. This new framework consisted of four directives, namely:

  •
  Directive 2002/21 on a common regulatory framework for electronic communications networks and services (the Framework Directive);

  •
  Directive 2002/20 on the authorization of electronic communications networks and services (the Authorization Directive);

  •
  Directive 2002/19 on access to and interconnection of electronic communications networks and associated facilities (the Access and Interconnection Directive); and

  •
  Directive 2002/22 on universal service and users rights relating to electronic communications networks and services (the Universal Service Directive).

        This package of directives was supplemented, subsequently, by the Communications and Privacy Directive which dealt with, among other things, data protection issues in relation to the provision of electronic communications services.

        The U.K. Government incorporated these directives into its national laws under the Communications Act 2003, which came into effect on July 25, 2003, and the Communications Privacy Regulations, which came into effect on December 11, 2003.

        During 2006, the European Commission commenced a review of these directives (the Regulatory Framework Review). This review led to the publication of a number of draft amending directives in November 2007. The amendments to the directives are currently being discussed between the European Parliament, the European Commission and the European Council as the parties seek to reach a compromise position. The final form of the directives and the timing for their adoption is therefore currently unclear.

        In June 2007, the EU Roaming Regulation (the Roaming Regulation) imposed new retail and wholesale price controls on international mobile voice roaming within the EU and required greater levels of transparency of retail pricing information.

        At the retail level, operators such as Virgin Mobile were required to offer a per minute "Eurotariff" and consequently, in August 2007, Virgin Mobile reduced its standard retail prices for voice roaming calls within the EU in line with the Eurotariff requirements. Virgin Mobile will further reduce its standard retail prices in July 2009, in line with the further reductions in the Eurotariff mandated in the roaming regulations. At the wholesale level, charges paid by carriers such as Virgin Mobile were capped until 2010. The Commission is currently consulting on extending the regulation for a further three years with new maximum limits on retail Eurotariffs and extending the regulation to require a Eurotariff for SMS messages and greater transparency for customers as well as wholesale caps for data roaming. The Commission proposes the introduction of the Eurotariff for SMS messages to be introduced by July 1, 2009.

Regulation in the U.K.

        We are subject to regulation under the Communications Act 2003, the Broadcasting Acts 1990 and 1996 and other U.K. statutes and subordinate legislation. The Communications Act 2003 established a regulatory authority, the Office of Communications (Ofcom), as the single regulatory authority for the entire communications sector.

        Under the Communications Act 2003, communications providers, such as ourselves, are no longer required to hold individual licenses in order to provide electronic communications networks and services, although certain licenses are required (see below under "Cable TV Regulation") in order to own or operate TV channels or to provide certain facilities such as electronic program guides on the cable TV platform or to hold radio frequency spectrum. Even so, all communications providers are subject to a set of basic conditions imposed by Ofcom, which are known as the General Conditions of Entitlement. Any breach of these conditions could lead to the imposition of fines by Ofcom and, ultimately, to the suspension or revocation of a company's right to provide electronic communications networks and services.

The General Conditions of Entitlement and Significant Market Power Conditions

        Full details of the General Conditions of Entitlement are available on Ofcom's website (www.ofcom.org.uk). Some of the requirements under the General Conditions of Entitlement include:

  •
  a requirement to negotiate interconnection arrangements with other network providers;

  •
  a requirement to ensure that any end-user can access the emergency services and that accurate customer location data is made available to the emergency services;

  •
  a requirement to offer outbound number portability to customers wishing to switch to another network provider and to support inbound number portability where we acquire a customer from another network provider;

  •
  a requirement to comply with a number of high-level obligations designed to address consumer harm associated with broadband migrations;

  •
  a requirement to ensure that any end-user can access a directory enquiry service;

  •
  a requirement to publish up-to-date price and tariff information; and

  •
  a requirement to provide itemized billing on request from any customer.

        In addition to the General Conditions of Entitlement, Ofcom imposes further conditions on providers of electronic communications networks or services that have significant market power, or SMP, in identified markets. In regulatory terms, SMP equates to the competition law concept of dominance. The EU regulatory framework adopted in 2002 required Ofcom to carry out a number of initial market reviews to establish which providers held SMP in these markets, and should therefore be subject to further conditions, and to keep these markets and any other relevant markets identified by Ofcom under regular review. This resulted in BT being found to have SMP in a substantial number of markets and, as a result, being made subject to further regulatory requirements in both wholesale and retail markets. Virgin Media, like all fixed line operators, has SMP in the market for termination on its own fixed network. Ofcom is about to undertake a review of the fixed narrowband wholesale and retail markets in 2009 but at this stage it is too early to predict the outcome.

Next Generation Access

        In September 2007, Ofcom commenced a consultation process to consider whether changes to current regulation were required in order to stimulate investment in, and thereby the deployment of, high-speed broadband networks and infrastructure, referred to as Next Generation Access, or NGA. This initiative is being undertaken in conjunction with other governmental (and EU) policy initiatives, with Ofcom due to publish its conclusions in the spring of 2009. Given the early developmental stages of NGA within the U.K., we currently expect the conclusions to be in the form of broad principles rather than specific prescribed regulation.

Cable TV Regulation

        Although we are no longer required to hold individual licenses to provide electronic communications networks and services, we are still required to hold individual licenses under the Broadcasting Acts 1990 and 1996 for any television channels which we own or operate and for the provision of certain other services (e.g. electronic program guides) on our cable TV platform. We therefore hold a number of Television Licensable Content Service Licenses, or TLCS licenses, under the Broadcasting Act 1990 for the operation of television channels and for the provision of our electronic program guide.

        TLCS licenses are granted and administered by Ofcom. The licenses require that each licensed service complies with a number of Ofcom codes, including the Broadcasting Code, and with all directions issued by Ofcom. Breach of any of the terms of a TLCS license may result in the imposition of fines on the license holder and, ultimately, to the license being revoked. Holders of TLCS licenses are required to pay an annual fee to Ofcom. The fees are related to the revenue earning capacity of each television service and are based on a percentage, set by Ofcom, of revenues from advertising, sponsorship, subscriptions and interactive services, with special rules applying to shopping channels.

        In October 2006, Ofcom commenced a review of the various ways and the terms on which operators of digital TV platforms in the U.K. (including ourselves) allow access to their platforms for third party TV channels and content providers. This review has not yet progressed beyond its initial stages. It is not possible, therefore, to predict the outcome of this review and whether access to digital TV platforms in general or to specific platforms in particular, will become more heavily regulated as a result.

Pay TV Market Investigation

        In January 2007, we made a joint submission to Ofcom with BT, Setanta Sport Holdings Limited (Setanta) and Top Up TV Europe Limited (Top Up) indicating that there are a number of features of the U.K. pay TV market which result in competition being prevented, restricted or distorted and that BSkyB is able to exploit these features to marginalize and even foreclose competitors at all levels of the pay TV market value chain.

        Following this submission, Ofcom announced in March 2007 that it would be carrying out a study of the U.K. pay TV market to determine whether the market was functioning effectively. We made a further, more detailed, joint submission to Ofcom with BT, Setanta and Top Up in July 2007. Ofcom published its first consultation document in December 2007 outlining its initial assessment of the pay TV market. This was followed by a second consultation in September 2008 whereby Ofcom proposes to address concerns about competition in the pay TV market by imposing a regulated wholesale must-offer obligation on BSkyB in relation to specific premium sport and movie channels, including the HD versions of those channels. We submitted detailed responses to both of Ofcom's consultations. Ofcom's next formal stage will be to publish a further document based on the responses it received to the second consultation. This is unlikely to be a final decision but should be determinative on the majority of the issues. The exact timing of this is unclear at this stage, but we expect it to be by August 2009.

        Ofcom is also consulting on a proposal by BSkyB to replace its three free-to-air channels on Freeview with a bundled offering of five pay TV services, referred to as Picnic, including the Sky Sports 1 and Sky Movies. Ofcom is running the consultation process in conjunction with the Pay TV Market Investigation and therefore the exact timing of any further consultations is unclear at this stage.

Digital Britain Report

        In January 2009, the U.K. government published a preliminary report (the Interim Digital Britain Report) which is aimed at providing "an ambitious and clear strategic vision from Government and a new and stronger sense of co-operation between Government, regulators and industry" to secure the U.K.'s place at the forefront of the digital economy. The preliminary report outlines the government's plans to identify any market failures that may impede a full roll-out of digital infrastructure in the U.K., its commitment to act, where necessary, to ensure the timely delivery of high-speed networks across the U.K. and to consider whether any further measures are necessary to ensure universal access to broadband services. Following the publication of the Interim Digital Britain Report, the government will work closely with industry participants and regulators through a number of working groups and meetings to consider specific proposals, with a view to publishing a final report in summer of 2009. At this stage, we are unable to assess the impact that the final report may have on our business.

Corporate Responsibility

        We are committed to demonstrating corporate responsibility, or CR, across all of our business activities. We have implemented a CR governance structure to deliver more effective scrutiny and management of the issues most likely to impact our reputation as a responsible business. During 2008, we deployed a risk management process to identify and better understand CR issues related to our business. Our CR Committee, chaired by our chief executive officer and comprised of members of our senior management, convenes quarterly and advises on the most effective means of managing the CR risk and opportunity that emerge from this process. We also appointed CR Champions across each of our divisions to provide the CR Committee with operational insight into area-specific challenges.

        Our approach to managing CR was communicated to a wide range of stakeholders with the publication of our first CR Report in June 2008. The CR Report addressed our view of our responsibilities to our customers and employees, our commitment to support charities and communities, our commitment to improve our environmental performance and outlined a clear set of objectives for further improvement of our CR performance.

Seasonality

        Some revenue streams are subject to seasonal factors. For example, fixed line telephone usage revenue by customers and businesses tends to be slightly lower during summer holiday months, mobile customer acquisition and retention costs generally increase in the fourth quarter of each year due to the important Christmas period and mobile average revenue per unit, or ARPU, generally decreases in the first quarter of each year due to the fewer number of days in February and lower usage after the Christmas period. Our consumer on-net churn rates include persons who disconnect their service because of moves, resulting in a seasonal increase in our churn rates during the summer months when higher levels of U.K. house moves have traditionally occurred and students leave their accommodation between school years. In addition, our Content segment has a seasonally higher programming spend in the fourth quarter.

Research and Development

        Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

Patents, Trademarks, Copyrights and Licenses

        We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We own or have the right to use registered trademarks, which in some cases are, and in others may be, of material importance to our business, including the exclusive right to use the "Virgin" name and logo in connection with our corporate activities and in connection with the activities of our consumer and a large part of our content businesses under license from Virgin Enterprises Limited. This license is for a 30-year term and exclusive to us within the U.K. and Ireland. The license entitles us to use the "Virgin" name for the television, broadband internet, telephone and mobile phone services we provide to our residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. For our content operations, we are entitled to use the "Virgin Media Television" name for the creation, distribution and management of our wholly- owned television channels, and to use the "Virgin" name for our television channel, Virgin1. Our license agreement provides for an annual royalty of 0.25% of certain consumer and content revenues, subject to a minimum annual royalty of £8.7 million, except for Virgin1, where we pay an annual royalty of 0.5% of revenues received with respect to Virgin1, subject to a minimum of £100,000. As part of the agreement, we have the right to adopt, and have adopted, a company name for our parent, Virgin Media Inc., over which, together with the name "Virgin Media", we retain worldwide exclusivity.

Employees

        As of December 31, 2008, we had 14,609 employees, of whom 13,380 were permanent and 1,229 were temporary or contract. Approximately 1,200 Service Operations, Network Operations, Design & Civils and Business Field Operations employees are covered by recognition agreements with the Communication Workers Union, or CWU, and the Broadcasting, Entertainment, Cinematograph and Theatre Union, or BECTU. These agreements are terminable by either the Union or us with three months' written notice. Except for these arrangements, no other employees are covered by collective bargaining agreements. We believe that our relationship with the CWU, BECTU and our employees is generally good.

        Our strategy is to become an employer of choice within our U.K. marketplace and to ensure we deploy and retain a highly productive workforce. We have implemented a number of initiatives to promote a well trained, motivated and engaged workforce. We provide quality induction and job training, together with ongoing skills development, to all of our employees. We also continue to invest in the development of our mid- to senior- level management team. In addition, in 2008 we implemented a consistent performance management process across the organization, which sets clear annual objectives (related to both business and personal development), established incentive-based awards and continued the ongoing refurbishment and improvement of the working environment. We also have a number of other ongoing engagement initiatives, including employee satisfaction surveys and action plans, a recognition scheme, brand/culture training, and local charity and community activities.

ITEM 6.    SELECTED FINANCIAL DATA

        The selected consolidated financial information presented below should be read in conjunction with the consolidated financial statements and notes thereto and the information contained in our Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this document. Historical results are not necessarily indicative of future results.

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up in accordance with the requirements of FAS 144 and we have retrospectively adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        On July 4, 2006, we acquired 100% of the outstanding shares and options of Virgin Mobile, the largest mobile virtual network operator in the U.K., with approximately 4.1 million customers as of December 31, 2008, through a U.K. Scheme of Arrangement.

        On March 3, 2006, NTL merged with a subsidiary of Telewest, which changed its name to NTL Incorporated. As this transaction was accounted for as a reverse acquisition, the financial statements included in this document for the period through March 3, 2006 are those of NTL, which is now known as Virgin Media Holdings Inc., and for the period since March 3, 2006, these financial statements reflect the reverse acquisition of Telewest. See note 4 to the consolidated financial statements of Virgin Media Inc.

        On May 9, 2005, we sold our operations in the Republic of Ireland. The results of operations of the Ireland operations have been removed from our results of continuing operations for all periods presented. Following the disposal of our operations in the Republic of Ireland, all of our revenue from continuing operations and substantially all of our assets are denominated in U.K. pounds sterling. Consequently, we now report our results in pounds sterling. Financial information for all periods presented has been adjusted accordingly.

        We entered into an agreement for the sale of our Broadcast operations on December 1, 2004 and closed the sale on January 31, 2005. As of December 31, 2004, we accounted for the Broadcast operations as a discontinued operation. Therefore, the results of operations of the Broadcast operations have been removed from our results of continuing operations for all periods presented.

	Year ended December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)
Statement of Operations Data:
Revenue	£3,776.8	£3,838.6	£3,413.8	£1,947.6	£2,000.3
Operating (loss) income(1)	(271.8)	28.4	20.0	(19.7)	(52.5)
Loss from continuing operations	(853.4)	(452.8)	(499.4)	(241.7)	(509.4)
Basic and diluted loss from continuing operations per share	£(2.60)	£(1.39)	£(1.70)	£(1.13)	£(2.34)
Average number of shares outstanding	328.0	325.9	292.9	213.8	218.0

(1)
The 2008 operating loss includes goodwill and intangible asset impairments of £362.2 million.

	As of December 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	£181.6	£321.4	£418.5	£832.1	£136.8
Working capital	(460.1)	(488.4)	(639.5)	529.9	(286.8)
Fixed assets	5,342.1	5,649.5	6,020.0	3,294.9	3,531.6
Total assets	9,933.3	10,503.3	11,278.5	4,988.5	5,493.3
Long term obligations	6,170.1	5,958.5	6,159.1	2,280.0	3,013.5
Shareholders' equity	2,016.2	2,810.5	3,230.1	1,955.0	1,574.5
Dividends declared per common share (in U.S. dollars)	$0.16	$0.13	$0.05	—	—

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a leading U.K. entertainment and communications business providing a "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services. As of December 31, 2008, we were the U.K.'s largest residential broadband provider and mobile virtual network operator, and the second largest provider of pay television and fixed line telephone services by number of customers. We owned and operated cable networks that passed approximately 12.6 million homes in the U.K. and provided service to approximately 4.8 million cable customers on our network. Approximately 56% of our customers on our network were "triple-play" customers, receiving broadband internet, television and fixed line telephone services from us. In addition, we provided mobile telephone service to 3.5 million pre-pay mobile customers and 0.6 million contract mobile customers over third party networks.

        Through ntl:Telewest Business, which also operates under the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K. Through Virgin Media Television, or Virgin Media TV, we also provide a broad range of programming through our wholly owned channels, such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide. On April 1, 2009, we sold our sit-up reporting unit. sit-up operated a portfolio of auction-based retail television channels and was formerly included within our Content segment.

        Our previously reported operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. In November 2008, we announced a restructuring plan aimed at creating a fully-integrated, customer-focused organization. Pursuant to our restructuring plan, we are implementing a new operating model for our organization, aimed at delivering significant improvements in customer focus, product delivery and management, and providing clearly defined divisions to streamline our decision-making processes. We have also realigned our internal reporting structure and the related financial information used by our management, including our chief operating decision maker, to assess the performance of our business. Our new operating segments reflect this revised, customer-focused structure and, we believe, will enable us to respond more effectively to rapid changes in the market:

  •
  Consumer:  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and to a lesser extent off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

  •
  Business:  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

  •
  Content:  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

        For further discussion of our business, please refer to Item 1 of this document.

Revenue

        Our revenue by segment for the years ended December 31, 2008, 2007 and 2006 was as follows (in millions):

	Year ended December 31,
	2008		2007		2006
Consumer	£3,029.0	80.2%	£3,087.3	80.4%	£2,687.8	78.7%
Business	626.0	16.6	641.8	16.7	614.0	18.0
Content	121.8	3.2	109.5	2.9	112.0	3.3

	£3,776.8	100.0%	£3,838.6	100.0%	£3,413.8	100.0%

        The principal sources of revenue within each segment are:

Consumer

  •
  monthly fees and usage charges for telephone services, cable television services and internet access;

  •
  mobile services—monthly fees and usage charges for airtime, data, long-distance calls and roaming; and

  •
  mobile handset and other equipment—charges for the supply of equipment.

Business

  •
  monthly fees and usage charges for inbound and outbound voice, data and internet services and charges for transmission, fiber and voice services provided to retail and wholesale customers over our national network.

Content

  •
  advertising—fees for television airing of advertising from advertisers or advertising agencies; and

  •
  programming services—on transmission of television programs to other pay television providers.

Expenses

        The principal components of our operating costs and selling, general and administrative expenses within each segment include:

Consumer

  •
  payroll and other employee-related costs;

  •
  television programming costs;

  •
  interconnect costs paid to carriers relating to call termination services;

  •
  marketing and selling costs;

  •
  purchase costs of mobile handsets and other equipment; and

  •
  subscriber acquisition costs.

Business

  •
  payroll and other employee-related costs;

  •
  interconnect costs paid to carriers relating to call termination services; and

  •
  marketing and selling costs.

Content

  •
  television production programming costs;

  •
  amortization of television and movie program costs;

  •
  leased satellite transponder costs; and

  •
  payroll and other employee-related costs.

Other

  •
  costs of maintaining our cable network infrastructure and IT systems;

  •
  repairs and maintenance costs;

  •
  facility-related costs, such as rent, utilities and rates; and

  •
  allowances for doubtful accounts.

Acquisitions and Disposals

Disposal of sit-up

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

        In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods as of March 31, 2009. These consolidated financial statements reflect sit-up as assets and liabilities held for sale and and discontinued operations and we have adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        Revenue of the sit-up business, reported in discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £241.8 million, £238.6 million and £190.6 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £66.6 million, £10.7 million and £9.8 million, respectively. Revenue related to the carriage of the sit-up channels recognized in our Consumer segment that had previously been eliminated for consolidation purposes was £2.7 million, £3.5 million and £2.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Acquisition of Virgin Mobile

        On July 4, 2006, we acquired 100% of the outstanding shares and options of Virgin Mobile through a U.K. Scheme of Arrangement for a purchase price totaling £953.2 million, including cash of £419.2 million, common stock valued at £518.8 million and direct transaction costs of £15.2 million.

Reverse Acquisition of Telewest

        On March 3, 2006, NTL merged with a subsidiary of Telewest and the merger has been accounted for as a reverse acquisition of Telewest using the purchase method. In connection with this transaction,

Telewest changed its name to NTL Incorporated, and has since changed its name to Virgin Media Inc. The total purchase price was £3.5 billion, including cash of £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £29.8 million and direct transaction costs of £25.1 million.

Factors Affecting Our Business

        A number of factors affect the performance of our business, at both a general and segment level.

General

        Factors that affect all of the segments in which we operate are as follows:

        General Macroeconomic Factors.    General macroeconomic factors in the U.K. have an impact on our business. For example, during an economic slowdown, consumers and businesses may be less willing, or able to purchase our products or upgrade their existing services. We may also experience increased churn and higher bad debt expense. In addition, as expenditures by advertisers are sensitive to economic conditions and tend to decline in recessionary periods and other periods of uncertainty, a slowing economy is likely to be accompanied by a decrease in advertising revenues generated through our television programming and broadband internet platforms, except to the extent offset by an increase in our share of the advertising market.

        Currency Movements.    We encounter currency exchange rate risks because substantially all of our revenue and operating costs are earned and paid primarily in U.K. pounds sterling, but we pay interest and principal obligations with respect to a portion of our existing indebtedness in U.S. dollars and euros. We have in place hedging programs that seek to mitigate the risk from these exposures. While the objective of these programs is to reduce the volatility of our cash flows and earnings caused by changes in underlying currency exchange rates, not all of our exposures are hedged, and not all of our hedges are designated as such for accounting purposes. Additionally, we do not hedge the principal portion of our convertible senior notes. We also purchase goods and services in U.S. dollars, euros and South African rand, such as TV programming, customer premise equipment and network maintenance services and some of these exposures are not hedged.

        Integration and Restructuring Activities.    In the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. While we anticipate significant cost savings from the plan and that the annual savings from and after 2010 will exceed the annual costs, we expect that 2009 costs will exceed 2009 savings. These costs will include purchases of fixed assets, lease and contract exit costs, employee termination costs and other restructuring and restructuring-related expenses, some of which will be classified as restructuring costs under Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146. In total, we expect to incur operating expenditures of between £140 million to £160 million and capital expenditures of between £30 million to £40 million in connection with this plan over a three-year period. Our financial performance may be negatively affected if we are unable to implement our restructuring plan successfully and realize the anticipated benefits.

        Capital Expenditures.    Our business requires substantial capital expenditures on a continuing basis for various purposes, including expanding, maintaining and upgrading our cable network, investing in new customer acquisitions, and offering new services. If we do not continue to invest in our network and in new technologies, our ability to retain and acquire customers may be hindered. Therefore, our liquidity and the availability of cash to fund capital projects are important drivers of our revenue. When our liquidity is restricted, so is our ability to meet our capital expenditure requirements.

Consumer Segment

        In our Consumer segment, on-net customers account for the majority of our revenue. The number of customers, the number and types of services that each customer uses and the prices we charge for these services drive our revenue. Our profit is driven by the relative margins on the types of services we provide to these customers and by the number of services that we provide to them and, with respect to our mobile customers, by usage levels of our services. For example, on-net broadband internet is more profitable than our television services and, on average, our "triple-play" customers are more profitable than "double-play" or "single-play" customers. Similarly, over the service term our contract mobile customers are more profitable than our prepay mobile customers, and provide a better opportunity for cross-sell of our on-net products. We actively promote "quad-play" services and our packaging of services and our pricing are designed to encourage our customers to use multiple services such as television, fixed and mobile telephone and broadband at a lower price than each stand-alone product on a combined basis. Factors particularly affecting our Consumer segment include average revenue per user, or ARPU, churn, competition, seasonality and distribution.

        On-net ARPU.    On-net ARPU is a measure we use to evaluate how effectively we are realizing potential revenue from our residential cable customers on our network. We believe that our "triple-play" cable offering of television, broadband and fixed line telephone services is attractive to our existing cable customer base and generally allows us to increase our on-net ARPU by facilitating the sale of multiple services to each customer. On-net ARPU excludes any revenue from our Mobile customers.

        Mobile ARPU.    Mobile ARPU is a measure we use to evaluate how effectively we are realizing revenue from our mobile customers. The mix of prepay and contract customers and level of usage have a material impact on Mobile ARPU. The mix of our customer base is changing as we focus on acquiring higher lifetime value contract customers, particularly through cross-selling to our on-net customer base, rather than lower lifetime value prepay customers. Consequently, the number of prepay customers is expected to decline in 2009, along with prepay usage.

        Churn.    Churn is a measure of the number of customers who stop subscribing to any of our services. An increase in our churn can lead to increased costs and reduced revenue. We continue to focus on improving our customer service and enhancing and expanding our service offerings to existing customers in order to manage our churn rates. Our ability to reduce our churn rates beyond a base level is limited by factors like competition, the economy and, in respect of our on-net cable business, customers moving outside our network service area, in particular during the summer season. Managing our churn rates is a significant component of our business plan. Our churn rates may increase if our customer service is seen as unsatisfactory, if we are unable to deliver any of our services without interruption, if we fail to match offerings by our competitors, if we increase our prices, if there is an improvement in the U.K. housing market or if there is a prolonged economic downturn.

        Competition.    Our ability to acquire and retain customers and increase revenue depends on our competitive strength. There is significant and increasing competition in the market for our consumer services, including broadband and telephone services offered by British Telecom, or BT; resellers or local loop unbundlers, such as British Sky Broadcasting Group plc, or BSkyB, and Carphone Warehouse (Talk Talk); alternative internet access services like DSL; satellite television services offered by BSkyB and by BBC and ITV through Freesat; digital terrestrial television offered through Freeview; internet protocol television offered by Tiscali S.p.A. and BT; and mobile telephone, television and data services offered by other mobile telephone operators including O2, Vodafone, Orange, T-Mobile and 3, and from other mobile virtual network operators, including Tesco Mobile, BT Mobile and Carphone Warehouse. In addition, certain competitors, such as BT, BSkyB and large mobile network operators are dominant in markets in which we compete and may use their dominance in those markets to offer bundled services that compete with our product offerings. As a result of increased competition, we have had to, and may be required to continue to, adjust our pricing and offer discounts to new and existing customers in order to attract and retain customers.

        Seasonality.    Some of our Consumer revenue streams are subject to seasonal factors. For example, telephone usage revenue by residential customers tends to be slightly lower during summer holiday months. In the fourth quarter of each year, our mobile customer acquisition and retention costs typically increase due to the Christmas holiday period. Our Mobile ARPU generally decreases in the first quarter of each year due to the fewer number of days in February and lower usage after the Christmas holiday period. Our on-net churn rates include persons who disconnect their service because of moves, resulting in a seasonal increase in our churn rates during the summer months when higher levels of U.K. house moves occur and students leave their accommodation between academic years.

        Distribution.    We primarily rely upon third parties to distribute our mobile products and services. If any of these distribution partners were to cease to act as distributors for our products and services, or the commissions or other costs charged by the third parties were to increase, our ability to gain new mobile customers or retain existing customers may be adversely affected. We also distribute our products through our own retail outlets.

Business Segment

        Factors particularly affecting our Business segment include competition, pricing and operational effectiveness.

        Competition.    Our ability to acquire and retain business customers and increase revenue depends on our competitive strength. There is significant and increasing competition in the market for our business services, including data and voice services offered by BT, Cable & Wireless plc, virtual network operators and systems integrators. While BT represents the main competitive threat nationally due to its network reach and product portfolio, other providers compete within product and geographic segments. Other providers, such as Thus plc, Kingston Communications (Hull) plc and COLT Telecom Group plc, compete with us in specific regions.

        Pricing.    Competition in the U.K. business telecommunications market continues to be based on value for money, the key components of which are quality, reliability and price. Particularly, in the current challenging economic conditions, price is becoming an increasingly important factor. Certain of BT's product pricing is regulated by the U.K. Office of Communications, however, in respect of non regulated product pricing, the market is increasingly price sensitive.

        Operational Effectiveness.    Because of the extensive use of optical fiber in our access networks, we are also able to provide high-speed ethernet services directly to business customers and provide nationwide area networking to these customers via our core networks. Business customers require timely installation services and our ability to meet required timescales and commence providing services may impact our revenues. We regularly rely on third party suppliers to connect business customers and we have a variety of alternative methods to connect our national telecommunications network to the premises of business customers that are located outside of our cabled areas.

Content Segment

        Factors particularly affecting our Content segment include competition, the number of buyers for our television channels across limited distribution platforms, our access to content, seasonality and advertising revenue.

        Competition.    Our television channels compete with other broadcasters for advertising revenues, subscription revenues and programming rights. IDS, our advertising sales department, competes with advertising sales operations representing other television broadcasters.

        Limited Number of Buyers and Distribution Platforms.    All of our channels are carried on our cable platform and on the satellite platform owned by BSkyB. A few of our channels are also carried on the free-to-air digital terrestrial television platform known as Freeview. Therefore, the principal third-party buyer of our television channels is BSkyB. Other than BSkyB, there are no significant buyers of our television channels.

        Access to Content.    Most of the television content on the Virgin Media TV channels is purchased, mainly from the U.S., and because there is a limited supply of content available and an increasing number of digital channels in the U.K., Virgin Media TV has experienced and may continue to experience an increase in the cost of its imported programming. Exchange rate movements have also resulted in increased programming costs and may continue to do so.

        Seasonality.    Our Content segment incurs increased costs in the fourth quarter of each year due to the need to provide enhanced programming over the important Christmas holiday period.

        Advertising Revenue.    The majority of revenue for Virgin Media TV is from advertisers. Consequently, Virgin Media TV's revenue is directly affected by changes in the total spend on television advertising in the U.K., the viewing levels for its channels and the proportion of the U.K. advertising market represented by IDS.

Critical Accounting Policies

        Our consolidated financial statements and related financial information are based on the application of U.S. generally accepted accounting principles, or GAAP. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a significant impact on our financial statements. An impact could occur because of the significance of the financial statement item to which these policies relate, or because these policies require more judgment and estimation than other matters owing to the uncertainty related to measuring, at a specific point in time, transactions that are continuous in nature.

        These policies may need to be revised in the future in the event that changes to our business occur.

Impairment of Long-Lived Assets and Indefinite-Lived Assets

        Long-lived assets and certain identifiable intangibles (intangible assets that do not have indefinite lives) to be held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144. Indications of impairment are determined by reviewing undiscounted projected future cash flows. If impairment is indicated, the amount of the impairment is the amount by which the carrying value exceeds the fair value of the assets.

        Goodwill arising from business combinations, reorganization value in excess of amounts allocable to identifiable assets and intangible assets with indefinite lives, are subject to annual review for impairment (or more frequently should indications of impairment arise). Impairment of goodwill and reorganization value in excess of amounts allocable to identifiable assets is determined using a two-step approach, initially based on a comparison of the reporting unit's fair value to its carrying value; if the fair value is lower than the carrying value, then the second step compares the asset's fair value (implied fair value for goodwill and reorganization value in excess of amounts allocable to identifiable assets) with its carrying value to measure the amount of the impairment. Impairment of intangible assets with indefinite lives is determined based on a comparison of fair value to carrying value. Any excess of carrying value over fair value is recognized as an impairment loss. We evaluated our former Cable reporting unit for impairment on an annual basis as at December 31, while our former Mobile, Virgin Media TV and sit-up reporting units were evaluated as at June 30. We incurred impairment charges in 2008 in respect of our Mobile and sit-up reporting units, and we may incur further impairment charges under FASB Statement No. 142, Accounting for Goodwill and Other Intangible Assets, or FAS 142, if market values decline and we do not achieve expected cash flows.

        As a result of the business reorganization initiated in 2008, we have realigned our internal reporting structure and the related financial information used by management and the chief operating decision maker. During the first quarter of 2009, our operating structures have been revised to build a customer-focused organization able to respond effectively to rapid changes in the market, technology and customer demands through our three new customer-based segments: Consumer, Business and Content. Accordingly, we now have three reporting units consisting of Consumer, Business and Content. Our Content reporting unit will continue to be evaluated for impairment purposes as at June 30, while the Consumer and Business reporting units will be evaluated as at October 1 of each year.

        While we utilize a variety of valuation techniques to determine fair value, including market multiples and comparable transactions, estimated fair value is generally measured by discounting estimated future cash flows. All of these techniques are reliant on our long range cash flow forecasts. In estimating cash flows, we use financial assumptions in our internal forecasting model such as projected customer numbers, projected product sales mix and price changes, projected changes in prices we pay for purchases of fixed assets and services as well as projected labor costs. Considerable management judgment is necessary to estimate discounted future cash flows and those estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation. Assumptions used in these cash flow projections are consistent with our internal forecasts. If actual results differ from the assumptions used in the impairment review, we may incur additional impairment charges in the future. Assumptions made about increased competition and a further slowdown in the economy on a longer term basis could impact the valuation to be used in future annual impairment testing.

Fixed Assets

        Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations. Costs associated with initial customer installations are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

        We assign fixed assets and intangible assets useful lives that impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Our management use their experience and expertise in applying judgments about appropriate estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change, resulting in higher or lower depreciation charges or asset impairment charges.

Costs Associated with Construction and Installation Activities

        Installation revenues are recognized in accordance with the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies, in relation to connection and activation fees for cable television, as well as fixed line telephone and broadband internet services, on the basis that we market and maintain a unified fiber network through which we provide all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

        The nature and amount of labor and other costs to be capitalized with respect to construction and installation activities involves significant judgment. In addition to direct external and internal labor and materials, we also capitalize other costs directly attributable to our construction and installation activities. We continuously monitor the appropriateness of our capitalization policy and update the policy when necessary to respond to changes in facts and circumstances, such as the development of new products and services, and changes in the manner that installations or construction activities are performed.

Restructuring Costs

        As of January 1, 2003, we adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognize a liability for costs associated with restructuring activities when the liability is incurred. The adoption of FAS 146 did not have a significant effect on our results of operations, financial condition or cash flows.

        Prior to 2003, we recognized a liability for costs associated with restructuring activities at the time a commitment to restructure was given, in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

        In relation to our restructuring activities, we have recorded a liability of £55.0 million as of December 31, 2008 relating to lease exit costs of properties that we have vacated. In calculating the liability, we make a number of estimates and assumptions including the timing of ultimate disposal of the properties, our ability to sublet the properties either in part or as a whole, amounts of sublet rental income achievable including any incentives required to be given in subleases, amounts of lease termination costs, and discount rates.

Income Taxes

        Our provision for income taxes is based on our current period income, changes in deferred income tax assets and liabilities, income tax rates, and tax planning opportunities available in the jurisdictions in which we operate. From time to time, we engage in transactions in which the tax consequences may be subject to some uncertainty. Examples of such transactions include business acquisitions and disposals, issues related to consideration paid or received in connection with acquisitions, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on our interpretation of tax laws and regulations and record estimates based on these judgments and interpretations.

        At each period end, we make certain estimates and assumptions to compute the provision for income taxes including, but not limited to, the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the U.K. and the extent to which this income (or loss) may also be taxed in the U.S., permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others, and we accrue a liability when we believe an assessment is more likely than not and the amount is estimable. The impacts of revisions to these estimates are recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and as our tax environment changes.

Business Combinations

        We are required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their fair values. We engage third party appraisal firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such a valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets.

        Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from customer contracts and customer lists; the trademark's brand awareness and market position, as well as assumptions about the period of time the brand will continue to be used in the combined company's product portfolio and discount rates. Management's assumptions about fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur, which may affect management's estimates.

        Other estimates associated with the accounting for these acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. In particular, liabilities in relation to tax exposures or liabilities to restructure the pre-acquisition businesses of NTL, Telewest and Virgin Mobile, including the exit of properties and termination of employees, are revised as estimates are updated.

Recent Accounting Pronouncements

        In September 2006, FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were adopted by us in the first quarter of 2008 effective January 1, 2008, and did not have a material impact on our consolidated financial statements. We are in the process of evaluating the impact that FAS 157 will have on our non-financial assets and liabilities upon adoption in the fiscal year beginning January 1, 2009.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. FAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. We did not elect to measure any of our financial assets or liabilities at fair value as a result of the implementation of FAS 159.

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and

requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be recognized as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FAS 141(R) effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than ourselves (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in our consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FAS 161 effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, or FAS 162. FAS 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. FAS 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. We do not expect FAS 162 to have an effect on our consolidated financial statements at this time.

Consolidated Results of Operations

Consolidated Results of Operations for the Years Ended December 31, 2008 and 2007

Revenue

        For the year ended December 31, 2008, revenue decreased by 1.6% to £3,776.8 million from £3,838.6 million for the same period in 2007. This decrease was primarily due to lower revenue in our Consumer segment, driven by declining on-net telephony usage, increased on-net price discounting due to increased competition, and lower mobile revenue mainly due to lower prepay revenue as a result of fewer customers, and lower Business segment revenue. This reduction was partially offset by an increase in revenue in our Content segment. See further discussion of our Consumer, Business and Content segments below.

Expenses

        Operating costs.    For the year ended December 31, 2008, operating costs, including network expenses, decreased slightly to £1,647.1 million from £1,652.2 million during the same period in 2007. This decrease was primarily attributable to decreased operating costs in our Consumer and Business segments partially offset by increased operating costs in our Content segment. Lower employee, facilities and other network costs and reduced commissions and equipment costs related to mobile equipment sales were partially offset by increased interconnect costs related to our mobile services and increased programming costs in our Content segment following the launch of our Virgin1 channel in the fourth quarter of 2007.

        Selling, general and administrative expenses.    For the year ended December 31, 2008, selling, general and administrative expenses decreased to £828.0 million from £906.0 million for the same period in 2007. This decrease was primarily attributable to lower employee costs mainly as a result of fewer employees, lower bad debt expense and a reduction in costs in relation to marketing and our rebrand to Virgin Media in 2007. The decrease was partially offset by increased professional charges.

Restructuring and other charges

        For the year ended December 31, 2008, restructuring and other charges decreased to £22.7 million from £28.7 million for the same period in 2007. Restructuring and other charges in the year ended December 31, 2008 related primarily to contract and lease exit costs in connection with the restructuring program initiated in the last quarter of 2008 as discussed below. Restructuring and other charges in the year ended December 31, 2007 related primarily to employee termination costs and lease exit costs in connection with our restructuring programs initiated in respect of the reverse acquisition of Telewest.

        During the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. This plan will involve the incurrence of substantial operating and capital expenditures, including certain costs which we expect to treat as restructuring costs under FAS 146.

        The following table summarizes our historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by us during 2006 and the restructuring plan announced in 2008 (in millions):

	Historical Restructuring Accruals	2006 Acquisition Restructuring Accruals		2008 Restructuring Accruals
	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease and Contract Exit Costs	Total
Balance, December 31, 2007	£35.9	£12.6	£41.1	£—	£—	£89.6
Charged to expense	2.3	—	3.4	2.0	14.0	21.7
Revisions	(1.0)	(1.7)	3.7	—	—	1.0
Utilized	(20.7)	(10.9)	(9.7)	—	—	(41.3)

Balance, December 31, 2008	£16.5	£—	£38.5	£2.0	£14.0	£71.0

Depreciation expense

        For the year ended December 31, 2008, depreciation expense decreased to £902.8 million from £922.3 million for the same period in 2007. This decrease was primarily as a result of fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets, relating particularly to the upgrade and expansion of our networks, and changes in the useful economic lives of certain asset categories with effect from January 1, 2008.

Amortization expense

        For the year ended December 31, 2008, amortization expense decreased to £285.8 million from £301.0 million for the same period in 2007. The decrease in amortization expense related primarily to the final amortization of certain intangible assets, partially offset by the reduction in the remaining useful economic lives of certain intangible assets with effect from January 1, 2008.

Goodwill and intangible asset impairments

        We performed our annual impairment review for our former Mobile, Virgin Media TV and sit-up reporting units as at June 30, 2008. As a result of this review we concluded that the fair values of the Virgin Media TV and sit-up reporting units exceeded their carrying value, while the Mobile reporting unit's fair value was less than its carrying value. As at December 31, 2008, we performed our annual impairment review of the goodwill recognized in our former Cable segment and concluded that its fair value exceeded its carrying value.

        The fair value of the Mobile reporting unit was determined through the use of a combination of both market and income valuation approaches to calculate fair value. The market approach valuations in respect of the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies. The income approach valuations in respect of the Mobile reporting unit declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long term cash flow estimates. As a result, we recorded an impairment charge of £362.2 million in relation to this reporting unit in the year ended December 31, 2008.

Interest income and other, net

        For the year ended December 31, 2008, interest income and other increased to £26.1 million from £18.3 million for the year ended December 31, 2007, primarily as a result of higher interest income receivable on higher cash balances during the year, together with the non-recurrence in 2008 of losses incurred in 2007 on disposal of fixed assets. In 2007, interest income and other included gains on disposal of investments of £8.1 million, offset by losses on disposal of fixed assets of £18.8 million.

Interest expense

        For the year ended December 31, 2008, interest expense decreased to £499.4 million from £514.1 million for the same period in 2007, mainly as a result of reductions in certain loan obligations following voluntary repayments under our senior credit facility in December 2007 and April 2008, partially offset by interest on the new convertible senior notes issued in April 2008 which funded the repayment of higher cost bank debt.

        We paid cash interest of £515.8 million for the year ended December 31, 2008 and £486.9 million for the year ended December 31, 2007. The increase in cash interest payments resulted from changes in the timing of interest payments.

Loss on extinguishment of debt

        For the year ended December 31, 2008, loss on extinguishment of debt was £9.6 million which related to the write off of deferred financing costs as a result of the prepayment of £804.0 million under our senior credit facility during the year. For the year ended December 31, 2007, loss on extinguishment of debt was £3.2 million which related to the write off of deferred financing costs as a result of the prepayment of £273.6 million under our senior credit facility during the year.

Share of income from equity investments

        For the year ended December 31, 2008, share of income from equity investments was £14.4 million as compared with income of £17.7 million for the same period in 2007. The share of income from equity investments in the years ended December 31, 2008 and 2007 was largely comprised of our proportionate share of the income earned by UKTV, which was partially offset by the losses incurred by Setanta Sports News. See Segmental Results of Operations for the Years Ended December 31, 2008 and 2007—Television Channel Joint Ventures.

Gains (losses) on derivative instruments

        The gain on derivative instruments of £283.7 million in the year ended December 31, 2008, mainly related to unrealized gains from the recognition of favorable mark to market changes in U.S. dollar and euro denominated cross-currency interest rate swaps which are not designated as accounting hedges but do economically mitigate the risk of certain exposures denominated in U.S. dollars and euros. The loss on derivative instruments of £2.5 million in the year ended December 31, 2007, primarily related to unrealized losses on cross-currency interest rate swaps not designated as hedges offset by hedge ineffectiveness on certain interest rate swaps. See Derivative Instruments and Hedging Activities.

Foreign currency (losses) gains

        For the year ended December 31, 2008, foreign currency losses were £403.6 million as compared with gains of £5.1 million for the same period in 2007. The foreign currency losses in the year ended December 31, 2008 were largely comprised of net unrealized losses resulting from unfavorable exchange movements totaling £364.0 million on our U.S dollar and euro denominated debt, including a £171.1 million unfavorable exchange rate movement on the principal portion of our U.S. dollar denominated convertible senior notes which is unhedged. The foreign currency transaction gains in the year ended December 31, 2007 were largely comprised of favorable exchange rate movements on our U.S. dollar denominated debt and payables. Our results of operations will continue to be affected by foreign exchange rate fluctuations since £1,714.8 million of our indebtedness is denominated in U.S. dollars and £617.8 million of our indebtedness is denominated in euros.

Income tax benefit (expense)

        For the year ended December 31, 2008, income tax benefit was £6.8 million as compared with an expense of £2.5 million for the same period in 2007. The 2008 tax benefit and 2007 tax expense was comprised of (in millions):

	2008	2007
U.S. state and local income tax	£—	£0.6
Foreign tax	4.7	4.9
Deferred U.S. income tax	(1.1)	(7.6)
Deferred foreign tax	3.4	—
Alternative minimum tax	(0.2)	(0.4)

Total	£6.8	£(2.5)

        In 2008, we received refunds of £1.3 million in respect of pre-acquisition periods of Virgin Mobile. We paid £0.1 million in respect of U.S. state and local taxes. In 2007, we received refunds of £7.9 million in respect of pre-acquisition periods of Virgin Mobile and £0.4 million of U.S. federal income tax relating to pre-acquisition periods of Telewest. We paid £0.6 million of U.S alternative minimum tax in 2007.

Loss from continuing operations

        For the year ended December 31, 2008, loss from continuing operations increased to £853.4 million from a loss of £452.8 million for the same period in 2007 due to the factors discussed above.

Loss from discontinued operations

        For the year ended December 31, 2008, net loss from discontinued operations was £66.6 million compared with a loss of £10.7 million for the year ended December 31, 2007. Included in the loss for the year ended December 31, 2008 is an impairment loss of goodwill and intangible assets related to our sit-up business.

        In September 2008, our sit-up reporting unit received notification that one of its two licenses to broadcast over Freeview digital terrestrial television would not be renewed in January 2009. Along with this, the downturn in the economy had a negative impact on sit-up's business. Management performed a review of the implications of these changes on sit-up's business model and, as a result, an interim goodwill impairment review was performed. This review resulted in an impairment charge being recognized of £14.9 million in relation to intangible assets and £39.9 million in relation to goodwill in the year ended December 31, 2008. These impairment charges are included within the loss from discontinued operations.

Loss from continuing operations per share

        Basic and diluted loss from continuing operations per common share for the year ended December 31, 2008 was £2.60 compared to £1.39 for the year ended December 31, 2007. Basic and diluted loss per share is computed using a weighted average of 328.0 million shares issued and outstanding in the year ended December 31, 2008 and a weighted average of 325.9 million shares issued and outstanding for the same period in 2007. Options, warrants, shares issuable under the convertible senior notes and shares of restricted stock held in escrow outstanding at December 31, 2008 and 2007 are excluded from the calculation of diluted loss per share, since these securities are anti-dilutive.

Segmental Results of Operations for the Years Ended December 31, 2008 and 2007

        A description of the products and services, as well as financial data, for each segment can be found in note 18 to the consolidated financial statements of Virgin Media Inc. The reportable segments disclosed in this document are based on our management organizational structure as of March 31, 2009.

        Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit as permitted under FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by our Consumer and Business segments.

Consumer Segment

        The summary combined results of operations of our Consumer segment for the years ended December 31, 2008 and 2007 were as follows (in millions):

	Year ended December 31,
	2008	2007
Revenue	£3,029.0	£3,087.3
Segment contribution	1,803.6	1,805.4

  Revenue

        Our Consumer segment revenue by customer type for the years ended December 31, 2008 and 2007 was as follows (in millions):

	Year ended December 31,
	2008	2007	Increase/ (Decrease)
Revenue:
On-net	£2,396.7	£2,421.8	(1.0)%
Mobile(1)	570.0	597.6	(4.6)%
Off-net	62.3	67.9	(8.2)%

Total revenue	£3,029.0	£3,087.3	(1.9)%

(1)
Includes equipment revenue stated net of discounts earned through service usage.

        For the year ended December 31, 2008, revenue from our Consumer segment customers decreased by 1.9% to £3,029.0 million from revenue of £3,087.3 million for the year ended December 31, 2007. This decrease was primarily due to a reduction in on-net fixed line telephony usage and higher on-net price discounting to stimulate customer activity and retention in light of competitive factors in the marketplace, together with declining mobile revenue mainly as a result of lower prepay subscribers, and decreased off-net revenue. In addition, in 2007 we took significant steps to increase alignment of the prices paid by our existing on-net customers with the prices paid by new customers, the full year impact of which has been reflected in 2008. Partially offsetting these decreases have been increases in on-net revenue from selective telephony and television price increases as well as from additional subscribers to our television, broadband and fixed line telephone services.

        On-net ARPU was unchanged at £42.34 for the three months ended December 31, 2008 and 2007. Increases in On-net ARPU, mainly due to selective price increases and successful up-selling and cross-selling to existing customers, were offset by declining telephony usage and higher price discounting as discussed above. Our focus on acquiring new bundled customers and on cross-selling to existing customers is shown by On-net Revenue Generating Units, or On-net RGUs, per customer increasing to 2.40 at December 31, 2008 from 2.29 at December 31, 2007 and by "triple-play" penetration growing to 55.9% at December 31, 2008 from 49.5% at December 31, 2007. A triple-play customer is a customer who subscribes to all three of our television, broadband and fixed line telephone services.

        For the year ended December 31, 2008, mobile revenue decreased to £570.0 million from £597.6 million for the same period in 2007. The decrease was primarily attributable to lower prepay revenue as a result of a decline in the numbers of prepay subscribers of 652,200 during 2008, partially offset by increased contract revenue driven mainly by an increase in the number of contract subscribers of 273,100 in the year. Also contributing to the decrease was a decline in equipment revenue mainly due to a reduction in the average price of handsets during the year, partially offset by increased volume of handset sales.

        Mobile ARPU increased slightly to £10.75 for the three months ended December 31, 2008 from £10.69 for the three months ended December 31, 2007. The increase was primarily due to the increased proportion of our higher value contract customers, relative to the total number of mobile customers, which rose to 15.8% at December 31, 2008 from 8.4% at December 31, 2007, partially offset by lower prepay usage in the three months ended December 31, 2008.

        Off-net revenue for the year ended December 31, 2008 decreased to £62.3 million from £67.9 million for the year ended December 31, 2007. The decrease was mainly due to a decline in RGUs partially due to the migration of the billing systems supporting these customers which delayed the introduction of new offerings until the latter end of 2008.

  Consumer Segment Contribution

        For the year ended December 31, 2008, Consumer segment contribution decreased to £1,803.6 million from £1,805.4 million for the year ended December 31, 2007. This decrease is due to lower on-net revenue, primarily as a result of higher price discounting and lower telephony usage, together with the decline in revenues from our mobile customers and off-net customers, as described above. Partially offsetting these declines are lower expenses as a result of a reduction in marketing costs after our rebrand to Virgin Media in 2007, lower employee related costs, and lower direct operating costs as a result of lower revenues.

  Summary On-net Statistics

        Selected statistics for our on-net customers, excluding customers off our network, or off-net, and also excluding mobile customers, for the three months ended December 31, 2008 as well as the four prior quarters, are set forth in the table below. Our net customer movement for the three months ended December 31, 2008 was an increase of 14,800 customers being the net of gross additions and disconnections (net additions). The reduction in net additions compared with the three months ended December 31, 2007 was primarily the result of fewer gross additions which we believe may be due in part to the softer macroeconomic environment. Customer churn fell during recent periods, particularly in the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 during which our average monthly churn was 1.2%, 1.3%, 1.5% and 1.2%, respectively. These rates compare with the three months ended March 31, 2007, June 30, 2007, September 30, 2007 and

December 31, 2007, during which our average monthly churn was 1.6%, 1.8%, 1.7% and 1.4%, respectively. The total number of On-net RGUs grew to 11,403,000 at December 31, 2008 from 10,923,400 at December 31, 2007, representing a net increase in RGUs of 479,600.

	Three months ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Opening customers	4,740,400	4,741,200	4,779,600	4,774,700	4,750,300
Customer additions	192,600	214,600	167,900	181,400	225,100
Customer disconnects	(177,800)	(206,300)	(187,400)	(176,500)	(200,700)

Net customer movement	14,800	8,300	(19,500)	4,900	24,400
Data cleanse(1)	—	(9,100)	(18,900)	—	—

Closing customers	4,755,200	4,740,400	4,741,200	4,779,600	4,774,700
On-net churn(2)	1.2%	1.5%	1.3%	1.2%	1.4%
On-net Revenue Generating Units(1)(3):
Television	3,621,000	3,576,500	3,538,800	3,514,900	3,478,100
DTV (included in Television)	3,469,000	3,407,900	3,353,500	3,311,400	3,253,500
Telephone	4,099,200	4,078,600	4,063,500	4,060,400	4,031,400
Broadband	3,682,800	3,625,700	3,563,400	3,502,300	3,413,900
Total On-net Revenue Generating Units	11,403,000	11,280,800	11,165,700	11,077,600	10,923,400
On-net RGU/Customer	2.40x	2.38x	2.36x	2.32x	2.29x
Triple-play penetration	55.9%	54.7%	53.1%	51.3%	49.5%
On-net Average Revenue Per User(4)(5)	£42.34	£42.00	£41.68	£41.95	£42.34
On-net ARPU calculation:
On-net revenue (millions)(5)	£603.5	£596.2	£595.5	£601.5	£606.1
Average customers	4,751,000	4,731,800	4,762,900	4,780,200	4,771,700

(1)
Data cleanse activity with respect to August and September 2008 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to the second quarter of 2008 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These second quarter figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008.

(2)
Customer churn is calculated by taking the total disconnects during the month (excluding any data cleanse activity) and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(3)
Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with promotional offers.

(4)
The monthly On-net average revenue per user, or On-net ARPU, is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. For the purpose of calculating On-net ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(5)
As a result of the treatment of sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenue and On-net ARPU have increased as we previously eliminated revenues earned from sit-up on consolidation.

  Summary Mobile Statistics

        Selected statistics for our mobile customers are set forth in the table below. Between December 31, 2008 and December 31, 2007, the number of mobile customers decreased by a net 379,100 customers. Contract customer net gains of 273,100 were offset by net losses of 652,200 prepay customers. The growth in contract customers reflects the drive for "quad-play" packages through cross-selling with our on-net products. The decline in prepay customers reflects increased competition in the prepay market and our strategy not to focus on the lower value end of the prepay market.

	Three months ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Contract mobile customers(1):
Opening contract mobile customers	578,600	491,600	435,700	376,300	328,800
Net contract mobile customer additions	70,800	78,300	55,900	59,400	47,500
Data cleanse(2)	—	8,700	—	—	—

	70,800	87,000	55,900	59,400	47,500

Closing contract mobile customers	649,400	578,600	491,600	435,700	376,300
Prepay mobile customers(1):
Opening prepay mobile customers	3,686,900	3,797,400	3,987,500	4,115,100	4,102,100
Net prepay mobile customer additions (disconnections)	(224,000)	(117,300)	(190,100)	(97,900)	13,000
Data cleanse(2)	—	6,800	—	(29,700)	—

	(224,000)	(110,500)	(190,100)	(127,600)	13,000

Closing prepay mobile customers	3,462,900	3,686,900	3,797,400	3,987,500	4,115,100
Total closing mobile customers	4,112,300	4,265,500	4,289,000	4,423,200	4,491,400
Mobile average revenue per user(3)	£10.75	£10.93	£10.65	£10.06	£10.69
Mobile ARPU calculation:
Mobile service revenue (millions)	£134.6	£139.9	£139.3	£134.5	£142.0
Average mobile customers	4,173,500	4,267,400	4,359,600	4,457,800	4,429,200

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected. Contract mobile customers include customers who have taken either a mobile service or a mobile broadband contract.

(2)
Data cleanse activity with respect to the three months ended September 30, 2008 resulted in an increase in contract and prepay mobile customer numbers as disclosed above. Data cleanse activity with respect to the three months ended March 31, 2008 resulted in a decrease in prepay mobile customers as disclosed above. Previously this data cleanse was shown within net prepay mobile customer additions (disconnects).

(3)
Mobile monthly average revenue per user, or Mobile ARPU, is calculated on service revenue for the period, divided by the average number of active customers (contract and prepay) for the period, divided by three. For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported. This has the effect of revising the ARPU previously reported for the three months ended March 31, 2008 from £10.04 to £10.06 and the average number of customers previously reported from 4,465,200 to 4,457,800.

  Summary Off-net Statistics

        Selected statistics for our residential customers that are not connected directly through our cable network, or off-net customers, are set forth in the table below. During November 2008, we rebranded our off-net residential customers to Virgin Media National. Total Off-net RGUs declined by 33,700 during the year ended December 31, 2008. This decline in Off-net RGUs is partially due to the migration of the billing systems supporting these customers which has delayed the introduction of new offerings until the end of the year.

	Three months ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
Opening Off-net RGUs:
Telephone	104,900	107,300	102,400	103,900	90,500
Broadband	260,100	272,700	279,500	287,300	282,300

	365,000	380,000	381,900	391,200	372,800
Net Off-net RGU additions (disconnections):
Telephone	600	(2,400)	4,900	(1,500)	13,400
Broadband	(8,100)	(12,600)	(6,800)	(7,800)	5,000

	(7,500)	(15,000)	(1,900)	(9,300)	18,400
Closing Off-net RGUs:
Telephone	105,500	104,900	107,300	102,400	103,900
Broadband	252,000	260,100	272,700	279,500	287,300

	357,500	365,000	380,000	381,900	391,200

Business Segment

        The summary combined results of operations of our Business segment for the years ended December 31, 2008 and 2007 were as follows (in millions):

	Year ended December 31,
	2008	2007
Revenue	£626.0	£641.8
Inter segment revenue	0.4	0.4
Segment contribution	335.2	338.4

  Revenue

        Our Business segment revenue for the years ended December 31, 2008 and 2007 was comprised of (in millions):

	Year ended December 31,
	2008	2007	Increase/ (Decrease)
Revenue:
Retail:
Voice	£190.8	£214.6	(11.1)%
Data	190.9	170.6	11.9%
LAN solutions	61.6	67.3	(8.5)%

	443.3	452.5	(2.0)%
Wholesale	182.7	189.3	(3.5)%

Total revenue	£626.0	£641.8	(2.5)%

        For the year ended December 31, 2008, revenue from business customers decreased by 2.5% to £626.0 million from £641.8 million for the year ended December 31, 2007. The decrease was attributable to declines in retail voice, Local Area Network (LAN) solutions and wholesale revenues, partially offset by growth in retail data revenue. Retail voice revenue decreased mainly as a result of declining telephony usage, as a result of which our strategy has been to replace this declining voice revenue with increasing data revenue. Retail data revenue represented 43.1% of the retail business revenue for the year ended December 31, 2008 compared with 37.7% for the year ended December 31, 2007.

        LAN solutions revenue in the year ended December 31, 2008 was £61.6 million compared to £67.3 million for the year ended December 31, 2007. The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project was the provision of telecommunication network equipment for Heathrow airport's new Terminal 5 which contributed £21.0 million of revenue in the year ended December 31, 2008 compared to £27.9 million in the year ended December 31, 2007. This contract, however, operated at a lower margin and, consequently, it did not have a significant impact on Business segment contribution.

        Wholesale revenue decreased mainly as a result of fewer customers in a highly competitive market partly offset by stronger than usual customer equipment sales in the last three months of the year.

  Business Segment Contribution

        For the year ended December 31, 2008, Business segment contribution decreased to £335.2 million from £338.4 million for the year ended December 31, 2007. The decline in revenue as described above was partially offset by related declines in directly attributable costs and indirect expenditure.

Content Segment

        The summary results of operations of our Content segment, which, following the disposal of our sit-up reporting unit, represents solely our Virgin Media TV operations for the years ended December 31, 2008 and 2007 were as follows (in millions):

	Year ended December 31,
	2008	2007
Revenue	£121.8	£109.5
Inter segment revenue	25.7	24.4
Segment contribution	(4.6)	8.4

  Revenue

        For the year ended December 31, 2008, Content segment revenue increased by 11.2% to £121.8 million from £109.5 million for the year ended December 31, 2007. This increase was primarily due to increased advertising revenue, partially offset by the loss of revenue from our program rights licensing business which was disposed of in July 2007.

        On November 4, 2008, we signed a new carriage agreement with BSkyB for continued carriage of our Virgin Media TV channels on its satellite platform, effective from November 13, 2008. The new agreement provides for an increase in the annual carriage fee from £6.0 million to £30.0 million, plus a capped performance-based adjustment (allowing for maximum additional payment of up to £6.0 million and £8.0 million in years one and two, respectively, and up to £7.9 million in the final seven months of the term). The new carriage agreement expires in June 2011.

  Content Segment Contribution

        For the year ended December 31, 2008, Content segment contribution decreased to a loss of £4.6 million from an income of £8.4 million for the same period in 2007. This decrease is mainly due to an increase in programming costs, particularly in respect of Virgin1, together with the non-recurrence in 2008 of gains totaling £13.0 million relating to the favorable settlement of certain long standing contractual issues in 2007.

Television Channel Joint Ventures

        We own 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC's program library and other acquired programming and which are carried on Virgin Media's cable platform and also satellite. Some channels are also available on Freeview.

        We account for our interest in UKTV under the equity method and recognized a share of net income of £18.7 million in each of the years ended December 31, 2008 and 2007. At December 31, 2008, our investment in UKTV was carried on the balance sheet at £353.5 million, which includes outstanding loans totaling £137.7 million.

        UKTV receives financing through loans from Virgin Media, which totaled £137.7 million at December 31, 2008. These loans effectively act as a revolving facility for UKTV. We received cash payments from UKTV in the form of loan capital repayments of £8.6 million for the year ended December 31, 2008. We received dividends, interest payments and payments for consortium tax relief from UKTV totaling £38.1 million during 2008.

        Additionally, we recorded a loss of £4.3 million and £1.0 million in the years ended December 31, 2008 and 2007, respectively, from our investment in our joint venture with Setanta Sports News.

Consolidated Results of Operations for the Years Ended December 31, 2007 and 2006

Revenue

        For the year ended December 31, 2007, revenue increased by 12.4% to £3,838.6 million from £3,413.8 million for the year ended December 31, 2006. This increase was primarily due to the reverse acquisition of Telewest and the inclusion of its revenues from March 3, 2006, and to the acquisition of Virgin Mobile and the inclusion of its revenues from July 4, 2006, as compared to their inclusion for the full year in 2007. Offsetting this has been an underlying decline in revenue in our Consumer, Business and Content segments due to the factors described below under our Segmental Results of Operations for the Years Ended December 31, 2007 and 2006.

Expenses

        Operating costs.    For the year ended December 31, 2007, operating costs, including network expenses, increased by 15.6% to £1,652.2 million from £1,428.8 million during the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and to the acquisition of Virgin Mobile. Operating costs as a percentage of revenue increased to 43.0% for the year ended December 31, 2007 from 41.9% for the same period in 2006, due to a decline in gross margins in our Consumer and Business segments together with the full year impact in 2007 of the inclusion of the Telewest Content segment subsequent to the reverse acquisition of Telewest.

        Selling, general and administrative expenses.    For the year ended December 31, 2007, selling, general and administrative expenses increased by 5.1% to £906.0 million from £862.3 million for the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and to the acquisition of Virgin Mobile and higher marketing costs in connection with the Virgin Media rebrand in February 2007, partially offset by a reduction in our employee expenses as a result of our integration activities together with lower company bonus scheme payments, a reduction in our share-based compensation expense resulting primarily from stock and option forfeitures, lower bad debt expense due to operational improvements in our billing and collections following the integration of our systems and processes, and gains resulting from the settlement of certain contractual issues.

Restructuring and other charges

        Restructuring and other charges of £28.7 million in the year ended December 31, 2007 and £67.0 million in the year ended December 31, 2006 related primarily to employee termination costs and lease exit costs in connection with our programs initiated in respect of the reverse acquisition of Telewest.

        The following tables summarize our historical restructuring accruals and the restructuring accruals resulting from our acquisitions made during 2006 (in millions):

	Historical Restructuring Accruals	Acquisition Restructuring Accruals
	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Total
Balance, December 31, 2006	£43.4	£18.7	£64.7	£126.8
Amendments offset against goodwill	—	—	(11.3)	(11.3)
Charged to expense	3.6	27.9	5.5	37.0
Revisions	(0.1)	—	(8.2)	(8.3)
Utilized	(11.0)	(34.0)	(9.6)	(54.6)

Balance, December 31, 2007	£35.9	£12.6	£41.1	£89.6

Depreciation expense

        For the year ended December 31, 2007, depreciation expense increased to £922.3 million from £797.1 million for the same period in 2006. This increase was primarily attributable to the reverse acquisition of Telewest and the acquisition of Virgin Mobile, together with purchases of new fixed assets during the year and the effect of a full year of depreciation expense in 2007 for assets placed in service in 2006.

Amortization expense

        For the year ended December 31, 2007, amortization expense increased to £301.0 million from £238.6 million for the same period in 2006. The increase in amortization expense related to additional intangible assets arising from the reverse acquisition of Telewest and from the acquisition of Virgin Mobile.

Interest income and other, net

        For the year ended December 31, 2007, interest income and other decreased to £18.3 million from £35.4 million for the year ended December 31, 2006 primarily as a result of increased losses on disposals of fixed assets and a decline in interest income due to lower average cash balances, partially offset by a gain on disposal of investments. In 2007, interest income and other included gains on disposal of investments totaling £8.1 million, offset by losses on disposal of fixed assets totaling £18.8 million.

Interest expense

        For the year ended December 31, 2007, interest expense increased to £514.1 million from £457.5 million for the year ended December 31, 2006, primarily due to the additional borrowings resulting from the reverse acquisition of Telewest and the acquisition of Virgin Mobile.

        We paid cash interest of £486.9 million for the year ended December 31, 2007 and £327.1 million for the year ended December 31, 2006. The increase in cash interest payments resulted from the additional borrowings following the reverse acquisition of Telewest and the acquisition of Virgin Mobile, and changes in the timing of interest payments.

Loss on extinguishment of debt

        For the year ended December 31, 2007, loss on extinguishment of debt was £3.2 million which related to the write off of deferred financing costs as a result of our partial repayments under our senior credit facility. For the year ended December 31, 2006, loss on extinguishment of debt was £32.8 million which related primarily to the write off of deferred financing costs on our previous senior credit facility that was repaid upon completion of the refinancing of the reverse acquisition of Telewest.

Share of income from equity investments

        For the year ended December 31, 2007, share of income from equity investments was £17.7 million as compared with income of £12.5 million for the same period in 2006. The income from equity investments in the year ended December 31, 2007 was largely comprised of our proportionate share of the income earned by UKTV. The increase in our proportionate share of the income earned by UKTV was primarily due to the inclusion of UKTV within our Content segment only from March 3, 2006 following the reverse acquisition of Telewest as compared with its inclusion for a full year in 2007, together with an increase in UKTV's net income in 2007 resulting primarily from additional advertising revenue.

(Losses) gains on derivative instruments

        The loss on derivative instruments of £2.5 million in the year ended December 31, 2007, primarily related to unrealized losses on cross-currency interest rate swaps not designated as hedges partially offset by hedge ineffectiveness on certain interest rate swaps. The gain on derivative instruments of £1.3 million in the year ended December 31, 2006 related primarily to favorable mark to market movements in the fair value of derivative instruments not designated as hedges.

Foreign currency gains (losses)

        For the year ended December 31, 2007, foreign currency gains were £5.1 million as compared with losses of £90.1 million for the same period in 2006. The foreign currency gains in the year ended December 31, 2007 were largely comprised of favorable exchange rate movements in our U.S. dollar denominated debt and payables. The foreign currency losses in the year ended December 31, 2006 were largely comprised of foreign exchange losses of £70.8 million on U.S. dollar forward purchase contracts that were entered into to economically mitigate the foreign currency risk relating to the repayment of our U.S. dollar denominated bridge facility. The repayment of $3.1 billion of this facility on June 19, 2006 resulted in an offsetting gain during the period of £120.7 million that was recorded as a component of equity.

Income tax expense (benefit)

        For the year ended December 31, 2007, income tax expense was £2.5 million as compared with an income tax benefit of £11.8 million for the same period in 2006. The 2007 and 2006 expense (benefit) was composed of (in millions):

	2007	2006
U.S. state and local income tax	£(0.6)	£—
Foreign tax	(4.9)	(2.7)
Deferred U.S. income tax	7.6	(8.6)
Alternative minimum tax	0.4	(0.5)

Total	£2.5	£(11.8)

        In 2007, we received refunds of £7.9 million in respect of pre-acquisition periods of Virgin Mobile and £0.4 million of U.S. federal income tax relating to pre-acquisition periods of Telewest. We paid £0.6 million of U.S alternative minimum tax.

        In 2006, we received refunds of £1.3 million of U.S. alternative minimum tax and £0.1 million of U.S. state and local tax. We also paid £3.1 million of U.S. federal income tax in respect of pre-acquisition periods of Telewest. In addition, we paid £4.6 million of U.K. tax expense in respect of pre-acquisition periods of Virgin Mobile.

Loss from continuing operations

        For the year ended December 31, 2007, loss from continuing operations decreased to £452.8 million from a loss of £499.4 million for the same period in 2006 due to the factors discussed above.

Loss from discontinued operations

        For the year ended December 31, 2007, net loss from discontinued operations was £10.7 million compared with a loss of £1.9 million for the year ended 2006. The loss in 2007 related entirely to our sit-up operations while the loss in 2006 from the sit-up operations was offset by gains from the finalization of certain tax matters related to the disposal of our Broadcast operations.

Loss from continuing operations per share

        Basic and diluted loss from continuing operations per common share for the year ended December 31, 2007 was £1.39 compared to £1.70 for the year ended December 31, 2006. Basic and diluted loss per share is computed using a weighted average of 325.9 million shares issued and outstanding in the year ended December 31, 2007 and a weighted average of 292.9 million shares issued and outstanding for the same period in 2006. Options and warrants to purchase shares along with shares of restricted stock held in escrow outstanding at December 31, 2007 and 2006 were excluded from the calculation of diluted net loss per share, since the inclusion of these securities would be anti-dilutive.

Segmental Results of Operations for the Years Ended December 31, 2007 and 2006

        A description of the products and services, as well as financial data, for each segment can be found in note 18 to Virgin Media's consolidated financial statements. The segment results for the year ended December 31, 2007 included in our consolidated financial statements are reported on an actual basis and include the results of Telewest and Virgin Mobile for the full year. The segment results for the year ended December 31, 2006 included in our consolidated financial statements are reported on an actual basis and include the results of Telewest from March 3, 2006 and the results of Virgin Mobile from July 4, 2006.

Consumer Segment

        The summary combined results of operations of our Consumer segment for the years ended December 31, 2007 and 2006 were as follows (in millions):

	Year ended December 31,
	2007	2006
Revenue	£3,087.3	£2,687.8
Segment contribution	1,805.4	1,635.7

  Revenue

        Our Consumer segment revenue by customer type for the years ended December 31, 2007 and 2006 was as follows (in millions):

	Year ended December 31,
	2007	2006	Increase/ (Decrease)
Revenue:
On-net	£2,421.8	£2,326.6	4.1%
Mobile(1)	597.6	292.1	104.6%
Off-net	67.9	69.1	(1.7)%

Total revenue	£3,087.3	£2,687.8	14.9%

(1)
Includes equipment revenue stated net of discounts earned through service usage.

        For the year ended December 31, 2007, revenue from Consumer segment customers increased by 14.9% to £3,087.3 million from revenue of £2,687.8 million for the year ended December 31, 2006. This increase was primarily due to the inclusion of a full year of Telewest and Virgin Mobile revenues, partially offset by underlying declines in our on-net and off-net customer revenues due to a reduction in on-net customers and increased price discounting. The underlying decline in on-net customer revenues was primarily due to a decline in the number of fixed line telephone customers, reductions in telephony usage and higher price discounting to stimulate customer activity and retention in light of competitive factors in the marketplace. In addition, in 2007 we took significant steps to increase alignment of the prices paid by our existing on-net customers with the prices paid by new customers. Partially offsetting these decreases have been increases in revenue from selective telephony price increases as well as from additional customers subscribing to our television and broadband services.

        On-net ARPU decreased to £42.34 for the three months ended December 31, 2007 from £42.85 for the three months ended December 31, 2006. The decrease in On-net ARPU was due to reduced on-net telephony usage and higher price discounting as discussed above. The decline has been mitigated by our focus on acquiring new bundled customers and cross-selling and up-selling to existing customers. Our focus on acquiring new bundled customers and on cross-selling to existing customers is shown by On-net Revenue Generating Units, or On-net RGUs, per customer increasing to 2.29 at December 31, 2007 from 2.17 at December 31, 2006 and by "triple-play" penetration growing to 49.5% at December 31, 2007 from 40.6% at December 31, 2006. A triple-play customer is a customer who subscribes to all three of our television, broadband and fixed line telephone services.

        Mobile ARPU increased to £10.69 for the three months ended December 31, 2007 from £10.59 for the three months ended December 31, 2006. The increase is primarily due to the increased proportion of our contract customers, relative to the total number of mobile customers, rising to 8.4% at December 31, 2007 from 4.2% at December 31, 2006, partially offset by lower prepay usage in the three months ended December 31, 2007.

  Consumer Segment Contribution

        For the year ended December 31, 2007, Consumer segment contribution increased by 10.4% to £1,805.4 million from £1,635.7 million for the year ended December 31, 2006. Increased revenue, primarily due to the inclusion of a full year of Telewest and Virgin Mobile, together with revenue from increased on-net television and broadband customers were partially offset by declines in revenues due to fewer on-net telephone customers, lower telephony usage and increased price discounting. Cost savings resulting from the integration activities since the reverse acquisition of Telewest and lower company bonus scheme payments were partially offset by higher marketing and advertising costs incurred in connection with the rebrand to Virgin Media in the first quarter of 2007. Segment contribution as a percentage of revenue declined in 2007 from 2006 primarily as a result of increased price discounting, as described above.

  Summary On-net Statistics

        Selected statistics for our on-net customers, excluding customers off our network, or off-net, and also excluding our mobile customers, for the three months ended December 31, 2007 as well as the four prior quarters, are set forth in the table below. The total number of on-net customers directly connected to our network fell by 117,200 during the six months ended June 30, 2007, partly as a result of the increase in competition in the marketplace together with the removal of BSkyB's basic channels from our platform, and increased during the second half of the year by 37,400 reflecting our focus on reducing customer churn during this period, particularly in the fourth quarter during which our average monthly churn fell to 1.4%. The total number of On-net RGUs grew to 10,923,400 at December 31,

2007 from 10,526,400 at December 31, 2006, representing a net increase in RGUs of 397,000, of which 206,200 were added in the fourth quarter of 2007.

	For the three months ended
	December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007		December 31, 2006
Opening customers	4,750,300		4,737,300		4,807,600		4,854,500		4,891,500
Customer additions	225,100		256,500		191,900		184,300		213,500
Customer disconnects	(200,700)		(243,500)		(262,200)		(231,200)		(250,500)
Net customer movement	24,400		13,000		(70,300)		(46,900)		(37,000)
Closing customers	4,774,700		4,750,300		4,737,300		4,807,600		4,854,500
On-net churn(1)	1.4%		1.7%		1.8%		1.6%		1.7%
On-net Revenue generating units(2)(3):
Television	3,478,100		3,417,000		3,396,600		3,390,000		3,353,900
DTV (included in Television)	3,253,500		3,167,000		3,125,300		3,081,100		3,005,900
Telephone	4,031,400		3,992,500		3,993,800		4,050,600		4,114,000
Broadband	3,413,900		3,307,700		3,191,900		3,146,400		3,058,500
Total On-net Revenue Generating Units	10,923,400		10,717,200		10,582,300		10,587,000		10,526,400
On-net RGU/Customer	2.29	x	2.26	x	2.23	x	2.20	x	2.17	x
Triple-play penetration	49.5%		47.0%		45.2%		42.9%		40.6%
On-net Average Revenue Per User(4)(5)	£42.34		£41.60		£42.22		£42.79		£42.85
On-net ARPU calculation:
On-net revenue (millions)(5)	£606.1		£591.1		£603.9		£620.7		£627.2
Average customers	4,771,700		4,736,400		4,768,000		4,834,900		4,878,800

(1)
Customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(2)
Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with promotional offers.

(3)
Data cleanse activity in the second quarter of 2007 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs.

(4)
The monthly On-net average revenue per user, or On-net ARPU, is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

(5)
As a result of the treatment of sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenue and On-net ARPU have increased as we previously eliminated revenues earned from sit-up on consolidation.

  Summary Mobile Statistics

        Selected statistics for our mobile customers are set forth in the table below. In the year ended December 31, 2007, the number of mobile customers decreased by a net 31,400. Contract customer gains of 184,200 were offset by net losses of 215,600 prepay customers. The growth in contract customers reflects the drive for "quad-play" packages through cross-selling with our on-net products. The decline in prepay customers reflects increased competition in the prepay market, although the decline was halted in the latter half of the year following our decision to re-engage in a more favorable prepay market.

	For the three months ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Contract mobile customers(1):
Opening contract mobile customers	328,800	299,100	246,300	192,100	120,800
Net contract mobile customer additions	47,500	29,700	52,800	54,200	71,300

Closing contract mobile customers	376,300	328,800	299,100	246,300	192,100

Prepay mobile customers(1):
Opening prepay mobile customers	4,102,100	4,115,900	4,215,200	4,330,700	4,390,900
Net prepay mobile customer additions (disconnections)	13,000	(13,800)	(99,300)	(115,500)	(60,200)

Closing prepay mobile customers	4,115,100	4,102,100	4,115,900	4,215,200	4,330,700

Total closing mobile customers	4,491,400	4,430,900	4,415,000	4,461,500	4,522,800
Mobile average revenue per user(2)	£10.69	£11.11	£10.70	£10.07	£10.59
Mobile ARPU calculation:
Mobile service revenue (millions)	£142.0	£147.3	£142.3	£136.0	£141.8
Average mobile customers	4,429,200	4,417,900	4,434,700	4,499,300	4,465,400

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(2)
Mobile monthly average revenue per user, or Mobile ARPU, is calculated on service revenue for the period, divided by the average number of active customers for the period, divided by three.

  Summary Off-net Statistics

        Selected statistics for our residential customers that are not connected directly through our cable network, or off-net customers, are set forth in the table below. Total RGUs for our off-net products increased by 85,900 during the year ended December 31, 2007.

	For three months ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Opening Off-net RGUs:
Telephone	90,500	75,500	65,100	44,500	43,400
Broadband	282,300	275,200	270,500	260,800	242,800

	372,800	350,700	335,600	305,300	286,200
Net Off-net RGU additions:
Telephone	13,400	15,000	10,400	20,600	1,100
Broadband	5,000	7,100	4,700	9,700	18,000

	18,400	22,100	15,100	30,300	19,100
Closing Off-net RGUs:
Telephone	103,900	90,500	75,500	65,100	44,500
Broadband	287,300	282,300	275,200	270,500	260,800

	391,200	372,800	350,700	335,600	305,300

Business Segment

        The summary combined results of operations of our Business segment for the years ended December 31, 2007 and 2006 were as follows (in millions):

	Year ended December 31,
	2007	2006
Revenue	£641.8	£614.0
Inter segment revenue	0.4	0.2
Segment contribution	338.4	335.4

  Revenue

        For the year ended December 31, 2007, revenue from business customers increased by 4.5% to £641.8 million from £614.0 million for the year ended December 31, 2006. This increase was primarily attributable to the inclusion of a full year of operating activities in respect to the Telewest business acquired in 2006 as well as growth in data revenue in our retail sales channel offset by declines in telephony voice revenue.

  Business Segment Contribution

        For the year ended December 31, 2007, Business segment contribution increased to £338.4 million for the year ended December 31, 2007 from £335.4 million for the year ended December 31, 2006. The additional revenues generated in 2007 as a result of the inclusion of a full year's operations in respect to Telewest were partially offset by greater operating costs incurred in respect to the LAN Solutions contract in relation to Heathrow Terminal 5.

Content Segment

        The summary results of operations of our Content segment for the years ended December 31, 2007 and 2006 were as follows (in millions):

	Year ended December 31,
	2007	2006
Revenue	£109.5	£112.0
Inter segment revenue	24.4	19.2
Segment contribution	8.4	19.1

  Revenue

        For the year ended December 31, 2007, Content segment revenue decreased by 2.2% to £109.5 million from £112.0 million for the year ended December 31, 2006. The decline in revenue from 2006 to 2007 was driven largely by reduced carriage revenue in Virgin Media TV mainly as a result of a new satellite television carriage contract entered into at the end of 2006 which had lower pricing, partially offset by increased advertising revenues and by the inclusion of Content segment revenue for the whole of 2007 following its acquisition on March 3, 2006.

  Content Segment Contribution

        For the year ended December 31, 2007, Content segment contribution decreased by 56.0% to £8.4 million from £19.1 million for the year ended December 31, 2006. The decrease in contribution was mainly due to the reduction in carriage revenue referred to above and increased programming costs, partially offset by gains arising on the settlement of certain long standing contractual issues totaling £13.0 million.

Television Channel Joint Ventures

        We own 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC's program library and other acquired programming and which are carried on Virgin Media's cable platform and also satellite. Some channels are also available on Freeview. UKTV is the second largest pay television operator in the U.K. by viewing share.

        We account for our interest in UKTV under the equity method and recognized a share of net income of £18.7 million and £12.3 million for the years ended December 31, 2007 and 2006, respectively. At December 31, 2007 our investment in UKTV is carried on the balance sheet at £367.7 million, which includes an outstanding loan totaling £145.6 million.

        UKTV receives financing through a loan from Virgin Media, which was £145.6 million at December 31, 2007. This loan effectively acts as a revolving facility for UKTV. We received cash payments from UKTV in the form of loan capital repayments of £16.4 million for the year ended December 31, 2007. We also received dividends, interest payments and payments for consortium tax relief from UKTV totaling £21.9 million during 2007.

Consolidated Statement of Cash Flows

Years Ended December 31, 2008 and 2007

        For the year ended December 31, 2008, cash provided by operating activities increased to £758.7 million from £710.8 million for the year ended December 31, 2007. This increase was primarily attributable to an improvement in working capital, partially offset by an increase in cash paid for interest. For the year ended December 31, 2008, cash paid for interest, exclusive of amounts capitalized, increased to £515.8 million from £486.9 million during the same period in 2007. This increase resulted from changes in the timing of interest payments under our senior credit facility.

        For the year ended December 31, 2008, cash used in investing activities was £468.7 million compared with cash used in investing activities of £507.3 million for the year ended December 31, 2007. The cash used in investing activities in the years ended December 31, 2008 and 2007 mainly represented purchases of fixed assets. Purchases of fixed and intangible assets decreased to £477.9 million for the year ended December 31, 2008 from £533.7 million for the same period in 2007, reflecting a higher utilization of finance leases.

        Cash used in financing activities for the year ended December 31, 2008 was £427.3 million compared with cash used in financing activities of £302.5 million for the year ended December 31, 2007. For the year ended December 31, 2008, the principal uses of cash were the partial repayments under our senior credit facility and capital lease payments, totaling £846.3 million, and the principal components of cash provided by financing activities were new borrowings from the issuance of our convertible senior notes, net of financing fees, of £447.7 million. For the year ended December 31, 2007, the principal uses of cash were the partial repayments of our senior credit facility and capital lease payments, totaling £1,170.8 million, and the principal components of cash provided by financing activities were new borrowings under our senior credit facility, net of financing fees, of £874.5 million. See further discussion under Liquidity and Capital Resources—Senior Credit Facility.

Years Ended December 31, 2007 and 2006

        For the year ended December 31, 2007, cash provided by operating activities decreased to £710.8 million from £785.7 million for the year ended December 31, 2006. This decrease was primarily attributable to an increase in cash paid for interest. For the year ended December 31, 2007, cash paid for interest, exclusive of amounts capitalized, increased to £486.9 million from £327.1 million during the same period in 2006. This increase resulted from the higher levels of borrowings and repayment of existing facilities following the reverse acquisition of Telewest and the acquisition of Virgin Mobile.

        For the year ended December 31, 2007, cash used in investing activities was £507.3 million compared with cash used in investing activities of £2,952.3 million for the year ended December 31, 2006. The cash used in investing activities in the year ended December 31, 2007 mainly represented purchases of fixed assets. The cash used in investing activities in the year ended December 31, 2006 included £2,004.6 million for the reverse acquisition of Telewest, net of cash acquired of £294.9 million, and £418.5 million for the acquisition of Virgin Mobile, net of cash acquired of £14.1 million. Purchases of fixed and intangible assets decreased to £533.7 million for the year ended December 31, 2007 from £553.1 million for the same period in 2006, reflecting a higher utilization of finance leases.

        Cash used in financing activities for the year ended December 31, 2007 was £302.5 million compared with cash provided by financing activities of £1,865.2 million for the year ended December 31, 2006. For the year ended December 31, 2007, the principal uses of cash were the partial repayments of our senior credit facility and capital lease payments, totaling £1,170.8 million, and the principal components of cash provided by financing activities were new borrowings under our senior credit facility, net of financing fees, of £874.5 million. For the year ended December 31, 2006, the principal components of cash provided by financing activities were the new £5.3 billion senior credit facility and the $550 million senior notes due 2016, and the principal uses of cash were the repayment of our previous senior credit and bridge facilities utilizing the new borrowings and cash provided by operations. See further discussion under Liquidity and Capital Resources—Senior Credit Facility.

Liquidity and Capital Resources

        As of December 31, 2008, we had £6,170.1 million of debt outstanding, compared to £6,082.5 million as of September 30, 2008 and £5,958.5 million as of December 31, 2007, and £181.6 million of cash and cash equivalents, compared to £521.4 million as of September 30, 2008 and £321.4 million as of December 31, 2007. The increase in debt since the previous year is primarily attributable to a £590.0 million unfavorable exchange rate movement on our debt denominated in currencies other than the pound sterling together with a greater use of finance leases. This was partially offset by a £300.0 million voluntary prepayment of our senior credit facility in December 2008 from existing cash balances.

        Our business is capital intensive and we are highly leveraged. We have significant cash requirements for operating costs, capital expenditures and interest expense. We also have significant principal payments under our senior credit facility due in 2010-2012, as described below. The level of our capital expenditures and operating expenditures are affected by the significant amounts of capital required to connect customers to our network, expand and upgrade our network and offer new services. We expect that our cash on hand, together with cash from operations and amounts undrawn on our revolving credit facility, will be sufficient for our cash requirements through December 31, 2009. However, our cash requirements after December 31, 2009 may exceed these sources of cash.

        Significant principal payments under our senior credit facility are due in 2010 and 2011. However, in November 2008, we amended the terms of our senior credit facility to defer a significant portion of these payments to 2012. The deferral is conditional on us prepaying a further £187.0 million under our senior credit facility prior to August 2009. We believe that we should be able to meet this prepayment condition using cash flow from operations and, if required, from amounts undrawn on our revolving credit facility. Assuming the prepayment condition is satisfied, we expect to be able to address the remaining scheduled principal payments in 2010 and 2011 through cash flow from operations. However, if we were unable to meet the prepayment condition or service these obligations through cash flow from operations, then we would need to secure additional funding such as raising additional debt or equity, refinancing our existing facility, selling assets or using other means. We may not be able to obtain financing or sell assets, at all or on favorable terms, or we may be contractually prevented by the terms of our senior notes or our senior credit facility from incurring additional indebtedness or selling assets.

        Once the payment condition is satisfied, we will have significant principal payments due in 2012 under our senior credit facility that we can address only by a comprehensive refinancing of our senior debt and possibly other debt instruments. Our ability to implement such a refinancing successfully is significantly dependent on material improvements in the debt markets.

        Our long term debt was issued by Virgin Media Inc. and certain of its subsidiaries that have no independent operations or significant assets other than investments in their respective subsidiaries. As a result, they will depend upon the receipt of sufficient funds from their respective subsidiaries to meet their obligations. In addition, the terms of our existing and future indebtedness and the laws of the jurisdictions under which our subsidiaries are organized limit the payment of dividends, loan repayments and other distributions from them under many circumstances.

        Our debt agreements contain restrictions on our ability to transfer cash between groups of our subsidiaries. As a result of these restrictions, although our overall liquidity may be sufficient to satisfy our obligations, we may be limited by covenants in some of our debt agreements from transferring cash to other subsidiaries that might require funds. In addition, cross default provisions in our other indebtedness may be triggered if we default on any of these debt agreements.

Senior Credit Facility

        During 2006, we entered into a senior credit facility in an aggregate principal sterling equivalent amount of £5,275 million, comprising a £3,350 million 5 year amortizing Tranche A term loan facility, a £175 million 5 year amortizing Tranche A1 term loan facility, a £300 million 6 1/2 year bullet Tranche B1 term loan facility, a £351 million 6 1/2 year bullet Tranche B2 term loan facility, a €500 million 6 1/2 year bullet Tranche B3 term loan facility, a $650 million 6 1/2 year bullet Tranche B4 term loan facility, a £300 million 7 year bullet Tranche C term loan facility and a £100 million 5 year multi-currency revolving loan facility. In April 2007, we amended the senior credit facility and borrowed an additional £890 million under a 5 1/2 year bullet Tranche B5 term loan facility and a 5 1/2 year Tranche B6 term loan facility and used the net proceeds to repay some of our obligations under the Tranche A and Tranche A1 term loan facilities.

        In November 2008, we further amended the senior credit facility to, among other things:

            (i)  subject to the repayment condition described below, defer the remaining principal payments due to consenting lenders under the existing Tranche A and Tranche A1 term loan facilities to June 2012, through the transfer of those lenders' participations to new Tranche A2 and Tranche A3 (corresponding to Tranche A and Tranche A1, respectively). While the existing A tranches mature in March 2011, with amortization payments due in 2010 and 2011, the new A tranches will mature in June 2012 and will have no amortization payments prior to final maturity. In total, lenders holding 70.3% of the existing A tranches (£1,459.7 million) transferred their participations into the new A tranches;

           (ii)  subject to the repayment condition described below, extend the maturity of the existing revolving facility in respect of consenting lenders from March 2011 to June 2012, through the transfer of those lenders' participations to a new revolving facility. In total, lenders holding 72.3% of the existing revolving facility transferred their participations into the new revolving facility;

          (iii)  suspend the right of consenting lenders under the B tranches to receive a pro rata share of voluntary and mandatory prepayments until the outstanding amounts under all A tranches and the existing Tranches B1 to B6 are repaid in full, through the transfer of those lenders' participations to new Tranches B7 to B12 (corresponding to Tranches B1 to B6, respectively) which do not have the right to pro rata prepayments. In total, lenders holding 81.6% of the existing B tranches (£1,615.9 million) transferred their participations into the new B tranches;

          (iv)  provide flexibility to add tranches to the senior credit facility that will have a maturity no earlier than September 2012, with no scheduled amortization payments prior to that date, to be used solely to repay debt under the senior credit facility; and

           (v)  subject to the repayment condition described below, reset certain financial covenant ratios.

        Lenders who did not individually consent to transfer their participations to the new A tranches, B tranches and revolving facility remained in the existing A tranches, B tranches and revolving facility. The changes to the repayment schedule under the new A tranches and new revolving facility and the reset of the financial covenant ratios (amendments (i), (ii) and (v) above) will only become effective after we have repaid £487.0 million of the amounts outstanding under the A tranches and the B1–B6 tranches. We have repaid £300.0 million of this amount and have until August 10, 2009 (following our exercise of a three-month extension option and payment of £1.3 million in related fees) to satisfy this repayment condition in respect of the remaining £187.0 million. We anticipate using cash generated from operations and cash on our balance sheet, which may be supplemented by amounts undrawn on our revolving credit facility, proceeds from debt offerings, or other sources, to pay the outstanding amount. Although we had £181.6 million of cash on our balance sheet as at December 31, 2008, if we do not generate additional cash from operations or raise cash through other means, we may not be able to satisfy this prepayment condition. If we fail to meet the prepayment condition, the current financial covenant ratios and debt amortization schedule under our senior credit facility will remain unchanged, with significant repayments due in 2010 and 2011. Even if we do satisfy the prepayment condition, certain amortization payments remain due in 2010 and 2011, as described below.

        Additionally, we have paid fees of £49.2 million in 2008 in connection with the amendment. Upon satisfaction of the repayment condition, the applicable interest margin in respect of the principal amounts that are being deferred and the extended revolving facility will increase by 1.375%, and we will be required to pay £11.5 million in additional fees.

Principal Amortization

        The principal payments on our senior credit facility at December 31, 2008, and after giving effect to the amendment (assuming the repayment condition has been satisfied by repayment of 20% of the A tranches and the B1–B6 tranches) will be scheduled as follows (in millions):

Date	Amount Pre-Amendment	Amount after giving effect to the Amendment
March 31, 2010	£274.2	£32.7
September 30, 2010	579.5	171.6
March 3, 2011	966.1	288.4
June 3, 2012	—	1,167.3
September 3, 2012	2,069.6	2,042.4
March 3, 2013	300.0	300.0

        If we prepay any amounts due in 2010 and 2011 prior to their scheduled repayment, whether voluntarily or because the terms of our senior credit facility require us to make a prepayment, we will have to make simultaneous prepayments in respect of certain other tranches of the senior credit facility. For example, assuming that the repayment condition has been satisfied and we subsequently choose to prepay £100 million of the amounts due in 2010, we would be required to make a simultaneous prepayment of £295 million in respect of outstandings otherwise payable in 2012.

Interest Margins

        The annual rate of interest payable under our senior credit facility is the sum of (i) the London Intrabank Offer Rate (LIBOR), US LIBOR or European Intrabank Offer Rate (EURIBOR), as applicable, plus (ii) the applicable interest margin and the applicable cost of complying with any reserve requirement.

        The applicable interest margin for Tranche A, Tranche A1 and the existing revolving facility (and, prior to our satisfaction of the repayment condition, Tranche A2, Tranche A3 and the new revolving facility) depends upon the net leverage ratio then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	1.250%
Greater than or equal to 3.00:1 but less than 3.40:1	1.375%
Greater than or equal to 3.40:1 but less than 3.80:1	1.500%
Greater than or equal to 3.80:1 but less than 4.20:1	1.625%
Greater than or equal to 4.20:1 but less than 4.50:1	1.750%
Greater than or equal to 4.50:1 but less than 4.80:1	1.875%
Greater than or equal to 4.80:1 but less than 5.00:1	2.125%
Greater than or equal to 5.00:1	2.250%

        After our satisfaction of the repayment condition, the applicable interest margin for Tranche A2, Tranche A3 and the new revolving facility will depend upon the net leverage ratio then in effect as set forth below:

Leverage Ratio	Margin
Less than 3.00:1	2.625%
Greater than or equal to 3.00:1 but less than 3.40:1	2.750%
Greater than or equal to 3.40:1 but less than 3.80:1	2.875%
Greater than or equal to 3.80:1 but less than 4.20:1	3.000%
Greater than or equal to 4.20:1	3.125%

        The applicable interest margins for Tranches B1—B12 and Tranche C are as follows:

Facility	Margin
B1	2.125%
B2	2.125%
B3	2.000%
B4	2.000%
B5	2.125%
B6	2.125%
B7	3.625%
B8	3.625%
B9	3.500%
B10	3.500%
B11	3.625%
B12	3.625%
C	2.750%

Security

        The senior credit facility (other than for Tranche C) has the benefit of a full and unconditional senior secured guarantee from Virgin Media Finance PLC as well as first priority pledges of the shares and assets of substantially all of the operating subsidiaries of Virgin Media Investment Holdings Limited, or VMIH, and of receivables arising under any intercompany loans to those subsidiaries. The senior secured guarantee of Virgin Media Finance PLC is secured by a first priority pledge of the entire capital stock of VMIH and the receivables under any intercompany loans from Virgin Media Finance PLC to VMIH. The guarantee of Tranche C of the senior credit facility will share in the security of Virgin Media Finance PLC granted to the senior credit facility, but will receive proceeds only after the other tranches and will not benefit from guarantees or security granted by other members of the group.

Senior Notes

        On July 25, 2006, Virgin Media Finance PLC issued U.S. dollar denominated 9.125% senior notes due 2016 with a principal amount outstanding of $550 million. The senior notes due 2016 are unsecured senior obligations of Virgin Media Finance PLC and rank pari passu with Virgin Media Finance's outstanding senior notes due 2014. The senior notes due 2016 bear interest at an annual rate of 9.125% payable on February 15 and August 15 of each year, beginning February 15, 2007. The senior notes due 2016 mature on August 15, 2016 and are guaranteed by Virgin Media, Virgin Media Group LLC, VMIH and certain other intermediate holding companies of Virgin Media.

        On April 13, 2004, Virgin Media Finance PLC issued U.S. dollar denominated 8.75% senior notes due 2014 with a principal amount outstanding of $425 million, sterling denominated 9.75% senior notes due 2014 with a principal amount outstanding of £375 million, and euro denominated 8.75% senior notes due with a principal amount outstanding of €225 million. Interest is payable on April 15 and October 15 of each year. The senior notes due 2014 mature on April 15, 2014 and are guaranteed by Virgin Media, Virgin Media Group LLC, VMIH and certain of the intermediate holding companies in the group.

Convertible Senior Notes

        On April 16, 2008, Virgin Media Inc. issued U.S. dollar denominated 6.50% convertible senior notes due 2016 with a principal amount outstanding of $1.0 billion. The convertible senior notes are unsecured senior obligations of Virgin Media Inc. and, consequently, are subordinated to our obligations under the senior credit facility and rank equally with Virgin Media Inc.'s guarantees of the senior notes. The convertible senior notes bear interest at an annual rate of 6.50% payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2008. The convertible senior notes mature on November 15, 2016 and may not be redeemed by us prior to their maturity date. Upon conversion, we may elect to settle in cash, shares of common stock or a combination of cash and shares of our common stock.

        Holders of convertible senior notes may tender their notes for conversion at any time on or after August 15, 2016 through to the second scheduled trading date preceding the maturity date. Prior to August 15, 2016, holders may convert their notes, at their option, only under the following circumstances: (i) in any quarter, if the closing sale price of Virgin Media Inc.'s common stock during at least 20 of the last 30 trading days of the prior quarter was more than 120% of the applicable conversion price per share of common stock on the last day of such prior quarter; (ii) if, for five consecutive trading days, the trading price per $1,000 principal amount of notes was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate; (iii) if a specified corporate event occurs, such as a merger, recapitalization, reclassification, binding share exchange or conveyance of all, or substantially all, of Virgin Media Inc.'s assets; (iv) the declaration by

Virgin Media Inc. of the distribution of certain rights, warrants, assets or debt securities to all, or substantially all, holders of Virgin Media Inc.'s common stock; or (v) if Virgin Media Inc. undergoes a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting.

        The initial conversion rate of the convertible senior notes represents an initial conversion price of approximately $19.22 per share of common stock. The conversion rate is subject to adjustment for stock splits, stock dividends or distributions, the issuance of certain rights or warrants, certain cash dividends or distributions or stock repurchases where the price exceeds market values. In the event of specified fundamental changes relating to Virgin Media Inc., referred to as "make whole" fundamental changes, the conversion rate will be increased as provided by a formula set forth in the indenture governing the convertible senior notes.

        Holders may also require us to repurchase the convertible senior notes for cash in the event of a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting (including involuntary delisting for failure to continue to comply with the NASDAQ listing criteria), for a purchase price equal to 100% of the principal amount, plus accrued but unpaid interest to the purchase date.

Restrictions under our Existing Debt Agreements

        The agreements governing the senior notes and the senior credit facility significantly and, in some cases absolutely, restrict our ability and the ability of most of our subsidiaries to:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  enter into sale and leaseback transactions or certain vendor financing arrangements;

  •
  create liens;

  •
  enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of their assets; and

  •
  enter into transactions with affiliates.

        We are also subject to financial maintenance covenants under our senior credit facility. These covenants require us to meet certain financial targets on a quarterly basis and the required levels increase over time. As a result, we will need to continue to improve our operating performance over the next several years to meet these levels. Failure to meet these covenant levels would result in a default under our senior credit facility.

Debt Ratings

        To access public debt capital markets, we rely on credit rating agencies to assign corporate credit ratings. A rating is not a recommendation by the rating agency to buy, sell or hold our securities. A credit rating agency may change or withdraw our ratings based on its assessment of our current and future ability to meet interest and principal repayment obligations. Lower credit ratings generally result in higher borrowing costs and reduced access to debt capital markets. The corporate debt ratings and outlook assigned by the rating agencies engaged by us as of December 31, 2008 are as follows:

	Corporate Rating	Outlook
Moody's Investors Service Inc.	Ba3	Stable
Standard & Poor's	B+	Positive
Fitch	BB-	Stable

Cash Dividends

        We commenced the payment of regular quarterly dividends in June 2006. During the years ended December 31, 2008, 2007 and 2006, we paid the following dividends:

Board Declaration Date	Per Share Dividend	Record Date	Payment Date	Total Amount
				(in millions)
Year ended December 31, 2006:
May 18, 2006	$0.01	June 12, 2006	June 20, 2006	£1.6
August 28, 2006	0.02	September 12, 2006	September 20, 2006	3.5
November 28, 2006	0.02	December 12, 2006	December 20, 2006	3.4
Year ended December 31, 2007:
February 27, 2007	$0.02	March 12, 2007	March 20, 2007	£3.3
May 16, 2007	0.03	June 12, 2007	June 20, 2007	5.0
August 15, 2007	0.04	September 12, 2007	September 20, 2007	6.5
November 27, 2007	0.04	December 12, 2007	December 20, 2007	6.4
Year ended December 31, 2008:
February 6, 2008	$0.04	March 12, 2008	March 20, 2008	£6.6
May 21, 2008	0.04	June 12, 2008	June 20, 2008	6.7
September 2, 2008	0.04	September 12, 2008	September 22, 2008	7.1
November 25, 2008	0.04	December 12, 2008	December 22, 2008	8.9

        Future payments of regular quarterly dividends by us are at the discretion of the Board of Directors and will be subject to our future needs and uses of cash, which could include investments in operations, the repayment of debt, and share repurchase programs. In addition, the terms of our and our subsidiaries' existing and future indebtedness and the laws of jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Off-Balance Sheet Arrangements

        As part of our ongoing business we have not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities frequently referred to as special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2008, we were not involved with any material unconsolidated SPEs.

Contractual Obligations and Commercial Commitments

        The following table includes aggregate information about our contractual obligations as of December 31, 2008, and the periods in which payments are due (in millions).

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long Term Debt Obligations	£6,133.6	£2.9	£1,820.3	£2,370.1	£1,940.3
Capital Lease Obligations	264.8	48.8	96.2	35.6	84.2
Operating Lease Obligations	317.7	45.6	84.2	74.4	113.5
Purchase Obligations	647.8	336.6	193.6	65.6	52.0
Interest Obligations	1,742.8	443.4	604.9	465.5	229.0

Total	£9,106.7	£877.3	£2,799.2	£3,011.2	£2,419.0

Early Termination Charges		£26.3	£16.0	£2.8	£—

        Early termination charges are amounts that would be payable in the above periods in the event of early termination during that period of certain of the contracts underlying the purchase obligations listed above.

        The following table includes information about our commercial commitments as of December 31, 2008. Commercial commitments are items that we could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet (in millions).

		Amount of Commitment Expiration per Period
Other Commercial Commitments	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Guarantees	£26.0	£12.2	£5.5	£—	£8.3
Lines of Credit	—	—	—	—	—
Standby Letters of Credit	5.8	5.1	—	—	0.7
Standby Repurchase Obligations	—	—	—	—	—
Other Commercial Commitments	—	—	—	—	—

Total Commercial Commitments	£31.8	£17.3	£5.5	£—	£9.0

        Guarantees relate to performance bonds provided by banks on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value of each bond.

Derivative Instruments and Hedging Activities

        We have a number of derivative instruments with a number of counterparties to manage our exposures to changes in interest rates and foreign currency exchange rates. We account for certain of these instruments as accounting hedges under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, when the appropriate eligibility criteria has been satisfied, and to the extent that they are effective. Ineffectiveness in our accounting hedges, and instruments that we have not elected for hedge accounting, are recognized through the consolidated statement of operations immediately. Effective cash flow accounting hedges are recognized as either assets or liabilities and measured at fair value with changes in the fair value recorded within other comprehensive income (loss). The derivative instruments consist of interest rate swaps, cross-currency interest rate swaps and foreign currency forward contracts.

        We are subject to interest rate risk because we have substantial indebtedness at variable interest rates. As of December 31, 2008, interest is determined on a variable basis on £4,004.4 million, or 67.3%, of our indebtedness based upon contractual obligations. An increase in interest rates of 0.25% would increase our gross interest expense by £10.1 million per year, before giving effect to interest rate swaps.

        We are also subject to currency exchange rate risks because substantially all of our revenues, operating costs and selling, general and administrative expenses are paid in U.K. pounds sterling, but we pay interest and principal obligations with respect to a portion of our indebtedness in U.S. dollars and euros. To the extent that the pound sterling declines in value against the U.S. dollar and the euro, the effective cost of servicing our U.S. dollar and euro denominated debt will be higher. Changes in the exchange rate result in foreign currency gains or losses. As of December 31, 2008, £1,714.8 million, or 27% of our indebtedness based upon contractual obligations, was denominated in U.S. dollars and £617.8 million, or 10% of our indebtedness based upon contractual obligations, was denominated in euros. We also purchase goods and services in U.S. dollars and euros.

Interest Rate Swaps

        We have entered into a number of interest rate swaps to mitigate the risk relating to the variability in future interest payments on our senior credit facility, which accrues interest at variable rates based on LIBOR. The interest rate swaps allow us to receive interest based on LIBOR in exchange for payments of interest at fixed rates between 4.81% and 5.38%.

        We have designated some of the interest rate swaps as cash flow hedges under FAS 133 because they hedge against changes in LIBOR. All interest rate swaps are recognized as either assets or liabilities and measured at fair value. Changes in the fair value are recorded within other comprehensive income (loss) where designated as an accounting hedge, or through (loss) gain on derivatives where not designated as an accounting hedge. The amounts initially recorded in other comprehensive income (loss) are then recorded in the statement of operations when the underlying hedged item impacts the statement of operations.

Cross-currency Interest Rate Swaps

        We have entered into a number of cross-currency interest rate swaps to mitigate the risk relating to the variability in the pound sterling value of interest payments on the U.S. dollar denominated 8.75% senior notes due 2014, interest payments on the euro denominated 8.75% senior notes due 2014, interest payments on the U.S. dollar denominated senior notes due 2016 and interest payments on the U.S. dollar and euro denominated tranches of our senior credit facility. Under these cross-currency interest rate swaps, we receive interest in U.S. dollars at various fixed and floating rates and in euros at various fixed and floating rates in exchange for payments of interest in pounds sterling at various fixed and floating rates.

        We have designated some of the cross-currency interest rate swaps as cash flow hedges under FAS 133, because they hedge against changes in the pound sterling value of the interest payments on the senior notes that result from changes in the U.S. dollar and euro exchange rates. All cross-currency interest rate swaps are recognized as either assets or liabilities and measured at fair value. Changes in the fair value of these instruments are initially recorded within other comprehensive income (loss) where designated as an accounting hedge, or through (loss) gain on derivatives where not designated as an accounting hedge. The amounts initially recorded in other comprehensive income (loss) are then recorded in the statement of operations when the underlying hedged item impacts the statement of operations.

Foreign Currency Forward Contracts

        We have entered into a number of forward contracts maturing on April 14, 2009 to purchase a total of $425 million. These contracts economically hedge changes in the pound sterling value of the U.S. dollar denominated principal obligation relating to the 8.75% senior notes due 2014 caused by changes in the U.S. dollar and pound sterling exchange rates. The foreign exchange risk relating to principal obligations under the €225 million 8.75% senior notes due 2014, the $550 million 9.125% senior notes due 2016, and the $531.9 million and €423.9 million principal obligations under the senior credit facility is being mitigated through the use of cross-currency interest rate swaps, and therefore separate forward rate contracts for these debt instruments were not necessary.

        These foreign currency forward rate contracts have not been designated as accounting hedges under FAS 133. As such, the contracts are carried at fair value on our balance sheet with changes in the fair value recognized immediately through foreign currency (losses) gains in the consolidated statement of operations. The foreign currency forward rate contracts do not subject us to material volatility in our earnings and cash flows because changes in the fair value directionally and partially mitigate the gains or losses on the remeasurement of our U.S. dollar denominated debt into our reporting currency, pounds sterling, in accordance with FASB Statement No. 52, Foreign Currency Translation. Changes in fair value of these contracts are reported within foreign currency (losses) gains.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        Our consolidated financial statements, the notes thereto and the report of the independent registered public accounting firm begin on page F-1 of this document and are incorporated in this document by reference.

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up in accordance with the requirements of FAS 144 and we have retrospectively adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        In May 2008, the FASB issued FSP APB 14-1 which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations. We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. FSP APB 14-1 has been applied on a retrospective basis, whereby our prior period financial statements have been adjusted.

        As reported in the 2009 First Quarter filing on Form 10-Q, we have realigned our internal reporting structure and the related financial information used by our chief operating decision maker to assess the performance of our business. Our former operating segments were Cable, Mobile and Content, and the new operating segments are Consumer, Business and Content.

        The following is a summary of the unaudited selected quarterly results of operations for the years ended December 31, 2008 and 2007 (in millions, except per share data):

	2008
	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(unaudited)
Statement of Operations Data:
Revenue	£947.3	£940.1	£940.9	£948.5
Operating (loss) income	(1.9)	(328.3)	53.3	5.1
Net loss	(104.4)	(449.0)	(122.7)	(243.9)
Basic and diluted loss per share	£(0.32)	£(1.37)	£(0.37)	£(0.74)

	2007
	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(unaudited)
Statement of Operations Data:
Revenue	£971.1	£948.0	£954.3	£965.2
Operating (loss) income	(10.5)	8.0	50.8	(19.9)
Net loss	(120.3)	(119.0)	(61.0)	(163.2)
Basic and diluted loss per share	£(0.37)	£(0.37)	£(0.19)	£(0.50)

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)

(1)
Financial Statements—See list of Financial Statements on page F-1.

(2)
Financial Statement Schedules—See list of Financial Statement Schedules on page F-1.

(3)
Exhibits—See Exhibit Index.

FORM 10K—Item 15(a)(1) and (2)

VIRGIN MEDIA INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

The following consolidated financial statements of Virgin Media Inc. and Subsidiaries are included in Item 8:

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets—December 31, 2008 and 2007	F-3
Consolidated Statements of Operations—Years ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Cash Flows—Years ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statement of Shareholders' Equity—Years ended December 31, 2008, 2007 and 2006	F-6
Notes to Consolidated Financial Statements	F-7
The following consolidated financial statement schedules of Virgin Media Inc. and Subsidiaries are included in Item 15(a):
Schedule I—Condensed Financial Information of Registrant	F-68

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

The following consolidated financial statements of Virgin Media Investment Holdings Limited and Subsidiaries are included in Item 8:
Report of Independent Registered Public Accounting Firm	F-72
Consolidated Balance Sheets—December 31, 2008 and 2007	F-73
Consolidated Statements of Operations—Years ended December 31, 2008, 2007 and 2006	F-74
Consolidated Statements of Cash Flows—Years ended December 31, 2008, 2007 and 2006	F-75
Consolidated Statement of Shareholders' Equity—Years ended December 31, 2008, 2007 and 2006	F-76
Notes to Consolidated Financial Statements	F-77

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Virgin Media Inc.

        We have audited the accompanying consolidated balance sheets of Virgin Media Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and this schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virgin Media Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, Virgin Media Inc. changed its method of accounting for stock-based compensation expense as of January 1, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"; changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans"; adopted Financial Accounting Standards Board Staff Position FAS 143-1, "Accounting for Electronic Waste Obligations", as of December 12, 2006; and changed the method of accounting for its convertible debt instrument as of January 1, 2009 to conform with the provisions of Financial Accounting Standards Board Staff Position APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)", and retrospectively adjusted all periods presented in the consolidated financial statements for this change.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Virgin Media Inc. and subsidiaries' internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
London, England
February 26, 2009,
except for notes 1, 2, 3, 4, 5, 6, 8, 9, 14, 17, 18 and 19, as to which the date is
May 26, 2009

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions, except par value)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	£181.6	£321.4
Restricted cash	6.1	6.1
Accounts receivable—trade, less allowances for doubtful accounts of £16.5 (2008) and £19.5 (2007)	454.3	451.8
Inventory for resale	12.7	8.3
Programming inventory	68.4	55.4
Derivative financial instruments	168.4	4.1
Prepaid expenses and other current assets	107.8	88.0
Current assets held for sale	56.2	20.4

Total current assets	1,055.5	955.5
Fixed assets, net	5,342.1	5,649.5
Goodwill and other indefinite-lived assets	2,082.3	2,448.3
Intangible assets, net	510.3	790.7
Equity investments	353.5	368.7
Derivative financial instruments	435.7	60.1
Other assets, net of accumulated amortization of £79.1 (2008) and £45.0 (2007)	153.9	123.5
Other assets held for sale	—	107.0

Total assets	£9,933.3	£10,503.3

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£370.5	£340.3
Accrued expenses and other current liabilities	449.9	430.4
Derivative financial instruments	84.4	—
VAT and employee taxes payable	63.5	86.1
Restructuring liabilities	71.0	89.6
Interest payable	131.6	172.5
Deferred revenue	268.0	250.2
Current portion of long term debt	40.5	29.1
Current liabilities held for sale	36.2	45.7

Total current liabilities	1,515.6	1,443.9
Long term debt, net of current portion	6,129.6	5,929.4
Derivative financial instruments	42.6	122.3
Deferred revenue and other long term liabilities	150.1	116.2
Deferred income taxes	79.2	81.0

Total liabilities	7,917.1	7,692.8

Commitments and contingent liabilities
Shareholders' equity
Common stock—$0.01 par value; authorized 1,000.0 (2008 and 2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.1 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,461.3	4,335.9
Accumulated other comprehensive income	178.2	148.6
Accumulated deficit	(2,625.1)	(1,675.8)

Total shareholders' equity	2,016.2	2,810.5

Total liabilities and shareholders' equity	£9,933.3	£10,503.3

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Year ended December 31,
	2008	2007	2006
Revenue	£3,776.8	£3,838.6	£3,413.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	1,647.1	1,652.2	1,428.8
Selling, general and administrative expenses	828.0	906.0	862.3
Restructuring and other charges	22.7	28.7	67.0
Depreciation	902.8	922.3	797.1
Amortization	285.8	301.0	238.6
Goodwill and intangible asset impairments	362.2	—	—

	4,048.6	3,810.2	3,393.8

Operating (loss) income	(271.8)	28.4	20.0
Other income (expense)
Interest income and other, net	26.1	18.3	35.4
Interest expense	(499.4)	(514.1)	(457.5)
Loss on extinguishment of debt	(9.6)	(3.2)	(32.8)
Share of income from equity investments	14.4	17.7	12.5
Gains (losses) on derivative instruments	283.7	(2.5)	1.3
Foreign currency (losses) gains	(403.6)	5.1	(90.1)

Loss from continuing operations before income taxes	(860.2)	(450.3)	(511.2)
Income tax benefit (expense)	6.8	(2.5)	11.8

Loss from continuing operations	(853.4)	(452.8)	(499.4)

Discontinued operations
Loss from discontinued operations, net of tax	(66.6)	(10.7)	(1.9)

Net loss before cumulative effect of changes in accounting principle	(920.0)	(463.5)	(501.3)
Cumulative effect of changes in accounting principle, net of tax	—	—	(32.6)

Net loss	£(920.0)	£(463.5)	£(533.9)

Basic and diluted loss from continuing operations per common share	£(2.60)	£(1.39)	£(1.70)

Basic and diluted loss from discontinued operations per common share	£(0.20)	£(0.03)	£(0.01)

Basic and diluted loss from cumulative effect of changes in accounting principle per share	£—	£—	£(0.11)

Basic and diluted net loss per common share	£(2.80)	£(1.42)	£(1.82)

Dividends per share (in U.S. dollars)	$0.16	$0.13	$0.05

Average number of shares outstanding	328.0	325.9	292.9

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASHFLOWS

(in millions)

	Year ended December 31,
	2008	2007	2006
Operating activities
Net loss	£(920.0)	£(463.5)	£(533.9)
Cumulative effect of changes in accounting principle	—	—	32.6
Loss from discontinued operations	66.6	10.7	1.9

Loss from continuing operations	(853.4)	(452.8)	(499.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,188.6	1,223.3	1,035.7
Goodwill and intangible asset impairments	362.2	—	—
Non-cash interest	(46.4)	2.7	99.1
Non-cash compensation	16.8	17.5	36.7
Loss (income) from equity accounted investments, net of dividends received	10.7	(10.8)	(9.5)
Income taxes	(2.3)	14.3	(14.8)
Amortization of original issue discount and deferred financing costs	24.4	23.1	32.4
Unrealized foreign currency losses (gains)	371.6	(2.7)	46.5
Loss on extinguishment of debt	9.6	3.2	32.8
Unrealized (gains) losses on derivative instruments	(278.1)	2.5	(1.3)
Gain on disposal of investments	—	(8.1)	—
(Gain) loss on disposal of assets	(0.1)	18.8	(1.7)
Other	0.7	—	(1.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Marketable securities	—	—	96.9
Accounts receivable	(2.6)	4.7	(70.9)
Inventory	(17.4)	(11.5)	(18.5)
Prepaid expenses and other current assets	(11.9)	8.7	(20.3)
Other assets	(11.0)	4.2	(3.6)
Accounts payable	5.2	(0.2)	16.2
Deferred revenue (current)	17.8	(17.4)	11.0
Accrued expenses and other current liabilities	(30.9)	(104.4)	42.4
Deferred revenue and other long term liabilities	5.2	(4.3)	(23.0)

Net cash provided by operating activities	758.7	710.8	785.7

Investing activities
Purchase of fixed and intangible assets	(477.9)	(533.7)	(553.1)
Principal repayments on loans to equity investments	8.6	16.4	15.7
Proceeds from the sale of fixed assets	2.1	3.3	2.4
Proceeds from sale of investments	—	9.8	—
Purchase of investments	(1.5)	(2.0)	—
Acquisitions, net of cash acquired	—	(1.0)	(2,423.1)
(Increase) decrease in restricted cash	—	(0.1)	5.8

Net cash used in investing activities	(468.7)	(507.3)	(2,952.3)

Financing activities
New borrowings, net of financing fees	447.7	874.5	8,935.6
Proceeds from employee stock option exercises	0.6	15.0	38.7
Principal payments on long term debt and capital leases	(846.3)	(1,170.8)	(7,100.6)
Dividends paid	(29.3)	(21.2)	(8.5)

Net cash (used in) provided by financing activities	(427.3)	(302.5)	1,865.2

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(3.0)	5.2	0.4
Net cash used in investing activities	(1.9)	(2.5)	(1.7)

Net cash (used in) provided by discontinued operations	(4.9)	2.7	(1.3)

Effect of exchange rate changes on cash and cash equivalents	2.4	(0.8)	(14.0)
Decrease in cash and cash equivalents	(139.8)	(97.1)	(316.7)
Cash and cash equivalents at beginning of year	321.4	418.5	735.2

Cash and cash equivalents at end of year	£181.6	£321.4	£418.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£515.8	£486.9	£327.1
Income taxes paid	0.1	0.6	7.7

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(in millions)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock $.01 Par Value	Additional Paid-In Capital	Treasury Stock	Comprehensive Income (Loss)	Foreign Currency Translation	Pension Liability Adjustments	Net (Losses) Gains on Derivatives	Accumulated Deficit	Total
Balance, December 31, 2005	£1.2	£2,671.0	£(114.0)	£475.8	£64.5	£(18.2)	£(0.8)	£(648.7)	£1,955.0

Exercise of stock options and tax effect	—	38.7	—		—	—	—	—	38.7
Cancellation of treasury stock	—	(114.0)	114.0		—	—	—	—	—
Issuance of stock for acquisition of Telewest	0.4	1,151.5	—		—	—	—	—	1,151.9
Issuance of stock for acquisition of Virgin Mobile	0.2	518.5	—		—	—	—	—	518.7
Stock compensation costs	—	37.7	—		—	—	—	—	37.7
Dividends paid	—	—	—		—	—	—	(8.5)	(8.5)
Comprehensive loss:
Net loss for the year ended December 31, 2006	—	—	—	£(533.9)	—	—	—	(533.9)	(533.9)
Currency translation adjustment	—	—	—	67.1	67.1	—	—	—	67.1
Net losses on derivatives, net of tax	—	—	—	(49.8)	—	—	(49.8)	—	(49.8)
Reclassification of derivative losses to net income, net of tax	—	—	—	55.0	—	—	55.0	—	55.0
Pension liability adjustment, net of tax	—	—	—	7.6	—	7.6	—	—	7.6
Adjustment to initially apply FAS 158	—	—	—	—	—	(9.4)	—	—	(9.4)

Balance, December 31, 2006	£1.8	£4,303.4	£—	£(454.0)	£131.6	£(20.0)	£4.4	£(1,191.1)	£3,230.1

Exercise of stock options and tax effect	—	17.6	—		—	—	—	—	17.6
Stock compensation costs	—	14.9	—		—	—	—	—	14.9
Dividends paid	—	—	—		—	—	—	(21.2)	(21.2)
Comprehensive loss:
Net loss for the year ended December 31, 2007	—	—	—	£(463.5)	—	—	—	(463.5)	(463.5)
Currency translation adjustment	—	—	—	(0.2)	(0.2)	—	—	—	(0.2)
Net gains on derivatives, net of tax	—	—	—	53.8	—	—	53.8	—	53.8
Reclassification of derivative gains to net income, net of tax				(40.8)			(40.8)		(40.8)
Pension liability adjustment, net of tax	—	—	—	19.8	—	19.8	—	—	19.8

Balance, December 31, 2007	£1.8	£4,335.9	£—	£(430.9)	£131.4	£(0.2)	£17.4	£(1,675.8)	£2,810.5

Exercise of stock options and tax effect	—	0.6	—		—	—	—	—	0.6
Stock compensation costs	—	16.6	—		—	—	—	—	16.6
Dividends paid	—	—	—		—	—	—	(29.3)	(29.3)
Equity component of convertible notes	—	108.2	—		—	—	—	—	108.2
Comprehensive loss:
Net loss for the year ended December 31, 2008	—	—	—	£(920.0)	—	—	—	£(920.0)	£(920.0)
Currency translation adjustment	—	—	—	38.2	38.2	—	—	—	38.2
Net gains on derivatives, net of tax	—	—	—	147.8	—	—	147.8	—	147.8
Reclassification of derivative gains to net income, net of tax	—	—	—	(125.1)	—	—	(125.1)	—	(125.1)
Pension liability adjustment, net of tax	—	—	—	(31.3)	—	(31.3)	—	—	(31.3)

Balance, December 31, 2008	£1.8	£4,461.3	£—	£(890.4)	£169.6	£(31.5)	£40.1	£(2,625.1)	£2,016.2

See accompanying notes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)

Note 1—Organization and Business

        Virgin Media Inc. is a Delaware corporation and is publicly-traded on the NASDAQ Global Select Market in the United States. We conduct our operations primarily through direct and indirect wholly owned subsidiaries.

        Virgin Media Inc. is a leading U.K. entertainment and communications business providing the first "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services in the U.K. together with one of the most advanced TV on demand services available in the U.K. market. As of December 31, 2008, we were the U.K.'s largest residential broadband and mobile virtual network operator and second largest provider in the U.K. of pay television and fixed line telephone services by customer numbers. Through ntl:Telewest Business, which also operates under the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

        Through Virgin Media Television, or Virgin Media TV, we provide a broad range of programming through our wholly owned channels such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide.

        Our previously reported operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. As a result of the business reorganization initiated in 2008, during the first quarter of 2009 we have realigned our internal reporting structure and the related financial information used by our chief operating decision maker to assess the performance of our business. Our new operating segments are as follows:

  •
  Consumer:  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and to a lesser extent off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

  •
  Business:  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

  •
  Content:  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

        On February 6, 2007, we changed the name of our corporate parent from NTL Incorporated to Virgin Media Inc. and the names of certain of our subsidiaries.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        On May 9, 2005, we sold our operations in the Republic of Ireland to MS Irish Cable Holdings B.V., an affiliate of Morgan Stanley & Co. International Limited, for an aggregate purchase price of €333.4 million, or £225.5 million. Upon the sale, we recorded a gain on disposal of £137.0 million, net of tax of £8.5 million. During the year ended December 31, 2006, we were able to release certain contingent tax liabilities of £7.9 million, relating to the disposal of our former Ireland operations.

        On March 3, 2006, NTL Holdings Inc. (formerly known as NTL Incorporated and now known as Virgin Media Holdings Inc, or Virgin Media Holdings), merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc., or Telewest, and now known as Virgin Media Inc., or Virgin Media). The merger has been accounted for as a reverse acquisition in which Virgin Media Holdings is treated as the accounting acquirer, primarily because Virgin Media Holdings' shareholders owned 75% of the common stock upon completion of the merger. Following the merger, Telewest changed its name to NTL Incorporated, and subsequently to Virgin Media Inc. As a result, the historical financial statements of Virgin Media Holdings became the historical financial statements of Virgin Media Inc. as of the completion of the merger.

        The results of operations and cash flows for Telewest, the acquired company for accounting purposes, are included in the consolidated financial statements from March 3, 2006, the date on which the merger was completed.

        The results of operations and cash flows for Virgin Mobile are included in the consolidated financial statements from July 4, 2006, the date of its acquisition.

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up in accordance with the requirements of FAS 144 and we have retrospectively adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations. We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. FSP APB 14-1 has been applied on a retrospective basis, whereby our prior period financial statements have been adjusted.

Principles of Consolidation

        The consolidated financial statements include the accounts for us and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation. The

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

operating results of acquired companies are included in our consolidated statements of operations from the date of acquisition.

        For investments in which we own 20% to 50% of the voting shares and have significant influence over the operating and financial policies, the equity method of accounting is used. Accordingly, our share of the earnings and losses of these companies are included in the share of income (losses) in equity investments in the accompanying consolidated statements of operations. For investments in which we own less than 20% of the voting shares and do not have significant influence, the cost method of accounting is used. Under the cost method of accounting, we do not record our share in the earnings and losses of the companies in which we have an investment and such investments are generally reflected in the consolidated balance sheet at historical cost.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in restructuring costs, amounts accrued for vacated properties, the amount to be paid for other liabilities, including contingent liabilities, our pension expense and pension funding requirements, amounts to be paid under our employee incentive plans, costs for interconnection, the amount of costs to be capitalized in connection with the construction and installation of our network and facilities, goodwill and indefinite life assets, long-lived assets, certain other intangible assets and the computation of our income tax expense and liability. Actual results could differ from those estimates.

Fair Values

        We have determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies including, where appropriate, the recording of adjustments to fair values to reflect non-performance risk. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available to us as of December 31, 2008 and 2007.

Reclassification

        Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated statement of cash flows for the year ended December 31, 2006 includes reclassifications within cash flows from operating activities to provide greater detail on non-cash movements included within this category.

Foreign Currency Translation

        Our reporting currency is the pound sterling because substantially all of our revenues, operating costs and selling, general and administrative expenses are denominated in U.K. pound sterling.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Exchange gains and losses on translation of our net equity investments in subsidiaries having functional currencies other than the pound sterling are reported as a separate component of accumulated other comprehensive income in shareholders' equity. Foreign currency transactions involving amounts denominated in currencies other than a subsidiary's functional currency are recorded at the exchange rate ruling at the date of the transaction and are remeasured each period with gains and losses recorded in the consolidated statement of operations.

Cash Equivalents and Restricted Cash

        Cash equivalents are short term highly liquid investments purchased with an original maturity of three months or less. We had cash equivalents totaling £128.8 million and £218.7 million as at December 31, 2008 and 2007, respectively.

        Restricted cash balances of £6.1 million as at December 31, 2008 and 2007 represent cash balances collateralized against performance bonds given on our behalf.

Trade Receivables

        Our trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The movements in our allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 are as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£19.5	£51.8	£41.7
Acquisitions	—	—	15.5
Charged to costs and expenses	31.7	32.9	52.0
Write offs, net of recoveries	(34.7)	(65.2)	(57.4)

Balance, December 31	£16.5	£19.5	£51.8

Inventory

        Inventory consists of consumer goods for re-sale and programming inventory. Consumer goods for re-sale are valued at the lower of cost or market value using the first-in, first-out, or FIFO method. Cost represents the invoiced purchase cost of inventory. This valuation requires us to make judgments, based on currently available information, about obsolete, slow-moving or defective inventory. Based upon these judgments and estimates, which are applied consistently from period to period, we adjust the carrying amount of our inventory for re-sale to the lower of cost or market value.

        Programming inventory represents television programming libraries held by each of our television channels and is stated at the lower of cost or market value. Programming is recognized as inventory when a contractual purchase obligation exists, it has been delivered to us and is within its permitted broadcasting period. Programming inventory is periodically reviewed and a provision made for impairment or obsolescence.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Fixed Assets

        Depreciation is computed by the straight-line method over the estimated useful economic lives of the assets. Land and fixed assets held for sale are not depreciated. Estimated useful economic lives are as follows:

Operating equipment:
Cable distribution plant	8-30 years
Switches and headends	8-10 years
Customer premises equipment	5-10 years
Other operating equipment	8-20 years
Other equipment:
Buildings	20 years
Leasehold improvements	7 years or, if less, the lease term
Computer infrastructure	3-5 years
Other equipment	5-12 years

        The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

        Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations.

Goodwill and Intangible Assets

        Goodwill and other intangible assets with indefinite lives, such as television channel tradenames and reorganization value in excess of amount allocable to identifiable assets, are not amortized and are tested for impairment annually or more frequently if circumstances indicate a possible impairment exists in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, or FAS 142.

        Goodwill and other intangible assets with indefinite lives are allocated to various reporting units, which are the operating segments. For purposes of performing the impairment test of goodwill during the years ended December 31, 2008, 2007, and 2006, we established the following reporting units: Cable, Mobile, Virgin Media TV and sit-up. We compared the fair value of the reporting unit to its carrying amount on an annual basis to determine if there was potential goodwill impairment. We evaluated our former Cable reporting unit for impairment on an annual basis as at December 31, while all other reporting units were evaluated as at June 30.

        During the first quarter of 2009, we realigned our internal reporting structure and the related financial information utilized by the chief operating decision maker to assess the performance of our

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

business. As a result, three new operating segments and reporting units were established; Consumer, Business and Content. Content, which consists of the former Virgin Media TV reporting unit, will be evaluated for impairment purposes as at June 30 while Consumer and Business will be evaluated as at October 1 each year.

        Intangible assets include trademark license agreements and customer lists. Trademark license agreements represent the portion of purchase price allocated to agreements to license trademarks acquired in business combinations. Trademark licenses are amortized over the period in which we expect to derive benefits, which is principally five years. Customer lists represent the portion of the purchase price allocated to the value of the customer base acquired in business combinations. Customer lists are amortized on a straight-line basis over the period in which we expect to derive benefits, which is principally three to six years.

Asset Retirement Obligations

        We accrue for the liability in respect of dilapidation on our leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases, or FAS 13.

        In June 2005, the Financial Accounting Standards Board issued FASB Staff Position FAS 143-1, Accounting for Electronic Equipment Waste Obligations, or FSP 143-1. The FASB issued FSP 143-1 to address the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive adopted by the European Union. FSP 143-1 requires that the commercial user should apply the provisions of FASB Statement No. 143 and the related FASB Interpretation No. 47 to certain obligations associated with historical waste (as defined by the Directive), since this type of obligation is an asset retirement obligation. FSP 143-1 was effective for the later of the first reporting period ending after June 8, 2005 or the Directive's adoption into law by the applicable European Union-member country. The Directive was adopted by the United Kingdom on December 12, 2006, and was effective January 2, 2007. Management have reviewed their obligations under the law and concluded that an obligation exists for certain of our customer premises equipment. As a result, we recognized an asset retirement obligation of £58.2 million and fixed assets of £24.4 million on the consolidated balance sheet as at December 31, 2006 and a cumulative effect change in accounting principle of £33.8 million in the consolidated statement of operations for the year then ended.

Impairment of Long-Lived Assets

        In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We assess the recoverability of the carrying value of long-lived assets, by first grouping our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. We estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, we record an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. We determine fair value through quoted market prices in active markets or, if quoted

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

market prices are unavailable, through the performance of internal analysis of discounted cash flows or external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long term growth rate.

        As of December 31, 2008, other than the assets accounted for as available for sale, there were no indicators of impairment that suggest the carrying amounts of our long-lived assets are not recoverable.

Deferred Financing Costs

        Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt using the effective interest method. Deferred financing costs of £118.0 million and £88.9 million as of December 31, 2008 and 2007, respectively, are included in other assets on the consolidated balance sheets.

Restructuring Costs

        As of January 1, 2003, we adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognize a liability for costs associated with restructuring activities when the liability is incurred. Prior to 2003, we recognized a liability for costs associated with restructuring activities at the time a commitment to restructure was given in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

        In 2006, we initiated a number of restructuring programs as part of our acquisitions of Telewest and Virgin Mobile. Accruals in respect to exit activities of the acquired businesses are recognized under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and included in the acquired company's opening balance sheet. Accruals in respect to exit activities of the historic NTL business are recognized under FAS 146.

        In 2008, we initiated a restructuring program aimed at driving further improvements in our operational performance and eliminating inefficiencies. Accruals in respect to exit activities within this program are recognized at the date the liability is incurred.

Revenue Recognition

        We recognize revenue only when it is realized or realizable and earned. We recognize revenue when all of the following are present:

  •
  persuasive evidence of an arrangement exists between us and our customers;

  •
  delivery has occurred or the services have been rendered;

  •
  the price for the service is fixed or determinable; and

  •
  collectibility is reasonably assured.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        Fixed line telephone, cable television and internet revenues are recognized as the services are provided to customers. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

        Installation revenues are recognized in accordance with the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies, in relation to connection and activation fees for cable television, as well as fixed line telephone and internet services, on the basis that we market and maintain a unified fiber network through which we provide all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

        Rental revenues in respect of line rentals and rental of equipment provided to customers are recognized on a straight-line basis over the term of the rental agreement.

        Mobile handset and other equipment revenues are recognized when the goods have been delivered and title has passed. Equipment revenue is stated net of discounts earned through service usage.

        Mobile service revenues include airtime, data, roaming and long-distance revenues and are invoiced and recorded as part of a periodic billing cycle. Service revenues are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

        Contract customers are billed in arrears based on usage and revenue is recognized when the service is rendered and collectibility is reasonably assured. Revenue from non-contract pre-pay customers is recorded as deferred revenue prior to commencement of services and is recognized as the services are rendered or usage expires.

        Bundled services revenue is recognized in accordance with the provisions of EITF No 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, to assess whether the components of the bundled services should be recognized separately.

        For bundled packages that have separately identifiable components, the total consideration is allocated to the different components based on their relative fair values. Where the fair value of a delivered component cannot be determined reliably but the fair value of the undelivered component can be, the fair value of the undelivered component is deducted from the total consideration and the net amount is allocated to the delivered components based on the "residual value" method.

        Programming revenues are recognized in accordance with SOP 00-2, Accounting by Producers or Distributors of Films. Revenue on transactional and interactive sales is recognized as and when the services are delivered. Advertising sales revenue is recognized at estimated realizable values when the advertising is aired.

        Retail revenues are recognized on dispatch of goods to customers and are net of discounts given and less actual and expected returns, refunds and credit card charge-backs.

Subscriber Acquisition Costs

        Costs incurred in respect to the acquisition of our customers, including payments to distributors and the cost of mobile handset promotions, are expensed as incurred.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Advertising Expense

        We expense the cost of advertising as incurred. Advertising costs were £99.8 million, £108.6 million and £101.3 million in 2008, 2007 and 2006, respectively.

Stock-Based Compensation

        We have a number of stock-based employee compensation plans, as described more fully in note 11. On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share Based Payment, or FAS 123R, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, or FAS 123. FAS 123R also supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows, or FAS 95. FAS 123R differs from FAS 123 by requiring all entities to measure liabilities incurred in stock-based payment transactions at fair value and to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under FAS 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the fair value of the awards immediately before the modification.

        FAS 123R also clarifies and expands guidance under FAS 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. FAS 123R amends FAS 95 requiring that the excess tax benefits are reported as a financing cash inflow rather than as a reduction of taxes paid.

        We adopted FAS 123R on January 1, 2006 and elected to use the modified prospective method, whereby prior period results were not restated. As a result of the adoption of FAS 123R, we recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods. Stock-based compensation expense is recognized as a component of selling, general and administrative expenses in the consolidated statement of operations.

Pensions

        We account for our defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions, or FAS 87, and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106, or FAS 132R. Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements.

        In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statement No. 87, 88, 106 and 132(R), or FAS 158. FAS 158 requires that the funded status of defined benefit postretirement plans be recognized on a company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective for fiscal years ending after December 15, 2006, which we adopted for the year ended December 31, 2006. FAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, effective for fiscal years ending after December 15, 2008. The impact of adopting the recognition provisions of FAS 158 as of December 31, 2006 was an increase

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

in liabilities of £9.4 million and a pre-tax increase in the accumulated other comprehensive loss of £9.4 million.

Derivative Financial Instruments

        We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As certain portions of our indebtedness accrue interest at variable rates, we are exposed to volatility in future cash flows and earnings associated with variable interest rate payments. Also, substantially all of our revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, U.S. dollars and euros, but we pay interest and principal obligations on some of our indebtedness in U.S. dollars and euros. As a result, we have exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of our indebtedness. We are also exposed to volatility in future cash flows and earnings associated with foreign currency payments in relation to operating costs and purchases of fixed assets incurred in the normal course of business.

        Our objective in managing exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of our earnings and cash flows caused by changes in underlying rates. To achieve this objective, we have entered into derivative financial instruments. We have established policies and procedures to govern the management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, we do not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In order to qualify for hedge accounting in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, we are required to document in advance the relationship between the item being hedged and the hedging instrument. We are also required to demonstrate that the hedge will be highly effective on an ongoing basis. This effectiveness testing is performed and documented at each period end to ensure that the hedge remains highly effective.

        We recognize all derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in accumulated other comprehensive income or loss. Amounts recorded in accumulated other comprehensive income or loss are reclassified to the statement of operations in the same period as the corresponding impact on earnings from the underlying hedged transaction. Changes in fair value of any instrument not designated as an accounting hedge or considered to be ineffective as an accounting hedge are reported in earnings immediately.

        Where an accounting hedge no longer meets the effectiveness criteria, any gains or losses deferred in equity are only transferred to the statement of operations when the committed or forecasted transaction is recognized in the statement of operations. However, where we have applied cash flow hedge accounting for a forecasted or committed transaction that is no longer expected to occur, then the cumulative gain or loss that has been recorded in equity is recognized immediately as gains or losses on derivative instruments in the statement of operations. When an instrument designated as an accounting hedge expires or is sold, any cumulative gain or loss existing in equity at that time remains

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

in equity and is recognized when the forecast transaction is ultimately recognized in the statement of operations.

Software Development Costs

        We capitalize costs related to computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software that we customize to meet our specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. We have not sold, leased or licensed software developed for internal use to our customers and we have no intention of doing so in the future.

Income Taxes

        We provide for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. We recognize deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. We have considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. We adopted FIN 48 on January 1, 2007. The adoption did not have a material effect on our consolidated financial statements.

Loss from Continuing and Discontinued Operations Per Share and Net Loss Per Share

        Basic and diluted loss from continuing operations and discontinued operations per share and net loss per share are computed by dividing the loss from continuing operations, discontinued operations and net loss, respectively, by the average number of shares outstanding during the years ended December 31, 2008, 2007 and 2006. Options, warrants, shares issuable under the convertible senior notes and shares of restricted stock held in escrow are excluded from the calculation of diluted net loss from continuing operations and discontinued operations per share for all periods presented since the inclusion of such securities is anti-dilutive. The average number of shares outstanding is computed as follows (in millions) (as adjusted for the reverse acquisition of Telewest):

	Year ended December 31,
	2008	2007	2006
Adjusted number of shares outstanding at start of period	327.5	323.9	212.9
Issues of common stock (average number outstanding during the period)	0.5	2.0	80.0

Average number of shares outstanding	328.0	325.9	292.9

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Recent Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were adopted by us in the first quarter of 2008 effective January 1, 2008, and did not have a material impact on our consolidated financial statements. We are in the process of evaluating the impact that FAS 157 will have on our non-financial assets and liabilities upon adoption in the fiscal year beginning January 1, 2009.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. FAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. We did not elect to measure any of our financial assets or liabilities at fair value as a result of the implementation of FAS 159.

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be recognized as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this statement effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than ourselves (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in our consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Recent Accounting Pronouncements (Continued)

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FAS 161 effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, or FAS 162. FAS 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. FAS 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. We do not expect FAS 162 to have an effect on our consolidated financial statements at this time.

Note 4—Acquisitions and Disposals

Disposal of sit-up

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

        In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up as assets and liabilities held for sale and discontinued operations and we have adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        Revenue of the sit-up business, reported in discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £241.8 million, £238.6 million and £190.6 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £66.6 million, £10.7 million and £9.8 million, respectively. Revenue related to the carriage of the sit-up channels recognized in our Consumer segment that had previously been eliminated for consolidation purposes was £2.7 million, £3.5 million and £2.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

        The assets and liabilities of the sit-up business reported as held for sale as of December 31, 2008 and 2007 included (in millions):

	December 31,
	2008	2007
Current assets held for sale
Accounts receivable, net	£2.4	£3.8
Inventory	7.2	11.8
Prepaid expenses	5.4	4.8
Other assets	41.2	—

Current assets held for sale	£56.2	£20.4

Other assets held for sale
Fixed assets, net	£—	£6.1
Trademark licenses	—	26.0
Goodwill	—	39.9
Other assets	—	35.0

Other assets held for sale	£—	£107.0

Current liabilities held for sale
Accounts payable	£26.5	£32.7
Accrued expenses	9.6	10.8
Deferred revenue and other liabilities	0.1	—
Other liabilities	—	2.2

Current liabilities held for sale	£36.2	£45.7

        In accordance with the sale agreement, part of the consideration included a loan note from Aurelius AG. On April 1, 2009, we entered into a five-year carriage agreement with sit-up for continued distribution of the three sit-up channels on our television platform. In general, the agreements governing the loan note and exchange of services between us and sit-up are for specified periods at commercial rates. Following the sale, our continuing involvement with sit-up is limited to the loan note and carriage agreement and is therefore not considered significant.

        As at December 31, 2008, we performed an interim goodwill impairment review of our sit-up reporting unit. In September 2008, we received notification that one of our two licenses to broadcast over Freeview digital terrestrial television would not be renewed. Along with this, the downturn in the economy had reduced the level of retail sales. As a result, management concluded that indicators existed that suggested it was more likely than not that the fair value of this reporting unit was less than its carrying value.

        The fair value of the sit-up reporting unit, which was determined through the use of a combination of both the market and income approaches to calculate fair value, was found to be less than the carrying value. The market and income approaches declined from the goodwill impairment test we performed as at June 30, 2008 as a result of reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the reporting unit's individual assets and liabilities and

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

recognized a goodwill impairment charge of £39.9 million. During the year ending December 31, 2008, we impaired intangible assets relating to our sit-up reporting unit totaling £14.9 million. Subsequent to the year end, in accordance with the provisions of FAS 144, we wrote down the assets held for sale to fair value based upon the purchase consideration agreed with Aurelius AG. This resulted in a £19.0 million impairment charge, which was recognized in the loss from discontinued operations for the three months ended March 31, 2009.

Acquisition of Virgin Mobile

        On July 4, 2006, we acquired 100% of the outstanding shares and options of the U.K. operation of Virgin Mobile through a U.K. Scheme of Arrangement. Virgin Mobile was the largest mobile virtual network operator in the U.K. with approximately 4.5 million customers at the time of acquisition.

        The total purchase price of £953.2 million included cash of £419.2 million, common stock valued at £518.8 million and direct transaction costs of £15.2 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £15.07 ($26.59) was based on an average of the closing prices of our common stock divided by the Telewest acquisition conversion ratio of 2.5 times for a range of trading days (January 12, January 13, January 17, January 18, January 19) around the announcement date of the proposed acquisition (January 16, 2006).

        We financed the cash portion of the offer and transactional expenses through £475 million of additional borrowings under our senior credit facility and cash on hand.

        The total purchase price was allocated as follows (in millions):

Acquisition Date
Cash and cash equivalents, including restricted cash	£14.1
Accounts receivable	45.4
Prepaid expenses and other current assets	5.3
Fixed assets	9.2
Inventory	9.1
Amortizable intangible assets:
Customer lists	280.0
Contractual relationships	6.0
Software and other intangible assets	9.3
Intangible assets with indefinite lives:
Goodwill	971.7
Other assets, net	1.4
Accounts payable	(47.2)
Long term debt, including current portion	(200.0)
Other current liabilities	(103.6)
Other long term liabilities	(47.5)

Total purchase price	£953.2

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

Amortizable intangible assets

        Of the total purchase price, £295.3 million was allocated to amortizable intangible assets including customer lists and contractual relationships. Customer lists represented existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Virgin Mobile. The fair value of these assets was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over an average estimated useful life of 3.5 years.

        Contractual relationships represented the fair value of certain contracts with distributors of our products and services. The fair value of these contracts was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over the remaining life of the contracts of three years.

Reverse Acquisition of Telewest

        On March 3, 2006, we merged with Telewest and the merger was accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the U.K.'s largest provider of residential broadband and the U.K.'s leading provider of "triple-play" services. In connection with this transaction, Telewest changed its name to NTL Incorporated, and has since changed its name to Virgin Media Inc.

        The total purchase price of £3.5 billion included cash of £2.3 billion, common stock valued at £1.1 billion, stock options with a fair value of £29.8 million and direct transaction costs of £25.1 million. The average market price per share of common stock utilized in determining the value of the new common stock issued of £13.00 ($22.90) was based on an average of the closing prices of Telewest common stock for a range of trading days (September 29, September 30, October 3, October 4 and October 5, 2005) around the announcement date of the proposed merger (October 3, 2005). The cash payment of £2.3 billion was based on the redemption value of $16.25 (£9.30) per share of Telewest redeemable common stock issued in exchange for Telewest common stock in the transaction and 246.0 million shares of Telewest redeemable common stock so issued.

        The outstanding options to purchase shares of our common stock were exchanged for options to purchase shares of Virgin Media Inc. new common stock with the same terms and conditions.

        The outstanding options to purchase shares of Telewest common stock were converted into options to purchase shares of Virgin Media Inc. new common stock at an option price calculated in accordance with the formula in the merger agreement. In accordance with the terms of Telewest's equity-based plans, a significant proportion of Telewest's outstanding options that were granted prior to March 3, 2006 vested upon completion of the merger. All vested and unvested options of Telewest were recorded at their fair value by using the Black-Scholes option pricing model.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

        The total purchase price was allocated as follows (in millions):

Acquisition Date
Cash and cash equivalents, including restricted cash	£303.2
Accounts receivable	155.6
Prepaid expenses and other current assets	36.5
Fixed assets	2,932.9
Inventory	34.8
Investments in and loans to affiliates	377.9
Amortizable intangible assets:
Customer lists	761.6
Tradenames	10.7
Licenses	37.0
Intangible assets with indefinite lives:
Goodwill	1,370.1
Tradenames	16.5
Accounts payable	(144.7)
Long term debt, including current portion	(1,873.7)
Other current liabilities	(453.9)
Other long term liabilities	(38.5)
Deferred income taxes	(77.0)

Total purchase price	£3,449.0

Amortizable intangible assets

        Of the total purchase price, £809.3 million was allocated to amortizable intangible assets including customer lists, tradenames and licenses. Customer lists represented existing contracts that related primarily to underlying customer relationships pertaining to the services provided by Telewest. The fair value of these assets was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over estimated useful lives of between three and six years.

        Tradenames represented the Telewest and BlueYonder brand names. The fair value of these assets was determined utilizing a relief-from-royalty method. We amortize the fair value of these assets on a straight-line basis over estimated useful lives of between one and nine years.

        Licenses represented contracts to broadcast television content over a digital broadcasting system in the U.K. The fair value of these contracts was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over an average estimated useful life of four years.

Indefinite life intangible assets

        Tradenames with indefinite lives represented the Living, Bravo and Challenge television channel names. We determined that these assets have indefinite lives as the tradenames do not expire and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

management expect the related cash flows to continue indefinitely. Therefore, these assets are not being amortized until their useful life is deemed to no longer be indefinite.

Pro Forma Results

        The following pro forma financial information presents the combined results of continuing operations of the former NTL, Telewest and Virgin Mobile businesses as if the acquisitions of Telewest and Virgin Mobile had occurred as of the beginning of the year presented (in millions, except per share data). The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of Virgin Media that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Virgin Media.

2006 Pro Forma (unaudited)
Revenue	£3,973.8
Loss from continuing operations before income taxes and cumulative effect of changes in accounting principle	(563.7)
Loss from continuing operations per share	£(1.92)

        The pro forma financial information above includes the following material, non-recurring charges in the year ended December 31, 2006: write offs of historical deferred finance charges of £32.9 million; acquisition-related charges of £16.3 million; and restructuring and other charges of £51.9 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Fixed Assets (Including Leases)

        Fixed assets consist of (in millions):

		December 31,
		2008		2007
	Useful Economic Life	Total	Under Capital Leases	Total	Under Capital Leases
Operating equipment
Cable distribution plant	8-30 years	£6,113.3	£28.8	£5,856.4	£30.1
Switches and headends	8-10 years	754.3	29.4	686.4	37.9
Customer premises equipment	5-10 years	1,105.7	—	1,052.5	—
Other operating equipment	8-20 years	8.9	—	5.0	—

Total operating equipment		7,982.2	58.2	7,600.3	68.0
Other equipment
Land	—	13.5	—	13.5	—
Buildings	20 years	119.6	—	119.4	—
Leasehold improvements	7 years or, if less, the lease term	56.7	—	52.4	—
Computer infrastructure	3-5 years	233.4	63.5	235.5	36.8
Other equipment	5-12 years	274.0	108.0	264.1	36.8

Total other equipment		697.2	171.5	684.9	73.6

		8,679.4	229.7	8,285.2	141.6
Accumulated depreciation		(3,441.9)	(70.6)	(2,751.1)	(43.3)

		5,237.5	159.1	5,534.1	98.3
Construction in progress		104.6	—	115.4	—

		£5,342.1	£159.1	£5,649.5	£98.3

        During the years ended December 31, 2008, 2007 and 2006, the assets acquired under capital leases totaled £99.2 million, £45.8 million and £24.1 million, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Fixed Assets (Including Leases) (Continued)

        Future minimum annual payments under capital and operating leases at December 31, 2008 are as follows (in millions). The table reflects our contractual obligations.

	Capital Leases	Operating Leases
Year ending December 31:
2009	£48.8	£45.6
2010	42.1	43.2
2011	54.1	41.0
2012	27.0	38.5
2013	8.6	35.9
Thereafter	84.2	113.5

Total minimum lease payments	264.8	£317.7

Less: amount representing interest	(90.2)

Present value of net minimum obligations	174.6
Less: current portion	(37.6)

	£137.0

        Leases for buildings, office space and equipment extend through 2034. Total rental expense for the years ended December 31, 2008, 2007 and 2006 under operating leases was £42.9 million, £50.0 million and £57.0 million, respectively.

        During 2008 and 2007, the changes in the asset retirement obligations related to customer premises equipment were as follows (in millions):

	2008	2007
Asset retirement obligation at the beginning of the year	£58.9	£58.2
Assets acquired	15.2	14.7
Liabilities settled	(7.9)	(10.7)
Accretion expense	4.7	5.1
Revisions in cash flow estimates	(13.1)	(8.4)

Asset retirement obligation at the end of the year	£57.8	£58.9

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Goodwill and Intangible Assets

        Goodwill and intangible assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2008	2007
Goodwill and intangible assets not subject to amortization:
Goodwill		£1,922.2	£2,285.7
Reorganization value in excess of amounts allocable to identifiable assets		144.1	146.1
Tradenames		16.0	16.5

		£2,082.3	£2,448.3

Intangible assets subject to amortization:
Cost
Customer lists	3–6 years	£1,052.9	£1,596.8
Software and other intangible assets	1–3 years	32.8	27.9
Tradenames and licenses	1–9 years	—	3.2
Contractual relationships	2–3 years	—	6.0

		1,085.7	1,633.9

Accumulated amortization
Customer lists		549.9	822.3
Software and other intangible assets		25.5	15.6
Tradenames and licenses		—	2.0
Contractual relationships		—	3.3

		575.4	843.2

		£510.3	£790.7

        In accordance with our policy, we review the estimated useful lives of our intangible assets on an ongoing basis. As a result of our review, effective January 1, 2008, we reduced our estimates of the remaining useful lives of certain intangible customer lists to better reflect the estimated periods over which these assets will provide benefit. The effect of this change in estimate increased the amortization expense of these assets in 2008 by £57.5 million compared to 2007.

        Estimated aggregate amortization expense for each of the five succeeding fiscal years after December 31, 2008 is as follows: £243.3 million in 2009, £148.3 million in 2010, £118.7 million in 2011 and nil thereafter.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Goodwill and Intangible Assets (Continued)

        During the years ended December 31, 2008 and 2007, assets not subject to amortization were adjusted for the following (in millions):

	Tradenames	Reorganization Value	Goodwill
Balance, December 31, 2006	£16.5	£148.3	£2,311.8
Deferred tax balances	—	(2.2)	(14.9)
Disposal of business units	—	—	(1.5)
Finalization of purchase accounting fair values	—	—	(9.7)

Balance, December 31, 2007	£16.5	£146.1	£2,285.7
Deferred tax balances	—	(2.0)	(1.3)
Goodwill and intangible asset impairments	(0.5)	—	(362.2)

Balance, December 31, 2008	£16.0	£144.1	£1,922.2

        Goodwill related to our sit-up reporting unit is included as a component of assets held for sale.

        As at June 30, 2008, we performed our annual impairment review of the goodwill recognized in the Virgin Media TV and former Mobile reporting units. The fair value of these reporting units were determined through the use of a combination of both the market and income valuation approaches to calculate fair value. We concluded that the fair value of the Virgin Media TV reporting unit exceeded its carrying value, while the Mobile reporting unit fair value was less than its carrying value.

        The market approach valuations in respect of the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies. The income approach valuations in respect of the Mobile reporting unit declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the Mobile reporting unit's individual assets and liabilities and have recognized a goodwill impairment charge of £362.2 million in the year ended December 31, 2008.

        As at December 31, 2008, we performed our annual impairment review of the goodwill recognized in our former Cable reporting unit and concluded that no impairment charge was necessary. Subsequent to the year end, management performed an exercise to reallocate goodwill and other indefinite lived intangible assets that had been previously recognized in the former Cable and Mobile reporting units to our Consumer and Business reporting units. As a result of this review, goodwill and indefinite lived intangible assets totaling £1,817.1 million and £206.4 million were allocated to the Consumer and Business reporting units, respectively. We also performed an interim impairment review of the goodwill related to the former Mobile reporting unit as at January 1, 2009 and concluded that the goodwill was not impaired. The revised amounts will be tested for impairment on an annual basis as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, on October 1 of each year.

Note 7—Investments

        Through our wholly owned subsidiary, Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies and a 49.9% equity investment in the Setanta Sports News channel. These investments are accounted for under the equity method at December 31, 2008.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Investments (Continued)

The UKTV joint venture companies operate a portfolio of channels under the UKTV brand. This equity investment was acquired as part of the acquisition of Telewest on March 3, 2006. In accordance with the joint venture agreements between Flextech Broadband Limited and BBC Worldwide, we are required to recognize 100% of any losses for those companies which represent UKTV. The Setanta Sports News channel was incorporated on November 29, 2007 and we have recognized our proportion of its losses from that date.

        Investments consist of (in millions):

	December 31,
	2008	2007
Loans and redeemable preference shares	£137.7	£145.6
Share of net assets	215.8	223.1

	£353.5	£368.7

Note 8—Long Term Debt

        Long term debt consists of (in millions):

	December 31, 2008	December 31, 2007
U.S. Dollar
8.75% U.S. Dollar senior notes due 2014	£290.7	£214.2
9.125% U.S. Dollar senior notes due 2016	376.2	277.2
6.50% U.S. Dollar convertible senior notes due 2016	545.9	—
Senior credit facility	363.8	316.5
Euro
8.75% Euro senior notes due 2014	214.2	165.6
Senior credit facility	403.7	356.6
Sterling
9.75% Sterling senior notes due 2014	375.0	375.0
Senior credit facility	3,421.9	4,131.7
Capital leases	174.6	116.9
Other	4.1	4.8

	6,170.1	5,958.5
Less: current portion	(40.5)	(29.1)

	£6,129.6	£5,929.4

        The effective interest rate on the senior credit facility was 7.3% and 7.8% as at December 31, 2008 and 2007, respectively.

        The terms of the senior notes and senior credit facility as at December 31, 2008 are summarized below.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

Senior Notes

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is $425 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  9.75% Senior Notes due April 15, 2014—The principal amount at maturity is £375 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is €225 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  9.125% Senior Notes due August 15, 2016—The principal amount at maturity is $550 million. Interest is payable semi-annually on February 15 and August 15 commencing February 15, 2007.

Convertible Senior Notes

        On April 16, 2008, Virgin Media Inc. issued U.S. dollar denominated 6.50% convertible senior notes due 2016 with a principal amount outstanding of $1.0 billion and used the proceeds and cash on hand to repay £504.0 million of our obligations under our senior credit facility that were originally scheduled to be paid in 2009, 2010 and 2012. The convertible senior notes are unsecured senior obligations of Virgin Media Inc. and, consequently, are subordinated to our obligations under the senior credit facility and rank equally with Virgin Media Inc.'s guarantees of our senior notes. The convertible senior notes bear interest at an annual rate of 6.50% payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2008. The convertible senior notes mature on November 15, 2016 and may not be redeemed by us prior to their maturity date. Upon conversion, we may elect to settle in cash, shares of common stock or a combination of cash and shares of our common stock.

        Holders of convertible senior notes may tender their notes for conversion at any time on or after August 15, 2016 through to the second scheduled trading date preceding the maturity date. Prior to August 15, 2016, holders may convert their notes, at their option, only under the following circumstances: (i) in any quarter, if the closing sale price of Virgin Media Inc.'s common stock during at least 20 of the last 30 trading days of the prior quarter was more than 120% of the applicable conversion price per share of common stock on the last day of such prior quarter; (ii) if, for five consecutive trading days, the trading price per $1,000 principal amount of notes was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate; (iii) if a specified corporate event occurs, such as a merger, recapitalization, reclassification, binding share exchange or conveyance of all, or substantially all, of Virgin Media Inc.'s assets; (iv) the declaration by Virgin Media Inc. of the distribution of certain rights, warrants, assets or debt securities to all, or substantially all, holders of Virgin Media Inc.'s common stock; or (v) if Virgin Media Inc. undergoes a fundamental change (as defined in the indenture governing the convertible senior notes), such as a change in control, merger, consolidation, dissolution or delisting.

        The initial conversion rate is equal to 52.0291 shares of Virgin Media Inc.'s common stock per $1,000 of convertible senior notes, which represents an initial conversion price of approximately $19.22 per share of common stock. The conversion rate is subject to adjustment for stock splits, stock dividends or distributions, the issuance of certain rights or warrants, certain cash dividends or distributions or stock repurchases where the price exceeds market values. In the event of specified fundamental changes relating to Virgin Media Inc., referred to as "make whole" fundamental changes,

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

the conversion rate will be increased as provided by a formula set forth in the indenture governing the convertible senior notes.

        Holders may also require us to repurchase the convertible senior notes for cash in the event of a fundamental change for a purchase price equal to 100% of the principal amount, plus accrued but unpaid interest to the purchase date.

        In May 2008, the FASB issued FSP APB 14-1 which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations.

        We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. These financial statements have applied FSP APB 14-1 on a retrospective basis, whereby our prior period results have been adjusted.

        We applied a nonconvertible borrowing rate of 10.35% which resulted in the recognition of a discount on the convertible senior notes totaling £108.2 million, with the offsetting amount recognized as a component of additional paid-in capital. In addition, a cumulative translation adjustment of £36.1 million was recognized in relation to prior periods due to the decrease in the foreign denominated debt balance subject to translation during 2008. The following table presents the impact of these adjustments on our previously reported consolidated balance sheet as at December 31, 2008.

	Year ended December 31, 2008
	As Reported	Adjustments	As Adjusted
	(in millions)
Long term debt, net of current portion	6,267.7	(138.1)	6,129.6
Additional paid-in capital	4,353.1	108.2	4,461.3
Accumulated other comprehensive income	142.1	36.1	178.2
Accumulated deficit	(2,618.9)	(6.2)	(2,625.1)

        As of December 31, 2008, the equity component of the convertible senior notes under FSP APB 14-1 was approximately £108.2 million. The following represents the principal amount of the liability component, the unamortized discount, and the net carrying amount of our convertible debt instruments as of December 31, 2008:

December 31, 2008
Principal obligation	£684.0
Equity component	(138.1)

Net carrying amount	£545.9

        As of December 31, 2008, the remaining discount will be amortized over a period of approximately 8 years.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

        The additional interest expense and related tax impact that the application of this standard has on our consolidated statement of operations and consolidated statement of cash flows are as follows (in millions, except per share data):

	Year ended December 31, 2008
	As Reported	Adjustments	As Adjusted
Consolidated statement of operations:
Interest expense	(493.2)	(6.2)	(499.4)
Income tax benefit	6.8	—	6.8
Net loss	(913.8)	(6.2)	(920.0)
Net loss per share
Basic and diluted	(2.79)	(0.01)	(2.80)
Consolidated statement of cashflows:
Operating activities:
Net loss	(913.8)	(6.2)	(920.0)
Non-cash interest	(52.6)	6.2	(46.4)

        The amount of interest cost recognized for the contractual interest coupon during the year ended December 31, 2008 was approximately £24.9 million. The amount of interest cost recognized for the amortization of the discount on the liability component of the senior convertible notes for the year ended December 31, 2008 was approximately £6.2 million.

Senior Credit Facility

        The principal amount outstanding under our senior credit facility at December 31, 2008 was £4,189.4 million. Our senior credit facility comprises a term facility denominated in a combination of pounds sterling, U.S. dollars and euros in aggregate principal amounts of £3,421.9 million, $531.9 million and €423.9 million, and a revolving facility of £100.0 million. At December 31, 2008, the sterling equivalent of £4,189.4 million of the term facility had been drawn and £21.3 million of the revolving credit facility had been utilized for bank guarantees and standby letters of credit.

        The senior credit facility bears interest at LIBOR, US LIBOR or EURIBOR plus a margin currently ranging from 1.625% to 3.625% and the applicable cost of complying with any reserve requirement. The margins on £1,820 million of the term loan facilities and on the revolving credit facility ratchet range from 1.25% to 2.25% based on leverage ratios. Interest is payable at least semi-annually. Principal repayments in respect of £1,820 million of the term loan facilities are due semi-annually beginning in March 2010 and ending on March 3, 2011, and the remaining term loan facilities are repayable in full on their maturity dates, which are September 3, 2012 and March 3, 2013. We are also required to make principal repayments out of excess cash flows if certain criteria are met.

        On November 10, 2008, we amended our senior credit facility in order, subject to the repayment condition described below, to defer over 70.3% of the remaining principal payments due in 2010 and 2011 to June 2012, extend the maturity of over 72.3% of the existing revolving facility from March 2011 to June 2012 and reset certain financial covenant ratios. These changes will only become effective after we have made certain principal repayments under the senior credit facility totaling £487.0 million, of

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

which £300.0 million was paid in December 2008. We have until August 10, 2009, subject to exercising a three-month extension option, to satisfy the £187.0 million remaining under the repayment condition.

        As part of the amendments, certain lenders have received a margin increase of 1.50% and, subject to the repayment condition, certain other lenders will receive a margin increase of 1.375%. We have paid fees of £49.2 million in 2008 in connection with the amendments and will pay an additional £11.5 million in fees upon satisfaction of the repayment condition. The amendments also, among other things, suspended the right of certain lenders to receive a pro rata share of prepayments.

        The facility is secured through a guarantee from Virgin Media Finance PLC. In addition, the bulk of the facility is secured through guarantees and first priority pledges of the shares and assets of substantially all of the operating subsidiaries of Virgin Media Investment Holdings Limited, or VMIH, and of receivables arising under any intercompany loans to those subsidiaries. We are subject to financial maintenance tests under the facility, including a test of liquidity, coverage and leverage ratios applied to us and certain of our subsidiaries. As of December 31, 2008, we were in compliance with these covenants.

        The agreements governing the senior notes and the senior credit facility significantly restrict the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. In addition, the agreements significantly, and, in some cases, absolutely restrict our ability and the ability of most of our subsidiaries to:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  enter into sale and leaseback transactions or certain vendor financing arrangements;

  •
  create liens;

  •
  enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

        Long term debt repayments, excluding capital leases, as of December 31, 2008, are due as follows (in millions):

Year ending December 31:
2009	£2.9
2010	854.0
2011	966.3
2012	2,069.9
2013	300.2
Thereafter	1,940.3

Total debt payments	£6,133.6

        On April 13, 2007, we borrowed £890 million under our senior credit facility which is repayable in 2012, and used £863 million of the net proceeds to repay some of our obligations under our senior credit facility that were originally scheduled to be paid from 2007 to 2011. In April 2007, we also amended our senior credit facility agreement to allow for this £890 million of additional indebtedness, the relaxation of certain financial covenants and additional flexibility to pay increased levels of dividends on our common stock.

        On May 15, 2007, we made a mandatory prepayment of £73.6 million on our senior credit facility as a result of cash flow generated in 2006. On December 17, 2007, we made a voluntary prepayment of £200.0 million utilizing available cash reserves. On April 16, 2008, we made a voluntary prepayment of £504.0 million predominantly utilizing the proceeds of the senior convertible notes.

        As a result of the senior credit facility amendments described above, and assuming satisfaction of the repayment condition, our revised amortization schedule under our senior credit facility would be as follows: March 2010—£32.7 million, September 2010—£171.6 million, March 2011—£288.4 million, June 2012—£1,167.3 million, September 2012—£2,042.4 million, March 2013—£300.0 million.

Note 9—Fair Value Measurements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were required to be adopted by us in the first quarter of 2008 effective January 1, 2008. The adoption of this standard did not have a material impact on our consolidated financial statements.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

        FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). FAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

        We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We have determined that all of our financial assets and liabilities that are stated at fair value fall in levels 1 and 2 in the fair value hierarchy described above.

        In estimating the fair value of our financial instruments, we used the following methods and assumptions:

        Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity and nature of these financial instruments.

        Derivative financial instruments:    As a result of our financing activities, we are exposed to market risks from changes in interest and foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from interest and foreign currency exchange rate fluctuations through the use of derivative financial instruments. The foreign currency forward rate contracts, interest rate swaps and cross-currency interest rate swaps are valued using broker quotations, or market transactions in either the listed or over-the counter markets, adjusted for non-performance risk. As such, these derivative instruments are classified within level 2 in the fair value hierarchy. The carrying amounts of our derivative financial instruments are disclosed in note 10.

        Long term debt:    The fair value of our senior credit facility is based upon quoted trading prices in inactive markets for this debt, which incorporates non-performance risk. The fair values of our other debt in the following table are based on the quoted market prices which incorporates non-performance risk. Accordingly, the inputs used to value the debt instruments are classified within level 1 of the fair value hierarchy.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

        The carrying amounts and fair values of our long term debt are as follows (in millions):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior credit facility	£4,189.4	£3,048.0	£4,804.8	£4,600.4
8.75% U.S. dollar senior notes due 2014	290.7	246.7	214.2	221.0
9.75% Sterling senior notes due 2014	375.0	292.5	375.0	358.6
8.75% Euro senior notes due 2014	214.2	158.8	165.6	157.6
9.125% U.S. dollar senior notes due 2016	376.2	313.1	277.2	283.7
6.50% U.S. dollar convertible senior notes due 2016	545.9	305.1	—	—

Concentrations of Credit Risk

        Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade receivables and derivative contracts.

        At December 31, 2008 and 2007, we had approximately £181.6 million and £321.4 million, respectively, in cash and cash equivalents. These cash and cash equivalents are on deposit with major financial institutions and, as part of our cash management process, we perform regular evaluations of the credit standing of these institutions using a range of metrics. We have not experienced any losses in cash balances and do not believe we are exposed to any significant credit risk on our cash balances.

        Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our Business customers' financial condition and generally do not require collateral. No single group or customer represents greater than 10% of total accounts receivable.

        Concentrations of credit risk with respect to derivative contracts are focused within a limited number of international financial institutions with which we operate and relate only to derivatives with recorded asset balances at December 31, 2008. We perform regular reviews of the financial institutions with which we operate as to their credit worthiness and financial condition. We have not experienced non-performance by any of our derivative counterparties nor do we expect there to be non-performance risks associated with our counterparties. At December 31, 2008, based on market values, we had 54.4% of our derivative contracts with three financial institutions, each with more than 10% of our total exposure. At December 31, 2007, we had 74.8% of our contracts by market value with four financial institutions, each with more than 10% of our total exposure.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities

        The fair values of our derivative instruments recorded on our consolidated balance sheet were as follows (in millions):

	December 31, 2008	December 31, 2007
Included within derivative financial instruments, current assets:
Foreign currency forward rate contracts	£100.8	£—
Interest rate swaps	6.1	4.1
Cross-currency interest rate swaps	61.5	—

	£168.4	£4.1

Included within derivative financial instruments, long term assets:
Foreign currency forward rate contracts	£—	£18.3
Interest rate swaps	—	11.2
Cross-currency interest rate swaps	435.7	30.6

	£435.7	£60.1

Included within derivative financial instruments, current liabilities:
Foreign currency forward rate contracts	£79.6	£—
Interest rate swaps	4.8	—

	£84.4	£—

Included within derivative financial instruments, long term liabilities:
Foreign currency forward rate contracts	£—	£67.9
Interest rate swaps	11.5	—
Cross-currency interest rate swaps	31.1	54.4

	£42.6	£122.3

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

        The gains or losses on derivative instruments recognized through the consolidated statement of operations and consolidated statement of accumulated other comprehensive income were as follows (in millions):

	December 31,
	2008	2007	2006
Net settlement gains (losses) included within interest expense:
Interest rate swaps	£20.7	£11.9	£(24.7)
Cross-currency interest rate swaps	(6.4)	(16.7)	(5.0)

	£14.3	£(4.8)	£(29.7)

Changes in fair value included within accumulated other comprehensive income:
Interest rate swaps	£0.7	£(0.1)	£10.9
Cross-currency interest rate swaps	207.1	53.9	(60.7)

	£207.8	£53.8	£(49.8)

Changes in fair value include within gains (losses) on derivative instruments:
Interest rate swap ineffectiveness	£(0.1)	£8.1	£0.8
Cross-currency interest rate swap ineffectiveness	—	1.5	(1.5)
Derivative instruments not designated as hedges	283.8	(12.1)	2.0

	£283.7	£(2.5)	£1.3

Changes in fair value included within foreign currency (losses) gains
Cross-currency interest rate swaps	£—	£0.2	£(4.1)
Foreign currency forward rate contracts	70.7	(4.0)	(72.0)

	£70.7	£(3.8)	£(76.1)

        During the years ended December 31, 2008, 2007 and 2006, the reclassification of derivative gains to foreign currency (losses) gains in the consolidated statement of operations included a gain of £147.8 million, a gain of £40.8 million and a loss of £55.0 million, respectively. In all periods presented, the amount of ineffectiveness and gains or losses reclassified into earnings as a result of discontinuance of cash flow hedges was not material.

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

        As of December 31, 2008, we had outstanding interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with £3,167 million of our outstanding senior credit facility, which accrue at variable rates based on LIBOR. The interest rate swaps allow us to receive interest based on three and six month LIBOR in exchange for payments of interest at fixed rates between 4.81% and 5.38%. All of the interest rate swaps entered into as part of our current financing arrangements became effective during 2006 and mature in April 2009. We have also entered into additional interest rate swaps covering the period from April 2009 to April 2010 at fixed rates between 1.49% and 3.05%.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

        We originally designated all of the interest rate swaps entered into as part of our current financing arrangements as cash flow hedges under FAS 133 because they are highly effective hedges against changes in the amount of future cash flows attributable to changes in LIBOR. Some of these interest rate swaps are no longer effective under the criteria of FAS 133 due to the prepayments made during 2007 and 2008 under the senior credit facility. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Senior Notes and Senior Credit Facility

        As of December 31, 2008, we had outstanding cross-currency interest rate swaps with principal amounts of $2,528 million and €653 million. We currently mitigate the interest and foreign exchange rate risks relating to the pound sterling value of interest payments on the U.S. dollar denominated 8.75% senior notes due 2014, interest payments on the U.S. dollar denominated 9.125% senior notes due 2016, interest payments due on the U.S. dollar denominated 6.50% convertible notes due 2016 and interest payments on the euro denominated 8.75% senior notes due 2014. Under these cross-currency interest rate swaps, we receive interest in U.S. dollars at a fixed rate of 8.75% for the 2014 senior notes, 6.50% for the 2016 convertible senior notes and 9.125% for the 2016 senior notes. We also receive interest in euros at a fixed rate of 8.75% for the 2014 senior notes. In exchange, we make payments of interest in pound sterling at fixed rates of 9.42% for the U.S. dollar denominated senior notes due 2014, 6.93% for the U.S. dollar denominated convertible senior notes due 2016, 8.54% for the U.S. dollar denominated senior notes due 2016 and 10.26% for the euro denominated senior notes due 2014.

        We have designated principal amounts totaling $975 million and €225 million of these cross-currency interest rate swaps as cash flow hedges under FAS 133 because they hedge the changes in the pound sterling value of the principal and interest payments on our U.S. dollar and euro denominated senior notes, that result from changes in the U.S. dollar, euro and pound sterling exchange rates. Certain cross-currency interest rate swaps entered into under our previous and current financing arrangements are no longer designated as accounting hedges under FAS 133 but continue to mitigate our exposure to interest rate and foreign exchange rate risks. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

Foreign Currency Forward Rate Contracts—Hedging the Principal Obligations of the U.S. Dollar Senior Notes

        As of December 31, 2008, we had outstanding foreign currency forward rate contracts to purchase $425 million, maturing in April 2009. These contracts economically hedge changes in the pound sterling value of the U.S. dollar denominated principal obligation relating to the 8.75% senior notes due 2014 caused by changes in the U.S. dollar and pound sterling exchange rates.

        These foreign currency forward rate contracts have not been designated as accounting hedges under FAS 133. As such, the contracts are carried at fair value on our balance sheet with changes in the fair value recognized immediately in the consolidated statement of operations. The foreign currency forward rate contracts do not subject us to material volatility in our earnings and cash flows because changes in the fair value partially mitigate the gains or losses on the translation of our U.S. dollar denominated debt into the functional currency pound sterling in accordance with FAS 52, Foreign

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

Currency Translation. Changes in fair value of these contracts are reported within foreign currency transaction gains (losses).

        The foreign exchange risks relating to the $550 million 9.125% senior notes due 2016, the €225 million senior notes due 2014 and the $531.9 million and €423.9 million principal obligations under the senior credit facility is being mitigated through the use of cross-currency interest rate swaps, some of which qualify as accounting hedges and some of which do not.

Foreign Currency Forward Rate Contracts—Relating to the Purchase Price of Telewest Global, Inc.

        These foreign currency forward rate and collar contracts were not accounted for as hedges under FAS 133. As such, the contracts were carried at fair value in our consolidated balance sheet with changes in the fair value recognized immediately in the consolidated statement of operations. Losses on the settlement of these contracts totaling £101.0 million were reported within foreign currency transactions gains (losses) in the consolidated statement of operations for the year ended December 31, 2006.

Note 11—Stock-Based Compensation Plans

        At December 31, 2008, we had a number of stock-based compensation plans, which are described below. In the years ended December 31, 2008 and December 31, 2007, the compensation cost that has been charged against income for these plans was £16.8 million and £17.5 million, respectively. As a result of the adoption of FAS 123R in 2006, we recorded a cumulative effect of a change in accounting principle of £1.2 million to reduce compensation expense recognized in previous periods.

        The Virgin Media Inc. Stock Incentive Plan is intended to encourage Virgin Media stock ownership by employees, directors and independent contractors so that they may acquire or increase their proprietary interest in our company, and to encourage such employees, directors and independent contractors to remain in our employ or service and to put forth maximum efforts for the success of the business. To accomplish such purposes, the plan provides that we may grant incentive stock options, nonqualified stock options, restricted stock, restricted stock units and share awards.

        Under the Virgin Media Inc. Stock Incentive Plan, options to purchase up to 29.0 million shares of our common stock may be granted from time to time to certain of our employees and our subsidiaries. Accordingly, we have reserved 29.0 million shares of common stock for issuance under the Virgin Media Inc. Stock Incentive Plan.

Stock Option Grants

        As a result of the reverse acquisition of Telewest as described in note 4, the outstanding options on March 3, 2006 were converted into 2.5 options to purchase shares in the new parent company, with a corresponding reduction in exercise price. Along with this, each outstanding option issued by Telewest prior to the acquisition was converted into 0.89475 options to purchase shares in the new parent company, with a corresponding adjustment in the exercise price in accordance with the terms of the merger agreement.

        All options have a 10 year term and vest and become fully exercisable within five years of continued employment. We issue new shares upon exercise of the options. The fair value for these

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Stock-Based Compensation Plans (Continued)

options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
	2008	2007	2006
Risk-free Interest Rate	2.43%	4.52%	4.79%
Expected Dividend Yield	1.00%	0.94%	0.00%
Expected Volatility	33.65%	29.04%	25.06%
Expected Lives	4.7 Years	4.6 Years	2.4 Years

        The above weighted average assumptions for the year ended December 31, 2006 include options converted on the merger with Telewest. Had these been excluded, the assumptions would have been as follows: risk free interest rate 4.83%, expected dividend yield 0.00%, expected volatility 26.24% and expected lives 4.3 years.

        A summary of the status of our stock option grants outstanding as of December 31, 2008, and of the changes during the year ended December 31, 2008, is given below.

	Options	Weighted Average Exercise Price
Outstanding—beginning of year	10,804,977	$22.40
Granted	8,817,681	11.85
Exercised	(12,503)	4.66
Forfeited or Expired	(2,204,796)	21.94

Outstanding—end of year	17,405,359	17.15

Exercisable at end of the year	5,168,662	$19.83

        The weighted-average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006, excluding options converted on the merger with Telewest, was $3.86, $7.08 and $7.76, respectively. The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 including options converted on the merger was $11.46. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was £0.1 million, £23.4 million, and £47.1 million, respectively.

        The aggregate intrinsic value of options outstanding as at December 31, 2008 was £0.4 million with a weighted average remaining contractual term of 7.5 years. The aggregate intrinsic value of options exercisable as at December 31, 2008 was £0.2 million with a weighted average remaining contractual term of 6.5 years.

Non-vested Shares

        As a result of the reverse acquisition of Telewest, each share of our common stock issued and outstanding immediately prior to the effective date of the acquisition was converted into the right to receive 2.5 shares of the new parent company.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Stock-Based Compensation Plans (Continued)

        A summary of the status of our non-vested shares as of December 31, 2008, and of changes during the year ended December 31, 2008, is given below.

	Shares	Weighted Average Grant-date Fair value
Non-vested—beginning of year	1,402,909	$24.89
Granted	125,000	13.06
Vested	(402,074)	23.81
Forfeited or expired	(270,001)	25.55

Non-vested—end of year	855,834	$23.46

        As of December 31, 2008, there was £0.1 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted for which a measurement date has been established. That cost is expected to be recognized over a weighted-average period of 0.2 years. In addition, the non-vested shares in the table above include 375,000 shares for which the measurement date criteria under FAS 123R have not yet been established and consequently no compensation cost has been determined.

        The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006, was £2.9 million, £7.9 million and £1.3 million, respectively.

Virgin Media Long Term Incentive Plan

        Participants in the Virgin Media Long Term Incentive Plan for 2008, 2007 and 2006 are awarded restricted stock units which vest after a three year period dependent on the achievement of certain long term performance targets and continued employment. The final number of restricted stock units vesting will be settled, at our discretion, in either common stock or an amount of cash equivalent to the fair market value at the date of vesting.

        A summary of the status of our non-vested restricted stock units as of December 31, 2008, and of the changes during the year ended December 31, 2008, is given below.

	Stock Units	Weighted Average Grant-date Fair Value
Non-vested—beginning of year	1,977,450	$24.61
Granted	2,972,264	12.15
Vested	—	—
Forfeited or expired	(613,836)	20.90

Non-vested—end of year	4,335,878	$16.59

        The restricted stock units that vested during the years ending December 31, 2008, 2007, 2006 had total fair value of nil in all periods.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans

Defined Benefit Plans

        Certain of our subsidiaries operate defined benefit pension plans in the U.K. The assets of the plans are held separately from those of ourselves and are invested in specialized portfolios under the management of investment groups. The pension cost is calculated using the projected unit method. Our policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the U.K. Our defined benefit pension plans use a measurement date of December 31.

Employer Contributions

        In April 2007, we agreed with the trustees of one of our pension plans to a new funding arrangement whereby we will initially be paying £8.6 million per annum towards the deficit for the next three years. Additionally, in June 2007, we effected a merger of our three other defined benefit plans. The merger of these plans was subject to the approval of the trustees and, as a condition of trustee approval, we agreed to make a specific one-time contribution of £4.5 million. The funding arrangements with respect to this plan included an agreement to pay a further £2.6 million to fund the deficit for each of the next seven years. For the year ended December 31, 2008, we contributed £13.5 million to our pension plans. We anticipate contributing a total of £13.5 million to fund our pension plans in 2009.

        We adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), or FAS 158, as of December 31, 2006. The table below summarizes the incremental effects of the FAS 158 adoption on the individual line items in our balance sheet at December 31, 2006 (in millions):

	Pre FAS 158 Adoption	FAS 158 Adjustment	Post FAS 158 Adoption
Deferred revenue and other long term liabilities	£32.3	£9.4	£41.7
Accumulated other comprehensive income	10.6	9.4	20.0

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Obligations and Funded Status

        The change in projected benefit obligation was as follows (in millions):

	Year ended December 31,
	2008	2007
Benefit obligation at beginning of year	£323.9	£339.8
Service cost	1.4	2.4
Interest cost	18.3	16.7
Members' contributions	0.4	0.4
Plan amendments	0.1	—
Actuarial gains	(24.9)	(24.5)
Benefits paid	(11.4)	(11.1)
Plan settlements	—	0.2

Benefit obligation at end of year	£307.8	£323.9

        The change in plan assets was as follows (in millions):

	Year ended December 31,
	2008	2007
Fair value of plan assets at beginning of year	£318.6	£298.1
Actual return on plan assets	(47.2)	14.3
Employer contributions	13.5	16.9
Employee contributions	0.4	0.4
Benefits paid	(11.4)	(11.1)

Fair value of plan assets at end of year	£273.9	£318.6

        The funded status as of December 31, 2008 and 2007 was as follows (in millions):

	Year ended December 31,
	2008	2007
Projected benefit obligation	£307.8	£323.9
Plan assets	273.9	318.6

Funded status	(33.9)	(5.3)
Current liability	—	—

Non-current liability	£(33.9)	£(5.3)

        The accumulated benefit obligation for all defined benefit plans was £301.4 million and £314.1 million at December 31, 2008 and 2007, respectively.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Amount Included in Other Comprehensive Income

        The amount included in other comprehensive income for the years ended December 31, 2008 and 2007 consisted of (in millions):

	Year ended December 31,
	2008	2007
Actuarial loss (gain) recognized in other comprehensive income	£43.8	£(19.8)
Prior year service cost recognized in other comprehensive income	0.1	—
Less actuarial loss recognized	—	—
Less prior year service cost recognized	—	—
Less transitional obligation recognized	—	—

Amount included in other comprehensive income	£43.9	£(19.8)

        The following table presents the amounts recognized in accumulated other comprehensive income as at December 31, 2008 and 2007 that have not yet been recognized as components of net periodic benefit cost (in millions):

	Year ended December 31,
	2008	2007
Net actuarial loss	£44.0	£0.2
Net prior year service cost	0.1	—
Net transition obligation	—	—

Amount included in accumulated other comprehensive income	£44.1	£0.2

        None of these amounts are expected to be recognized in the net periodic benefit cost in 2009.

        The following table presents information for pension plans with an accumulated benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007
Accumulated benefit obligation	£301.4	£—
Fair value of plan assets	273.9	—

        The following table presents information for pension plans with a projected benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007
Projected benefit obligation	£307.8	£323.9
Fair value of plan assets	273.9	318.6

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

        The components of net periodic benefit costs were as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Service cost	£1.4	£2.4	£2.5
Interest cost	18.3	16.7	15.8
Expected return on plan assets	(21.5)	(19.0)	(16.6)
Recognized actuarial loss	—	—	1.1
Plan settlements	—	0.2	1.0

Total net periodic benefit cost	£(1.8)	£0.3	£3.8

        As a result of the sale of our Broadcast operations on January 31, 2005, we have retained the earned pension and other post-retirement benefits liabilities related to certain employees of the Broadcast operations. Accordingly, the information disclosed in the tables above includes amounts relating to liabilities of these employees.

Assumptions

        The weighted-average assumptions used to determine benefit obligations were as follows:

	December 31,
	2008	2007
Discount rate	5.75%	5.75%
Rate of compensation increase	3.00%	3.50%

        The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	December 31,
	2008	2007
Discount rate	5.75%	5.00%
Expected long term rate of return on plan assets	6.68%	6.57%
Rate of compensation increase	3.50%	3.25%

        Where investments are held in bonds and cash, the expected long term rate of return is taken to be yields generally prevailing on such assets at the measurement date. A higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long term rate of return on plan assets is then the average of these rates taking into account the underlying asset portfolios of the pension plans.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Plan Assets

        Our pension plan weighted-average asset allocations at December 31, 2008 and 2007 by asset category were as follows:

	December 31,
	2008	2007
Asset Category
Equity Securities	33.2%	50.8%
Debt Securities	55.2%	43.5%
Real Estate	1.9%	2.1%
Hedge Funds	9.0%	—%
Other	0.7%	3.6%

Total	100.0%	100.0%

        The trustees of the main defined benefit pension plan, which makes up approximately 85% of the assets of our two defined benefit pension plans, have in place an investment strategy that targets an allocation of 40% equities, 10% hedge funds, 3% property and 47% bonds and cash, at December 31, 2008. The assets are managed by a number of fund managers, which means as markets move relative to each other the assets move away from the target investment strategy. Relatively small deviations from the target investment strategy are permitted; however rebalancing of the assets will be carried out from time to time. As the main defined benefit pension scheme is now closed to new entrants, it is anticipated that the investment strategy will move towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities and the improvement in the funding position.

        There were no directly owned shares of our common stock included in the equity securities at December 31, 2008 or 2007.

Cash Flows

        We expect to contribute a total of £13.5 million to our defined benefit pension plans during 2009.

Estimated Future Benefit Payments

        The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following five years in aggregate. The benefits expected to be paid are based on the same assumptions used to measure our benefit obligation at December 31, 2008 and include estimated future employee services (in millions):

Year ending December 31,	Pension Benefits
2009	£11.7
2010	12.7
2011	13.7
2012	14.8
2013	16.0
Years 2014-2018	101.5

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Employee Benefit Plans (Continued)

Defined Contribution Pension Plans

        Our subsidiaries operate defined contribution pension plans in the U.K. The total expense in relation to these plans was £14.7 million, £15.3 million and £12.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 13—Restructuring and other charges

        Restructuring and other charges in the year to December 31, 2008 related primarily to lease and contract exit costs in connection with the restructuring program initiated in the last quarter of 2008 as discussed below. Restructuring and other charges in the year ended December 31, 2007 related primarily to employee termination costs and lease exit costs in connection with our restructuring programs initiated in respect of the reverse acquisition of Telewest.

        During the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. This plan will involve the incurrence of substantial operating and capital expenditures, including certain costs which we expect to treat as restructuring costs under FAS 146. In total, we expect to incur up to £40.0 million in capital expenditures, up to £45.0 million in employee termination costs, up to £55.0 million in lease and contract exit costs, and up to £60.0 million in other general and administration expenditures in relation to this plan over a three year period.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Restructuring and other charges (Continued)

        The following tables summarize, for the years ended December 31, 2006, 2007 and 2008, our historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by us during 2006 and the accruals for our restructuring plans announced in the fourth quarter of 2008 (in millions):

	Historical Restructuring Accruals	2006 Acquisition Restructuring Accruals		2008 Restructuring Accruals
	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease and Contract Exit Costs	Total
Balance, December 31, 2005	£45.3	£—	£—	£—	£—	£45.3
Accruals resulting from business acquisition recognized under EITF 95-3	—	43.2	45.9	—	—	89.1
Charged to expense	4.0	40.3	22.7	—	—	67.0
Utilized	(5.9)	(64.8)	(3.9)	—	—	(74.6)

Balance, December 31, 2006	43.4	18.7	64.7	—	—	126.8
Amendments offset against goodwill	—	—	(11.3)	—	—	(11.3)
Charged to expense	3.6	27.9	5.5	—	—	37.0
Revisions	(0.1)	—	(8.2)	—	—	(8.3)
Utilized	(11.0)	(34.0)	(9.6)	—	—	(54.6)

Balance, December 31, 2007	35.9	12.6	41.1	—	—	89.6
Charged to expense	2.3	—	3.4	2.0	14.0	21.7
Revisions	(1.0)	(1.7)	3.7	—	—	1.0
Utilized	(20.7)	(10.9)	(9.7)	—	—	(41.3)

Balance, December 31, 2008	£16.5	£—	£38.5	£2.0	£14.0	£71.0

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes

        The expense/(benefit) for income taxes consists of the following (in millions):

	Year ended December 31,
	2008	2007	2006
Current:
Federal	£0.2	£0.4	£(0.5)
State and local	—	(0.6)	—
Foreign	(4.7)	(4.9)	(2.7)

Total current	(4.5)	(5.1)	(3.2)

Deferred:
Federal	1.1	7.6	(8.6)
Foreign	(3.4)	—	—

Total deferred	(2.3)	7.6	(8.6)

	£(6.8)	£2.5	£(11.8)

        There are significant current year losses in the U.K. The foreign current tax benefit relates to amounts receivable in respect of the sale of U.K. tax losses to an equity method investee. The 2008 federal deferred tax expense relates to a tax provision which does not result in cash taxes due to the availability of pre bankruptcy net operating losses, offset by a deferred tax benefit attributable to holding an equity method investment. The foreign deferred tax benefit relates to the decrease in our deferred tax asset valuation allowance resulting from the recording of certain deferred tax liabilities related to amounts recognized in the statement of other comprehensive income during the year that are expected to reverse in future periods and will allow us to offset such amounts against certain deferred tax assets.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in millions):

	December 31,
	2008	2007
Deferred tax liabilities:
Intangibles	£142.5	£221.9
Equity investments	79.2	81.0
Convertible senior notes	35.7	—
Derivative instruments	15.7	—
Unrealized foreign exchange differences	0.6	1.0

Total deferred tax liabilities	273.7	303.9

Deferred tax assets:
Net operating losses	1,108.7	1,001.1
Capital losses	3,390.0	3,411.4
Depreciation and amortization	2,097.2	2,127.9
Accrued expenses	39.1	19.5
Capital costs and other	165.0	217.1

Total deferred tax assets	6,800.0	6,777.0
Valuation allowance for deferred tax assets	(6,605.5)	(6,554.1)

Net deferred tax assets	194.5	222.9

Net deferred tax liabilities	£79.2	£81.0

        The following table summarizes the movements in our deferred tax valuation allowance during the years ended December 31, 2008, 2007 and 2006 (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£6,554.1	£6,705.2	£7,409.5
Acquisitions	—	—	699.1
Expiry of U.S. capital loss carryforwards	—	—	(1,541.7)
Effect of changes in tax rates	—	(444.9)	—
Increase in UK and US deferred tax attributes, inclusive of foreign exchange movements	51.4	293.8	138.3

Balance, December 31	£6,605.5	£6,554.1	£6,705.2

        A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized. To the extent that the portion of the valuation allowance that existed at January 10, 2003 is reduced, the benefit would reduce excess reorganization value, then reduce other intangible assets existing at that date, then be credited to paid in capital. The majority of the valuation allowance relates to tax attributes that existed at January 10, 2003. In 2008, we recognized a tax benefit of £3.0 million which resulted in a deferred tax expense and a reduction in reorganization value of £

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

2.0 million (2007 £2.2 million). Following the adoption of FAS 141(R) effective January 1, 2009, any future benefit will be recognized as a reduction of income tax expense.

        We emerged from Chapter 11 bankruptcy on January 10, 2003. The reorganization caused an ownership change pursuant to Internal Revenue Service Code Section 382. As discussed in note 4, acquisitions took place in 2006 that affected our share ownership. We consider that these changes caused an ownership change pursuant to Section 382 during 2006. These ownership changes will not restrict our ability to utilize U.S. net operating loss carryforwards at Virgin Media Inc. in future periods.

        At December 31, 2008, we had net operating loss carryforwards for U.S. federal income tax purposes of £331 million that expire between 2018 and 2027. We have U.K. net operating loss carryforwards of £3.5 billion that have no expiration date. Pursuant to U.K. law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the U.K. net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is £1.6 billion that expire between 2010 and 2027. Section 382 may severely limit our ability to utilize these losses for U.S. purposes. We also have U.K. capital loss carryforwards of £12.1 billion that have no expiration date. However, we do not expect to realize any significant benefit from these capital losses, which can only be used to the extent we generate U.K. taxable capital gain income in the future from assets held by former NTL companies.

        At December 31, 2008, we had fixed assets on which future U.K. tax deductions can be claimed of £13.2 billion. The maximum amount that can be claimed in any one year is 20% of the remaining balance, after additions, disposals and prior claims.

        The reconciliation of income taxes computed at U.S. federal statutory rates to income tax (benefit) expense is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Benefit at federal statutory rate (35%)	£(301.1)	£(157.6)	£(178.9)
Add:
Permanent book-tax differences	139.0	19.7	31.1
Foreign losses with no benefit	103.4	119.5	89.3
U.S. losses with no benefit	—	—	30.5
Difference between U.S. and foreign tax rates	55.2	21.4	16.2
State and local income tax	—	(0.6)	—
Foreign tax benefit offsetting OCI tax expense	(3.4)	—	—
Other	0.1	0.1	—

Provision (benefit) for income taxes	£(6.8)	£2.5	£(11.8)

        Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. The adoption did not result in a cumulative effect adjustment and did not have a material effect on our consolidated financial statements.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Income Taxes (Continued)

        A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	2008	2007
Balance at January 1,	£15.0	£70.9
Additions based on tax positions related to the current year	—	—
Additions for tax provisions of prior years	5.4	0.7
Reductions for tax provisions of prior years	—	(56.3)
Reductions for lapse of applicable statute of limitation	—	(0.3)
Settlements	—	—

Balance at December 31,	£20.4	£15.0

        The total amount of unrecognized tax benefits as of December 31, 2008 and 2007 was £20.4 million and £15.0 million, respectively. Included in the balance of unrecognized tax benefits as of December 31, 2008 and 2007 are £1.0 million and £0.8 million, respectively, that, if recognized, would impact the effective tax rate. The increase in unrecognized tax benefits during 2008 relates to movements in foreign exchange rates. We do not expect that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months.

        We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We have accrued interest in respect of unrecognized tax benefits of £0.5 million and £0.3 million at December 31, 2008 and 2007, respectively. There was an interest accrual of £0.2 million included in income tax expense for the year ended December 31, 2008.

        The statute of limitations is open for the years 2005 to 2008 in the U.S. and 2006 to 2008 in the U.K., our major tax jurisdictions.

        At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the U.K. and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others. We accrue a liability when we believe an assessment may be probable and the amount is estimable. In accordance with generally accepted accounting principles, the impact of revisions to these estimates is recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Related Party Transactions

Virgin Enterprises Limited

        We have identified Virgin Enterprises Limited as a related party to us. Virgin Entertainment Investment Holdings Limited became a holder of our common stock as a result of our acquisition of Virgin Mobile on July 4, 2006. As of December 31, 2008, Virgin Entertainment Investment Holdings Limited beneficially owned 10.4% of our common stock (based on SEC filings). Virgin Enterprises Limited is a wholly owned subsidiary of Virgin Entertainment Investment Holdings Limited. In addition, Gordon McCallum is a member of our Board of Directors and is a Director at Virgin Enterprises Limited.

        We own and have the right to use registered trademarks, including the exclusive right to use the "Virgin" name and logo in connection with our corporate activities and in connection with the activities of our consumer and a large part of our content businesses under license from Virgin Enterprises Limited. This license with Virgin Enterprises Limited is for a 30-year term and exclusive to us within the U.K. and Ireland. The license entitles us to use the "Virgin" name for the TV, broadband internet, telephone and mobile phone services we provide to our residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. For our content operations, we are entitled to use the "Virgin Media Television" name for the creation, distribution and management of our wholly owned television channels, and to use the "Virgin" name for our television channel, Virgin1. Our license agreement provides for an annual royalty of 0.25% of certain consumer and content revenues, subject to a minimum annual royalty of £8.7 million, except for Virgin1, where we pay an annual royalty of 0.5% of revenues received by Virgin1, subject to a minimum of £100,000. As part of the agreement, we have the right to adopt, and have adopted, a company name for our parent, Virgin Media Inc., over which together with the name "Virgin Media", we retain worldwide exclusivity. Under a related agreement, Virgin Enterprises Limited has the right to propose a candidate to fill a seat on our Board of Directors. Pursuant to this right, Virgin Enterprises Limited proposed Gordon McCallum who was appointed to our Board of Directors. During the years ended December 31, 2008 and 2007 and the period from July 4, 2006 to December 31, 2006, respectively, we incurred expenses of £8.9 million, £8.7 million and £5.8 million for charges in respect of brand licensing and promotion of which £4.5 million and £4.8 million was payable at December 31, 2008 and December 31, 2007, respectively.

Virgin Retail Limited

        We had previously identified Virgin Retail Limited, an affiliate of Virgin Enterprises Limited, as a related party to us. We had agreements with Virgin Retail Limited in respect to sales of our communications services (such as internet, television, fixed line telephone and mobile telephone services), through the various Virgin Megastores outlets. On September 17, 2007, the Virgin Group sold its interest in Virgin Megastores and it therefore ceased to be a related party. We incurred expenses of £2.3 million during the 2007 period to September 2007 and £1.8 million during the period from July 4, 2006 to December 31, 2006, for charges in respect to these stores. As part of the agreement, Virgin Retail Limited passed through proceeds on sales of mobile handsets, vouchers and other stock items to us. We recognized revenues totaling £6.5 million during the period from January 1, 2007 to September 17, 2007 and £5.7 million during the period from July 4, 2006 to December 31, 2006.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Related Party Transactions (Continued)

Other Virgin Companies

        As a licensee of the "Virgin" brand name, we participate in mutually beneficial activities with other Virgin companies. These arrangements are in the ordinary course of business and believed to be on arm's length terms.

UKTV Joint Ventures

        Through our wholly owned subsidiary, Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies. We have therefore identified the UKTV joint venture companies as related parties to us. We also carry the UKTV channels in our pay television packages available to our customers.

        As at December 31, 2008 and 2007, included in the balance sheet were amounts related to our share of net assets, loans receivable, redeemable preference shares, and other payables and receivables in respect of the UKTV joint ventures totaling £353.5 million and £367.7 million, respectively.

        We pay UKTV for purchases of television programming rights and receive payments in respect of advertising and other business support services provided to UKTV. During the years ended December 31, 2008 and 2007 and the period from March 3, 2006 to December 31, 2006, the net expense recognized in respect to these transactions through the consolidated statement of operations totaled £22.1 million, £21.4 million and £16.9 million, respectively. These amounts are settled on a net basis at regular intervals.

        During the years ended December 31, 2008 and 2007 and the period from March 3, 2006 to December 31, 2006, we received cash payments from UKTV for loan principal payments, interest, dividends and consortium tax relief totaling £46.7 million, £38.3 million and £31.6 million, respectively.

Note 16—Shareholders' Equity

Authorized Share Capital

        Our authorized share capital for issuance consists of one billion shares of common stock, 300.0 million shares of Class B redeemable common stock and five million shares of preferred stock with a par value of $0.01 each. As at December 31, 2008, there were 328.1 million shares of common stock outstanding, and no Class B redeemable common stock or preferred stock outstanding. The common stock is voting with rights to dividends as declared by the Board of Directors.

        In connection with the reverse acquisition of Telewest, each share of our common stock issued and outstanding immediately prior to the effective time of the acquisition was converted into the right to receive 2.5 shares of the new parent entity's common stock. On March 3, 2006, we issued 212,931,048 shares of common stock for this purpose. For accounting purposes, the acquisition of Telewest has been treated as a reverse acquisition. Accordingly, the 212,931,048 shares issued to acquire Virgin Media Holdings have been treated as outstanding from January 1, 2006 (as adjusted for historical issuances and repurchases during the period from January 1, 2006 to March 3, 2006). In addition, on March 3, 2006, each share of Telewest's common stock issued and outstanding immediately prior to the acquisition was converted into 0.2875 shares of the new parent entity's common stock (and redeemable stock that was redeemed). These 70,728,375 shares of new common stock have been treated as issued on the acquisition date.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Shareholders' Equity (Continued)

        The following table summarizes the movement in the number of shares of common stock outstanding during the years ended December 31, 2006, 2007 and 2008 (in millions, except share exchange ratio):

Number of shares
December 31, 2005 outstanding shares as previously reported by Virgin Media Holdings (formerly known as NTL Incorporated)	85.2
Multiplied by share exchange ratio in reverse acquisition	2.5
Shares at December 31, 2005 (after giving effect to reverse acquisition)	212.9
Effect of the reverse acquisition—conversion of Virgin Media Inc. (formerly known as Telewest Global, Inc.) shares	70.7
Issued under Scheme of Arrangement to acquire Virgin Mobile	34.4
Net issuances and purchases during the period	5.9

December 31, 2006 outstanding shares	323.9
Net issuances and purchases during the period	3.6

December 31, 2007 outstanding shares	327.5
Net issuances and purchases during the period	0.6

December 31, 2008 outstanding shares	328.1

        We commenced the payment of regular quarterly dividends in June 2006. During the years ended December 31, 2008, 2007 and 2006, we paid the following dividends:

Board Declaration Date	Per Share	Record Date	Payment Date	Total Amount
				(in millions)
Year ended December 31, 2006:
May 18, 2006	$0.01	June 12, 2006	June 20, 2006	£1.6
August 28, 2006	0.02	September 12, 2006	September 20, 2006	3.5
November 28, 2006	0.02	December 12, 2006	December 20, 2006	3.4
Year ended December 31, 2007:
February 27, 2007	$0.02	March 12, 2007	March 20, 2007	£3.3
May 16, 2007	0.03	June 12, 2007	June 20, 2007	5.0
August 15, 2007	0.04	September 12, 2007	September 20, 2007	6.5
November 27, 2007	0.04	December 12, 2007	December 20, 2007	6.4
Year ended December 31, 2008:
February 6, 2008	$0.04	March 12, 2008	March 20, 2008	£6.6
May 21, 2008	0.04	June 12, 2008	June 20, 2008	6.7
September 2, 2008	0.04	September 12, 2008	September 22, 2008	7.1
November 25, 2008	0.04	December 12, 2008	December 22, 2008	8.9

        Future payments of regular quarterly dividends by us are at the discretion of our Board of Directors and will be subject to our future needs and uses of cash, which could include investments in operations, the repayment of debt, and share repurchase programs. In addition, the terms of our and

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Shareholders' Equity (Continued)

our subsidiaries' existing and future indebtedness and the laws of jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Series A Warrants

        On January 10, 2003, we issued Series A warrants to some of our former creditors and stockholders. The Series A warrants were initially exercisable for a total of 8,750,496 shares of common stock at an exercise price of $309.88 per share. After adjustment to account for the rights offering and the reverse acquisition of Telewest in accordance with anti-dilution adjustment provisions, the Series A warrants are exercisable for a total of 25,769,060 shares of our common stock at an exercise price of $105.17 per share. The Series A warrants expire on January 10, 2011. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are listed on the NASDAQ Global Select Market under the symbol "VMEDW." The Series A warrants may be subject to further change.

Note 17—Commitments and Contingent Liabilities

        At December 31, 2008, we were committed to pay £647.8 million for equipment and services. This amount includes £311.2 million for operations and maintenance contracts and other commitments from January 1, 2010 to 2016. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years and thereafter is as follows (in millions):

Year ending December 31:
2009	£336.6
2010.	105.2
2011.	88.4
2012.	45.1
2013.	20.5
Thereafter	52.0

£647.8

        We are involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employee and employee benefits which arise in the ordinary course of our business. In accordance with FASB Statement No. 5, Accounting for Contingencies, or FAS 5, we recognize a provision for a liability when management believes that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Whilst litigation is inherently unpredictable, we believe that we have valid defenses with respect to legal matters pending against us. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies, or because of the diversion of management's attention and the creation of significant expenses.

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Commitments and Contingent Liabilities (Continued)

        Our banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions):

Year ending December 31:
2009	£12.2
2010	5.5
2011	—
2012	—
2013	—
Thereafter	8.3

£26.0

Note 18—Industry Segments

        Our reporting segments are based on our method of internal reporting along with the criteria used by our chief executive officer, who is our chief operating decision maker (CODM), to evaluate segment performance, the availability of separate financial information and overall materiality considerations.

        Our previously reported operating segments were based on how we distributed our services. Distribution through cable systems, delivery of television content, and provision of mobile phone services made up the core of our business and were the focus of how the business was managed internally through our former Cable, Content and Mobile segments.

        As a result of the business reorganization initiated in the last quarter of 2008, we have realigned our internal reporting structure and the related financial information used by management and the CODM. Our operating structures have been revised to build a customer-focused organization able to respond effectively to rapid changes in the market, technology and customer demands through our three new customer-based segments: Consumer, Business and Content.

        Our Consumer segment, part of which was previously included within our Cable segment, is our primary segment, consisting of the distribution of television programming, broadband and fixed line telephone services to consumers on our cable network and, to a lesser extent, off our cable network. The Consumer segment also includes our former Mobile segment consisting of our mobile telephony and broadband business.

        Our Business segment, which was previously part of our Cable segment, comprises our operations carried out through ntl:Telewest Business which provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

        We operate our Content segment through Virgin Media TV, which supplies television programming to the U.K. pay-television broadcasting market.

        Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit as permitted under FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Segment contribution excludes the

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Industry Segments (Continued)

impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the cable network infrastructure, which is shared by our Consumer and Business segments.

        As required by FAS 131, the 2008, 2007 and 2006 fiscal year amounts have been retrospectively adjusted to conform to the changes in the internal reporting structure implemented in the first quarter of 2009. Segment information for the years ended December 31, 2008, 2007 and 2006 was as follows (in millions):

	Year ended December 31, 2008
	Consumer	Business	Content	Total
Revenue	£3,029.0	£626.0	£121.8	£3,776.8
Inter segment revenue	—	0.4	25.7	26.1
Segment Contribution	£1,803.6	£335.2	£(4.6)	£2,134.2

	Year ended December 31, 2007
	Consumer	Business	Content	Total
Revenue	£3,087.3	£641.8	£109.5	£3,838.6
Inter segment revenue	—	0.4	24.4	24.8
Segment Contribution	£1,805.4	£338.4	£8.4	£2,152.2

	Year ended December 31, 2006
	Consumer	Business	Content	Total
Revenue	£2,687.8	£614.0	£112.0	£3,413.8
Inter segment revenue	—	0.2	19.2	19.4
Segment Contribution	£1,635.7	£335.4	£19.1	£1,990.2

        The reconciliation of total segment contribution to our consolidated operating income (loss) is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Total segment contribution	£2,134.2	£2,152.2	£1,990.2
Other operating and corporate costs	832.5	871.8	867.5
Depreciation	902.8	922.3	797.1
Goodwill and intangible asset impairments	362.2	—	—
Amortization	285.8	301.0	238.6
Restructuring and other charges	22.7	28.7	67.0

Consolidated operating (loss) income	£(271.8)	£28.4	£20.0

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information

        On April 13, 2004, our wholly owned subsidiary, Virgin Media Finance PLC, or Virgin Media Finance, issued £375 million aggregate principal amount of 9.75% senior notes due 2014, $425 million aggregate principal amount of 8.75% senior notes due 2014, €225 million aggregate principal amount of 8.75% senior notes due 2014 and $100 million aggregate principal amount of floating rate notes due 2012, together referred to as the Senior Notes due 2014. On July 15, 2006, the $100 million aggregate principal amount of floating rate notes was redeemed. On July 25, 2006, Virgin Media Finance issued $550 million aggregate principal amount of 9.125% senior notes due 2016, and together with the Senior Notes due 2014, these are referred to as the Senior Notes. We and certain of our subsidiaries, namely Virgin Media Group LLC, Virgin Media Holdings Inc., Virgin Media (UK) Group, Inc. and Virgin Media Communications Limited, have guaranteed the Senior Notes on a senior basis. VMIH has guaranteed the Senior Notes on a senior subordinated basis.

        We present the following condensed consolidated financial information as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006 as required by Article 3-10(d) of Regulation S-X.

	December 31, 2008
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£9.9	£—	£1.2	£0.4	£170.1	£—	£181.6
Restricted cash	—	—	—	—	6.1	—	6.1
Other current assets	3.5	—	0.3	187.7	620.1	—	811.6
Current assets held for sale	—	—	—	—	56.2	—	56.2

Total current assets	13.4	—	1.5	188.1	852.5	—	1,055.5
Fixed assets, net	—	—	—	—	5,342.1	—	5,342.1
Intangible assets, net	—	—	(15.0)	—	2,607.6	—	2,592.6
Investments in, and loans to, parent and subsidiary companies	2,544.9	287.9	(487.7)	3,519.4	(6,591.5)	1,080.5	353.5
Other assets, net	13.2	—	—	506.5	69.9	—	589.6

Total assets	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

Other current liabilities	£9.4	£37.1	£26.1	£197.1	£1,381.3	£(171.6)	£1,479.4
Current liabilities held for sale	—	—	—	—	36.2	—	36.2

Total current liabilities	9.4	37.1	26.1	197.1	1,417.5	(171.6)	1,515.6
Long term debt	545.9	1,256.2	—	2,064.6	2,262.9	—	6,129.6
Other long term liabilities	—	—	0.7	11.5	259.7	—	271.9
Shareholders' equity	2,016.2	(1,005.4)	(528.0)	1,940.8	(1,659.5)	1,252.1	2,016.2

Total liabilities and shareholders' equity	£2,571.5	£287.9	£(501.2)	£4,214.0	£2,280.6	£1,080.5	£9,933.3

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	December 31, 2007
Balance sheets	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Cash and cash equivalents	£1.3	£—	£10.0	£0.7	£309.4	£—	£321.4
Restricted cash	—	—	—	—	6.1	—	6.1
Other current assets	—	—	0.4	9.6	597.6	—	607.6
Current assets held for sale	—	—	—	—	20.4	—	20.4

Total current assets	1.3	—	10.4	10.3	933.5	—	955.5
Fixed assets, net	—	—	—	—	5,649.5	—	5,649.5
Intangible assets, net	—	—	(13.1)	—	3,252.1	—	3,239.0
Investments in, and loans to, parent and subsidiary companies	2,808.8	1,018.0	379.5	5,281.1	(6,526.6)	(2,592.1)	368.7
Other assets, net	—	—	—	129.0	54.6	—	183.6
Other assets held for sale	—	—	—	—	107.0	—	107.0

Total assets	£2,810.1	£1,018.0	£376.8	£5,420.4	£3,470.1	£(2,592.1)	£10,503.3

Other current liabilities	£(0.4)	£29.9	£6.4	£119.6	£1,346.0	£(103.3)	£1,398.2
Current liabilities held for sale	—	—	—	—	45.7	—	£45.7

Total current liabilities	(0.4)	29.9	6.4	119.6	1,391.7	(103.3)	£1,443.9
Long term debt	—	1,032.0	—	2,262.4	2,635.0	—	5,929.4
Other long term liabilities	—	—	0.3	116.7	202.5	—	319.5
Shareholders' equity	2,810.5	(43.9)	370.1	2,921.7	(759.1)	(2,488.8)	2,810.5

Total liabilities and shareholders' equity	£2,810.1	£1,018.0	£376.8	£5,420.4	£3,470.1	£(2,592.1)	£10,503.3

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2008
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,776.8	£—	£3,776.8
Operating costs	—	—	—	—	(1,647.1)	—	(1,647.1)
Selling, general and administrative expenses	(19.9)	—	—	(0.1)	(808.0)	—	(828.0)
Restructuring and other charges	—	—	—	—	(22.7)	—	(22.7)
Depreciation and amortization	—	—	—	—	(1,188.6)	—	(1,188.6)
Goodwill and intangible asset impairments	—	—	—	—	(362.2)	—	(362.2)

Operating loss	(19.9)	—	—	(0.1)	(251.8)	—	(271.8)
Interest and other income, net	25.0	124.1	102.5	76.5	(37.8)	(264.2)	26.1
Interest expense	(34.0)	(125.4)	(76.8)	(338.6)	(188.8)	264.2	(499.4)
Loss on extinguishment of debt	—	—	—	(6.6)	(3.0)	—	(9.6)
Share of income from equity investments	—	—	—	—	14.4	—	14.4
Gains (losses) on derivative instruments	—	—	—	297.6	(13.9)	—	283.7
Foreign currency (losses) gains	(1.8)	20.8	33.6	(114.0)	(342.2)	—	(403.6)
Income tax benefit (expense)	—	—	(3.1)	20.6	(10.7)	—	6.8

(Loss) income from continuing operations	(30.7)	19.5	56.2	(64.6)	(833.8)	—	(853.4)
Loss from discontinued operations, net of tax	—	—	—	—	(66.6)	—	(66.6)
Equity in net loss of subsidiaries	(889.3)	(972.7)	(946.1)	(908.1)	—	3,716.2	—

Net loss	£(920.0)	£(953.2)	£(889.9)	£(972.7)	£(900.4)	£3,716.2	£(920.0)

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2007
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,838.6	£—	£3,838.6
Operating costs	—	—	—	—	(1,652.2)	—	(1,652.2)
Selling, general and administrative expenses	(3.9)	—	(24.6)	—	(877.5)	—	(906.0)
Restructuring and other charges	(0.3)	—	—	—	(28.4)	—	(28.7)
Depreciation and amortization	—	—	—	—	(1,223.3)	—	(1,223.3)

Operating (loss) income	(4.2)	—	(24.6)	—	57.2	—	28.4
Interest income and other, net	0.6	100.2	47.6	92.8	(70.7)	(152.2)	18.3
Interest expense	—	(99.5)	(27.5)	(378.0)	(161.3)	152.2	(514.1)
Loss on extinguishment of debt	—	—	—	(2.0)	(1.2)	—	(3.2)
Share of income from equity investments	—	—	—	—	17.7	—	17.7
Loss on derivative instruments	—	—	—	(0.6)	(1.9)	—	(2.5)
Foreign currency gains (losses)	—	12.5	0.7	(14.3)	6.2	—	5.1
Income tax expense	(0.1)	—	(1.8)	—	(0.6)	—	(2.5)

Loss from continuing operations	(3.7)	13.2	(5.6)	(302.1)	(154.6)	—	(452.8)
Loss from discontinued operations, net of tax	—	—	—	—	(10.7)	—	(10.7)
Equity in net loss of subsidiaries	(459.8)	(467.4)	(454.9)	(165.2)	—	1,547.3	—

Net loss	£(463.5)	£(454.2)	£(460.5)	£(467.3)	£(165.3)	£1,547.3	£(463.5)

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2006
Statements of operations	Company	Virgin Media Finance	Other guarantors	VMIH	All other subsidiaries	Adjustments	Total
	(in millions)
Revenue	£—	£—	£—	£—	£3,413.8	£—	£3,413.8
Operating costs	—	—	—	—	(1,428.8)	—	(1,428.8)
Selling, general and administrative expenses	(22.8)	—	(15.8)	—	(823.7)	—	(862.3)
Restructuring and other charges	—	—	—	—	(67.0)	—	(67.0)
Depreciation and amortization	—	—	—	—	(1,035.7)	—	(1,035.7)

Operating (loss) income	(22.8)	—	(15.8)	—	58.6	—	20.0
Interest income and other, net	0.7	95.0	34.2	192.4	(154.1)	(132.8)	35.4
Interest expense	—	(93.7)	(83.6)	(282.1)	(130.9)	132.8	(457.5)
Loss on extinguishment of debt	—	—	—	(32.8)	—	—	(32.8)
Share of income from equity investments	—	—	—	—	12.5	—	12.5
Gain (loss) on derivative instruments	—	—	—	2.0	(0.7)	—	1.3
Foreign currency (losses) gains	2.3	(5.4)	(98.0)	(35.5)	46.5	—	(90.1)
Income tax benefit	—	—	9.1	—	2.7	—	11.8

Loss from continuing operations	(19.8)	(4.1)	(154.1)	(156.0)	(165.4)	—	(499.4)
Income (loss) from discontinued operations, net of tax	—	—	7.9	—	(9.8)	—	(1.9)

Net loss before cumulative effect changes in accounting principle	(19.8)	(4.1)	(146.2)	(156.0)	(175.2)	—	(501.3)
Cumulative effect of changes in accounting principle, net of taxes	(0.2)	—	—	—	(32.4)	—	(32.6)
Equity in net loss of subsidiaries	(513.9)	(372.3)	(368.0)	(216.3)	—	1,470.5	—

Net loss	£(533.9)	£(376.4)	£(514.2)	£(372.3)	£(207.6)	£1,470.5	£(533.9)

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2008
Statement of cash flows	Company	Virgin Media Finance	Other Guarantors	VMIH	All Other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	(£49.4)	£—	£34.4	£19.7	£754.0	£—	£758.7
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(477.9)	—	(477.9)
Principal repayments on loans to equity investments	—	—	—	—	8.6	—	8.6
Principal (drawdowns) repayments on loans to group companies	(477.3)	—	(44.9)	354.8	167.4	—	—
Purchase of investments	—	—	—	—	(1.5)	—	(1.5)
Other	—	—	—	—	2.1	—	2.1

Net cash (used in) provided by investing activities	(477.3)	—	(44.9)	354.8	(301.3)	—	(468.7)

Financing activities:
New borrowings, net of financing activities	496.7	—	—	(49.0)	—	—	447.7
Proceeds from employee stock options	0.6	—	—	—	—	—	0.6
Principal payments on long term debt and capital leases	—	—	—	(286.9)	(559.4)	—	(846.3)
Intercompany funding movements	64.9	—	1.7	(38.9)	(27.7)	—	—
Dividends paid	(29.3)	—	—	—	—	—	(29.3)

Net cash provided by (used in) financing activities	532.9	—	1.7	(374.8)	(587.1)	—	(427.3)

Cash flow from discontinued operations
Net cash used in operating activities	—	—	—	—	(3.0)	—	(3.0)
Net cash used in investing activities	—	—	—	—	(1.9)	—	(1.9)

Net cash used in discontinued operations	—	—	—	—	(4.9)	—	(4.9)

Effect of exchange rates	2.4	—	—	—	—	—	2.4
(Decrease) increase in cash and cash equivalents	8.6	—	(8.8)	(0.3)	(139.3)	—	(139.8)
Cash and cash equivalents at beginning of period	1.3	—	10.0	0.7	309.4	—	321.4

Cash and cash equivalents at end of period	£9.9	£—	£1.2	£0.4	£170.1	£—	£181.6

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2007
Statement of cash flows	Company	Virgin Media Finance	Other guarantors	VMIH	All Other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(17.6)	£—	£(0.2)	£213.9	£514.7	£—	£710.8
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(533.7)	—	(533.7)
Acquisitions, net of cash acquired	—	—	—	(1.0)	—	—	(1.0)
Principal repayments on loans to equity investments	—	—	—	—	16.4	—	16.4
Principal repayments (drawdowns) on loans to group companies	22.7	—	(20.5)	(558.8)	556.6	—	—
Proceeds from the sale of investments	—	—	—	—	9.8	—	9.8
Proceeds from the sale of fixed assets	—	—	—	—	3.3	—	3.3
Other	—	—	—	—	(2.1)	—	(2.1)

Net cash (used in) provided by investing activities	22.7	—	(20.5)	(559.8)	50.3	—	(507.3)

Financing activities:
New borrowings, net of financing activities	—	—	—	576.8	297.7	—	874.5
Proceeds from employee stock option excercises	15.0	—	—	—	—	—	15.0
Principal payments on long term debt and capital leases	—	—	—	(230.4)	(940.4)	—	(1,170.8)
Dividends paid	(21.2)	—	—	—	—	—	(21.2)

Net cash (used in) provided by financing activities	(6.2)	—	—	346.4	(642.7)	—	(302.5)

Cash flow from discontinued operations
Net cash provided by operating activities	—	—	—	—	5.2	—	5.2
Net cash used in investing activities	—	—	—	—	(2.5)	—	(2.5)

Net cash provided by discontinued operations	—	—	—	—	2.7	—	2.7

Effect of exchange rates	—	—	(0.8)	—	—	—	(0.8)
(Decrease) increase in cash and cash equivalents	(1.1)	—	(21.5)	0.5	(75.0)	—	(97.1)
Cash and cash equivalents at beginning of period	2.4	—	31.5	0.2	384.4	—	418.5

Cash and cash equivalents at end of period	£1.3	£—	£10.0	£0.7	£309.4	£—	£321.4

VIRGIN MEDIA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Condensed Consolidated Financial Information (Continued)

	Year ended December 31, 2006
Statement of cash flows	Company	Virgin Media Finance	Other guarantors	VMIH	All Other subsidiaries	Adjustments	Total
	(in millions)
Net cash provided by (used in) operating activities	£(34.2)	£(8.8)	£87.3	£48.7	£692.7	£—	£785.7
Investing activities:
Purchase of fixed and intangible assets	—	—	—	—	(553.1)	—	(553.1)
Acquisitions, net of cash acquired	—	—	(2,423.1)	—	—	—	(2,423.1)
Telewest reorganization	—	—	(4,220.6)	(5,956.5)	3,535.9	6,641.2	—
Principal repayments (drawdowns) on loans to equity investments	—	—	—	—	15.7	—	15.7
Principal repayments (drawdowns) on loans to group companies	6.4	(286.6)	60.2	3,962.0	(3,741.9)	—	—
Other	—	—	—	—	8.2	—	8.2

Net cash (used in) provided by investing activities	6.4	(286.6)	(6,583.5)	(1,994.5)	(735.2)	6,641.2	(2,952.3)

Financing activities:
New borrowings, net of financing activities	—	871.2	1,784.4	4,593.3	1,686.7	—	8,935.6
Issuance of stock	—	—	4,220.6	2,420.6	—	(6,641.2)	—
Proceeds from employee stock option excercises	38.7	—	—	—	—	—	38.7
Share redemption	—	—	1,800.0	(2,350.8)	550.8	—	—
Principal payments on long term debt and capital leases	—	(575.8)	(1,709.9)	(2,722.5)	(2,092.4)	—	(7,100.6)
Dividends paid	(8.5)	—	—	—	—	—	(8.5)

Net cash provided by financing activities	30.2	295.4	6,095.1	1,940.6	145.1	(6,641.2)	1,865.2

Cash flow from discontinued operations
Net cash provided by operating activities	—	—	—	—	0.4	—	0.4
Net cash used in investing activities	—	—	—	—	(1.7)	—	(1.7)

Net cash used in discontinued operations	—	—	—	—	(1.3)	—	(1.3)

Effect of exchange rates	—	—	(14.0)	—	—	—	(14.0)
(Decrease) increase in cash and cash equivalents	2.4	—	(415.1)	(5.2)	101.2	—	(316.7)
Cash and cash equivalents at beginning of period	—	—	446.6	5.4	283.2	—	735.2

Cash and cash equivalents at end of period	£2.4	£—	£31.5	£0.2	£384.4	£—	£418.5

VIRGIN MEDIA INC.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

(in millions, except par value)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	£9.9	£1.3
Other current assets	3.5	—

Total current assets	13.4	1.3
Fixed assets, net	—	—
Investments in and loans to affiliates, net	2,544.9	2,808.8
Other assets, net	13.2	—

Total assets	£2,571.5	£2,810.1

Liabilities and shareholders' equity
Current liabilities	£9.4	£(0.4)
Long term debt	545.9	—
Other long term liabilities	—	—
Shareholders' equity
Common stock—$.01 par value; authorized 1,000.0 (2008) and 1,000.0 (2007) shares; issued 329.0 (2008) and 328.9 (2007) and outstanding 328.1 (2008) and 327.5 (2007) shares	1.8	1.8
Additional paid-in capital	4,482.2	4,361.4
Unearned stock compensation	(20.9)	(25.5)
Accumulated other comprehensive income	178.2	148.6
Accumulated deficit	(2,625.1)	(1,675.8)

Total shareholders' equity	2,016.2	2,810.5

Total liabilities and shareholders' equity	£2,571.5	£2,810.1

See accompanying notes.

VIRGIN MEDIA INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENT OF OPERATIONS

(in millions)

	Year ended December 31,
	2008	2007	2006
Costs and expenses
General and administrative expenses	£(19.9)	£(3.9)	£(22.8)
Restructuring and other charges	—	(0.3)	—

Operating loss	(19.9)	(4.2)	(22.8)

Other income (expense)
Interest income and other, net	25.0	0.6	0.7
Interest expense	(34.0)	—	—
Foreign currency (losses) gains	(1.8)	—	2.3

Loss before income taxes, cumulative effect of change in accounting principle and equity in net loss of subsidiaries	(30.7)	(3.6)	(19.8)
Income tax expense	—	(0.1)	—
Cumulative effect of change in accounting principle	—	—	(0.2)

Loss before equity in net loss of subsidiaries	(30.7)	(3.7)	(20.0)
Equity in net loss of subsidiaries	(889.3)	(459.8)	(513.9)

Net loss	£(920.0)	£(463.5)	£(533.9)

See accompanying notes.

VIRGIN MEDIA INC.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENT OF CASH FLOWS

(in millions)

	Year ended December 31,
	2008	2007	2006
Net cash used in operating activities	£(49.4)	£(17.6)	£(34.2)
Investing activities
Principal (drawdowns) repayments on loans to group companies	(477.3)	22.7	6.4

Net cash (used in) provided by investing activities	(477.3)	22.7	6.4

Financing activities
Proceeds from new borrowings, net of financing fees	496.7	—	—
Proceeds from employee stock option exercises	0.6	15.0	38.7
Intercompany funding movements	64.9	—	—
Dividends paid	(29.3)	(21.2)	(8.5)

Net cash provided by (used in) financing activities	532.9	(6.2)	30.2

Effect of exchange rate changes on cash and cash equivalents	2.4	—	—
Increase (decrease) in cash and cash equivalents	8.6	(1.1)	2.4
Cash and cash equivalents at beginning of year	1.3	2.4	—

Cash and cash equivalents at end of year	£9.9	£1.3	£2.4

Supplemental disclosure of cash flow information
Cash paid for interest	£—	£—	£—
Income taxes paid	—	—	3.1

See accompanying notes.

VIRGIN MEDIA INC.

NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Note 1—Basis of Presentation

        In our condensed financial statements, our investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. Our share of net loss of our subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with our consolidated financial statements.

        In May 2008, the FASB issued FSP APB 14-1 which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer's nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations.

        We adopted FSP APB 14-1 on January 1, 2009 as our convertible senior notes are within the scope of the standard. We have applied FSP APB 14-1 on a retrospective basis, whereby our prior period results have been adjusted.

Note 2—Other

        No cash dividend was paid to the registrant by subsidiaries for the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Virgin Media Investment Holdings Limited

        We have audited the accompanying consolidated balance sheets of Virgin Media Investment Holdings Limited and subsidiaries (the "Company"), an indirect wholly-owned subsidiary of Virgin Media Inc. (the "Parent"), as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virgin Media Investment Holdings Limited and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, Virgin Media Investment Holdings Limited changed its method of accounting for stock-based compensation expense as of January 1, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"; changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006 to conform with the provisions of Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans"; and adopted Financial Accounting Standards Board Staff Position FAS 143-1, "Accounting for Electronic Waste Obligations" as of December 12, 2006.

/s/ Ernst & Young LLP
London, England
February 26, 2009,
except for notes 1, 2, 3, 4, 5, 6, 8, 13, 15, and 16, as to which the date is
May 26, 2009

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	£170.7	£310.0
Restricted cash	5.3	5.4
Accounts receivable—trade, less allowances for doubtful accounts of £16.5 (2008) and £17.1 (2007)	454.3	447.1
Inventory for resale	12.7	8.3
Programming inventory	68.4	55.4
Derivative financial instruments	168.4	4.1
Prepaid expenses and other current assets	104.0	87.6
Current assets held for sale	56.2	20.4

Total current assets	1,040.0	938.3
Fixed assets, net	5,209.3	5,504.2
Goodwill and other indefinite-lived assets	2,091.4	2,455.4
Intangible assets, net	510.3	788.3
Equity investments	353.5	368.7
Derivative financial instruments	435.7	60.1
Other assets, net of accumulated amortization of £78.0 (2008) and £45.0 (2007)	140.7	123.5
Due from group companies	795.0	637.4
Other assets held for sale	—	107.0

Total assets	£10,575.9	£10,982.9

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£370.0	£340.1
Accrued expenses and other current liabilities	443.4	431.6
Derivative financial instruments	84.4	—
VAT and employee taxes payable	57.4	81.2
Restructuring liabilities	69.5	84.8
Interest payable	95.9	148.2
Interest payable to group companies	113.7	77.6
Deferred revenue	259.4	240.3
Current portion of long term debt	40.5	29.1
Current liabilities held for sale	36.2	45.7

Total current liabilities	1,570.4	1,478.6
Long term debt, net of current portion	4,327.6	4,897.4
Long term debt due to group companies	2,468.1	1,367.1
Derivative financial instruments	42.6	122.3
Deferred revenue and other long term liabilities	147.2	114.8
Deferred income taxes	79.2	81.0

Total liabilities	8,635.1	8,061.2
Commitments and contingent liabilities
Shareholders' equity
Common stock—£0.001 par value; authorized 1,000,000 ordinary shares (2008 and 2007); issued and outstanding 224,552 ordinary shares (2008 and 2007)	—	—
Additional paid-in capital	4,371.3	4,371.3
Accumulated other comprehensive income	9.0	17.2
Accumulated deficit	(2,439.5)	(1,466.8)

Total shareholders' equity	1,940.8	2,921.7

Total liabilities and shareholders' equity	£10,575.9	£10,982.9

See accompanying notes.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year ended December 31,
	2008	2007	2006
Revenue	£3,666.0	£3,724.3	£2,864.9
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	1,598.5	1,606.9	1,226.5
Selling, general and administrative expenses	781.2	846.4	692.3
Restructuring and other charges	22.0	27.2	62.2
Depreciation	882.4	900.4	664.2
Amortization	283.4	293.2	198.9
Goodwill and intangible asset impairments	362.2	—	—

	3,929.7	3,674.1	2,844.1

Operating (loss) income	(263.7)	50.2	20.8
Other income (expense)
Interest income and other, net	25.9	16.4	23.4
Interest income from group companies	8.4	5.3	7.4
Interest expense	(366.5)	(420.3)	(265.6)
Interest expense to group companies	(152.4)	(111.6)	(106.8)
Loss on extinguishment of debt	(9.6)	(3.2)	(32.8)
Share of income from equity investments	14.4	17.7	8.1
Gains (losses) on derivative instruments	283.7	(2.5)	1.3
Foreign currency (losses) gains	(456.2)	(8.0)	6.9

Loss from continuing operations before income taxes	(916.0)	(456.0)	(337.3)
Income tax benefit (expense)	9.9	(0.6)	1.8

Loss from continuing operations	(906.1)	(456.6)	(335.5)

Discontinued operations
Loss from discontinued operations, net of tax	(66.6)	(10.7)	(5.1)

Net loss before cumulative effect of changes in accounting principle	(972.7)	(467.3)	(340.6)
Cumulative effect of changes in accounting principle, net of tax	—	—	(31.7)

Net loss	£(972.7)	£(467.3)	£(372.3)

See accompanying notes.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year ended December 31,
	2008	2007	2006
Operating activities
Net loss	£(972.7)	£(467.3)	£(372.3)
Loss from discontinued operations	66.6	10.7	5.1
Cumulative effect of changes in accounting principles	—	—	31.7

Loss from continuing operations	(906.1)	(456.6)	(335.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,165.8	1,193.6	863.0
Goodwill and intangible asset impairments	362.2	—	—
Non-cash interest	(58.6)	4.1	115.9
Non-cash compensation	13.2	14.0	14.3
Loss on extinguishment of debt	9.7	3.2	32.8
Loss (income) from equity accounted investments, net of dividends received	10.7	(10.8)	(5.8)
Income taxes	(2.2)	14.9	(3.0)
(Gain) loss on disposal of assets	(0.3)	18.7	(1.7)
Amortization of original issue discount and deferred financing costs	23.5	23.1	17.2
Unrealized foreign currency losses (gains)	414.0	10.2	30.4
Unrealized (gains) losses on derivative instruments	(278.1)	2.5	(1.7)
Gain on disposal of investments	—	(8.1)	—
Other	0.7	—	(1.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(7.2)	3.0	(76.0)
Inventory	(17.4)	(11.5)	(2.7)
Prepaid expenses and other current assets	(12.1)	10.1	(11.7)
Other assets	(11.0)	4.2	3.3
Accounts payable	5.1	(0.2)	(1.6)
Accrued expenses and other current liabilities	(35.4)	(107.7)	88.6
Deferred revenue (current)	19.2	(17.4)	(0.9)
Deferred revenue and other long term liabilities	4.0	5.2	(14.7)

Net cash provided by operating activities	699.7	694.5	709.2

Investing activities
Purchase of fixed and intangible assets	(470.5)	(527.8)	(493.2)
Investments in and loans to parent and subsidiary companies	522.1	26.6	(20.7)
(Increase) decrease in restricted cash	—	(0.2)	1.7
Principal repayments on loans to equity investments	8.6	16.4	15.7
Proceeds from sale of fixed assets	2.1	3.3	1.5
Proceeds from sale of investments	—	9.8	—
Purchase of investments	(1.5)	(2.0)	—
Acquisitions, net of cash acquired	—	(1.0)	(4,410.9)

Net cash provided by (used in) investing activities	60.8	(474.9)	(4,905.9)

Financing activities
New borrowings, net of financing fees	(49.0)	874.5	5,168.3
Principal payments on long term debt and capital leases	(846.3)	(1,170.8)	(3,299.1)
Issuance of shares	—	—	2,420.6

Net cash (used in) provided by financing activities	(895.3)	(296.3)	4,289.8

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(3.0)	5.2	4.2
Net cash used in investing activities	(1.9)	(2.5)	(1.4)

Net cash (used in) provided by discontinued operations	(4.9)	2.7	2.8

Effect of exchange rate changes on cash and cash equivalents	0.4	—	—
(Decrease) increase in cash and cash equivalents	(139.3)	(74.0)	95.9
Cash and cash equivalents at beginning of year	310.0	384.0	288.1

Cash and cash equivalents at end of year	£170.7	£310.0	£384.0

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£391.8	£391.4	£192.9
Income taxes paid	£—	£—	£4.6

See accompanying notes.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in millions, except share data)

					Accumulated Other Comprehensive Income (Loss)
	Share Capital £0.001 Par Value
							Net (Losses) Gains on Derivatives
			Additional Paid-In Capital	Comprehensive Income (Loss)	Foreign Currency Translation	Pension Liability Adjustments		Accumulated Deficit
	Shares	Par							Total
Balance, December 31, 2005	121,006	—	£1,399.9		—	£(18.2)	£(0.8)	£(627.2)	£753.7
Issuance of stock for acquisition of Telewest	84,352	—	2,420.6		—	—	—	—	2,420.6
Issuance of stock for acquisition of Virgin Mobile	19,194	—	550.8		—	—	—	—	550.8
Adjustment to initially apply FAS 158	—	—	—		—	(9.4)	—	—	(9.4)
Comprehensive loss:
Net loss for the year ended December 31, 2006	—	—	—	£(372.3)	—	—	—	(372.3)	(372.3)
Currency translation adjustment	—	—	—	—	—	—	—	—	—
Net losses on derivatives, net of tax	—	—	—	(49.8)	—	—	(49.8)	—	(49.8)
Reclassification of derivative gains to net income, net of tax	—	—	—	34.6	—	—	34.6	—	34.6
Pension liability adjustment, net of tax	—	—	—	7.6	—	7.6	—	—	7.6

				£(379.9)

Balance, December 31, 2006	224,552	—	£4,371.3		—	£(20.0)	£(16.0)	£(999.5)	£3,335.8
Net loss for the year ended December 31, 2007	—	—	—	£(467.3)	—	—	—	(467.3)	(467.3)
Currency translation adjustment	—	—	—	—	—	—	—	—	—
Net gains on derivatives, net of tax	—	—	—	53.8	—	—	53.8	—	53.8
Reclassification of derivative gains to net income, net of tax	—	—	—	(20.4)	—	—	(20.4)	—	(20.4)
Pension liability adjustment, net of tax	—	—	—	19.8	—	19.8	—	—	19.8

				£(414.1)

Balance, December 31, 2007	224,552	—	£4,371.3		—	£(0.2)	£17.4	£(1,466.8)	£2,921.7
Net loss for the year ended December 31, 2008	—	—	—	£(972.7)	—	—	—	(972.7)	(972.7)
Currency translation adjustment	—	—	—	0.4	0.4	—	—	—	0.4
Net gains on derivatives, net of tax	—	—	—	147.8	—	—	147.8	—	147.8
Reclassification of derivative gains to net income, net of tax	—	—	—	(125.1)	—	—	(125.1)	—	(125.1)
Pension liability adjustment, net of tax	—	—	—	(31.3)	—	(31.3)	—	—	(31.3)

				£(980.9)

Balance, December 31, 2008	224,552	—	£4,371.3		£0.4	£(31.5)	£40.1	£(2,439.5)	£1,940.8

See accompanying notes.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Business

        Virgin Media Investment Holdings Limited, or VMIH, is incorporated in the United Kingdom. We are an indirect wholly owned subsidiary of Virgin Media Inc., or Virgin Media. On February 19, 2007, we changed our name from NTL Investment Holdings Limited to Virgin Media Investment Holdings Limited. We conduct our operations primarily through direct and indirect wholly owned subsidiaries.

        Virgin Media Inc. is a leading U.K. entertainment and communications business providing the first "quad-play" offering of broadband, television, mobile telephone and fixed line telephone services in the U.K. together with one of the most advanced TV on demand services available in the U.K. market. As of December 31, 2008, we were the U.K.'s largest residential broadband and mobile virtual network operator and second largest provider in the U.K. of pay television and fixed line telephone services by customer numbers. Through ntl:Telewest Business, which also operates under the Virgin Media group, we provide a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

        Through Virgin Media Television, or Virgin Media TV, we provide a broad range of programming through our wholly owned channels, such as Virgin1, Living and Bravo and through UKTV, our joint ventures with BBC Worldwide.

        Our previous operating segments, Cable, Mobile and Content, were based on the method by which we distributed our services. As a result of the business reorganization initiated in 2008, during the first quarter of 2009 we have realigned our internal operating structure and our new operating segments are as follows:

  •
  Consumer:  our Consumer segment, part of which was previously included within our Cable segment, includes the distribution of television programming over our cable network and the provision of broadband and fixed line telephone services to residential consumers, both on our cable network and to a lesser extent off our network. Our new Consumer segment also includes our former Mobile segment which is operated through Virgin Mobile, and consists of our mobile telephony and broadband business;

  •
  Business:  our Business segment, which was previously included within our Cable segment, includes the voice and data telecommunication and internet solutions services we provide through ntl:Telewest Business to businesses, public sector organizations and service providers; and

  •
  Content:  our Content segment includes the operations of our wholly owned television channels, such as Virgin1, Living and Bravo. Although not included in our Content segment revenue, our content management team also oversees our interest in the UKTV television channels through our joint ventures with BBC Worldwide.

        While VMIH has operating segments, consisting of Consumer, Business, and Content, which are consistent with Virgin Media Inc, financial information is only prepared and reviewed by the chief operating decision maker at the Virgin Media Inc. consolidated level. As such, there are no separable reportable segments for VMIH.

Note 2—Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        On March 3, 2006, NTL Holdings Inc. (formerly known as NTL Incorporated and now known as Virgin Media Holdings Inc., or Virgin Media Holdings), merged with a subsidiary of NTL Incorporated (formerly known as Telewest Global, Inc., or Telewest, and now known as Virgin Media).

        On June 19, 2006, in connection with the integration of Virgin Media and Telewest, we engaged in a post acquisition restructuring of Telewest UK Limited and its subsidiaries in order to integrate their operations with Virgin Media's existing U.K. operations and to implement permanent financing. This restructuring involved a series of steps that included internal contributions, distributions, mergers and acquisitions as well as borrowings from external sources and contributions of the proceeds of the same to us, to effect our acquisition of the shares of Telewest UK Limited and its subsidiaries. The completion of this restructuring resulted in Telewest UK Limited and its subsidiaries becoming our wholly owned subsidiary.

        We have accounted for the acquisition of Telewest UK Limited and its subsidiaries by applying the principles of the Financial Accounting Standards Board, or FASB, Statement No. 141, Business Combinations, or FAS 141, in respect to transactions between entities under common control. As a result, the assets acquired and liabilities assumed have been recognized at their historical cost and the results of operations and cash flows for Telewest UK Limited are included in the consolidated financial statements from June 19, 2006, the date the restructuring was completed. The results of operations and cash flows for Virgin Mobile are included in the consolidated financial statements from July 4, 2006, the date of its acquisition.

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up in accordance with the requirements of FAS 144 and we have retrospectively adjusted the balance sheet as of December 31, 2008 and 2007 and statements of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

Principles of Consolidation

        The consolidated financial statements include the accounts for us and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated on consolidation. The operating results of acquired companies are included in our consolidated statements of operations from the date of acquisition.

        For investments in which we own 20% to 50% of the voting shares and have significant influence over the operating and financial policies, the equity method of accounting is used. Accordingly, our share of the earnings and losses of these companies are included in the share of income (losses) in equity investments in the accompanying consolidated statements of operations. For investments in which we own less than 20% of the voting shares and do not have significant influence, the cost method of accounting is used. Under the cost method of accounting, we do not record our share in the earnings and losses of the companies in which we have an investment and such investments are generally reflected in the consolidated balance sheet at historical cost.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in restructuring costs, amounts accrued for vacated properties, the amount to be paid for other liabilities, including contingent liabilities, our pension expense and pension funding requirements, amounts to be paid under our employee incentive plans, costs for interconnection, the amount of costs to be capitalized in connection with the construction and installation of our network and facilities, goodwill and indefinite life assets, long-lived assets, certain other intangible assets and the computation of our income tax expense and liability. Actual results could differ from those estimates.

Fair Values

        We have determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies including, where appropriate, the recording of adjustments to fair values to reflect non-performance risk. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. We have based these fair value estimates on pertinent information available to us as of December 31, 2008 and 2007.

Reclassification

        Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated statement of cash flows for the year ended December 31, 2006 include reclassifications of cash flows from operating activities to provide greater detail on non-cash movements included within this category.

Foreign Currency Translation

        Our reporting currency is the pound sterling because substantially all of our revenues, operating costs and selling general and administrative expenses are denominated in U.K. pounds sterling. Exchange gains and losses on translation of our net equity investments in subsidiaries having functional currencies other than the pound sterling are reported as a separate component of accumulated other comprehensive income in shareholders' equity. Foreign currency transactions involving amounts denominated in currencies other than a subsidiary's functional currency are recorded at the exchange rate ruling at the date of the transaction and are remeasured each period with gains and losses recorded in the consolidated statement of operations.

Cash Equivalents and Restricted Cash

        Cash equivalents are short term highly liquid investments purchased with an original maturity of three months or less. We had cash equivalents totaling £120.2 million and £218.7 million as at December 31, 2008 and 2007, respectively.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        Restricted cash balances of £5.3 million and £5.4 million as at December 31, 2008 and 2007 represent cash balances collateralized against performance bonds given on our behalf.

Trade Receivables

        Our trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The movements in our allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 are as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£17.1	£49.4	£39.8
Acquisitions	—	—	15.5
Charged to costs and expenses	30.1	30.3	47.0
Write offs, net of recoveries	(30.7)	(62.6)	(52.9)

Balance, December 31	£16.5	£17.1	£49.4

Inventory

        Inventory consists of consumer goods for re-sale and programming inventory. Consumer goods for re-sale are valued at the lower of cost or market value using the first-in, first-out, or FIFO method. Cost represents the invoiced purchase cost of inventory. This valuation requires us to make judgments, based on currently available information, about obsolete, slow-moving or defective inventory. Based upon these judgments and estimates, which are applied consistently from period to period, we adjust the carrying amount of our inventory for re-sale to the lower of cost or market value.

        Programming inventory represents television programming libraries held by each of our television channels and is stated at the lower of cost or market value. Programming is recognized as inventory when a contractual purchase obligation exists, it has been delivered to us and is within its permitted broadcasting period. Programming inventory is periodically reviewed and a provision made for impairment or obsolescence.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Fixed Assets

        Depreciation is computed by the straight-line method over the estimated useful economic lives of the assets. Land and fixed assets held for sale are not depreciated. Estimated useful economic lives are as follows:

Operating equipment:
Cable distribution plant	8-30 years
Switches and headends	8-10 years
Customer premises equipment	5-10 years
Other operating equipment	8-20 years
Other equipment:
Buildings	20 years
Leasehold improvements	7 years or, if less, the lease term
Computer infrastructure	3-5 years
Other equipment	5-12 years

        The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

        Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimated allocations.

Goodwill and Intangible Assets

        Goodwill and other intangible assets with indefinite lives, such as television channel tradenames and reorganization value in excess of amount allocable to identifiable assets, are not amortized and are tested for impairment annually or more frequently if circumstances indicate a possible impairment exists in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, or FAS 142.

        Goodwill and other intangible assets with indefinite lives are allocated to various reporting units, which are the operating segments. For purposes of performing the impairment test of goodwill during the years ended December 31, 2008, 2007 and 2006, we established the following reporting units: Cable, Mobile, Virgin Media TV and sit-up. We compared the fair value of the reporting unit to its carrying amount on an annual basis to determine if there was potential goodwill impairment. We evaluated our former Cable reporting unit for impairment on an annual basis as at December 31, while all other reporting units were evaluated as at June 30.

        During the first quarter of 2009, we realigned our internal reporting structure and the related financial information utilized by the chief operating decision maker to assess the performance of our

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

business. As a result, three new operating segments and reporting units were established; Consumer, Business and Content. Content, which consists of the former Virgin Media TV reporting unit, will be evaluated for impairment purposes as at June 30 while Consumer and Business will be evaluated as at October 1 each year.

        Intangible assets include trademark license agreements and customer lists. Trademark license agreements represent the portion of purchase price allocated to agreements to license trademarks acquired in business combinations. Trademark licenses are amortized over the period in which we expect to derive benefits, which is principally five years. Customer lists represent the portion of the purchase price allocated to the value of the customer base acquired in business combinations. Customer lists are amortized on a straight-line basis over the period in which we expect to derive benefits, which is principally three to six years.

Asset Retirement Obligations

        We accrue for the liability in respect of dilapidation on our leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases, or FAS 13.

        In June 2005, the Financial Accounting Standards Board issued FASB Staff Position FAS 143-1, Accounting for Electronic Equipment Waste Obligations, or FSP 143-1. The FASB issued FSP 143-1 to address the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive adopted by the European Union. FSP 143-1 requires that the commercial user should apply the provisions of FASB Statement No. 143 and the related FASB Interpretation No. 47 to certain obligations associated with historical waste (as defined by the Directive), since this type of obligation is an asset retirement obligation. FSP 143-1 was effective for the later of the first reporting period ending after June 8, 2005 or the Directive's adoption into law by the applicable European Union-member country. The Directive was adopted by the United Kingdom on December 12, 2006, and was effective January 2, 2007. Management have reviewed their obligations under the law and concluded that an obligation exists for certain of our customer premises equipment. As a result, we recognized an asset retirement obligation of £56.6 million and fixed assets of £23.7 million on the consolidated balance sheet as at December 31, 2006 and a cumulative effect change in accounting principle of £32.9 million in the consolidated statement of operations for the year then ended.

Impairment of Long-Lived Assets

        In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We assess the recoverability of the carrying value of long-lived assets, by first grouping our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. We estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, we record an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. We determine fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analysis of discounted cash flows or

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long term growth rate.

        As of December 31, 2008, other than the assets accounted for as available for sale, there were no indicators of impairment that suggest the carrying amounts of our long-lived assets are not recoverable.

Deferred Financing Costs

        Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt using the effective interest method. Deferred financing costs of £104.8 million and £88.9 million as of December 31, 2008 and 2007, respectively, are included in other assets on the consolidated balance sheets.

Restructuring Costs

        As of January 1, 2003, we adopted FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or FAS 146, and recognize a liability for costs associated with restructuring activities when the liability is incurred. Prior to 2003, we recognized a liability for costs associated with restructuring activities at the time a commitment to restructure was given in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. Liabilities for costs associated with restructuring activities initiated prior to January 1, 2003 continue to be accounted for under EITF 94-3.

        In 2006, we initiated a number of restructuring programs as part of our acquisitions of Telewest and Virgin Mobile. Accruals in respect to exit activities of the acquired businesses are recognized under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and included in the acquired company's opening balance sheet. Accruals in respect to exit activities of the historic NTL business are recognized under FAS 146.

        In 2008, we initiated a restructuring program aimed at driving further improvements in our operational performance and eliminating inefficiencies. Accruals in respect to exit activities within this program are recognized at the date the liability is incurred.

Revenue Recognition

        We recognize revenue only when it is realized or realizable and earned. We recognize revenue when all of the following are present:

  •
  persuasive evidence of an arrangement exists between us and our customers;

  •
  delivery has occurred or the services have been rendered;

  •
  the price for the service is fixed or determinable; and

  •
  collectibility is reasonably assured.

        Fixed line telephone, cable television and internet revenues are recognized as the services are provided to customers. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        Installation revenues are recognized in accordance with the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies, in relation to connection and activation fees for cable television, as well as fixed line telephone and internet services, on the basis that we market and maintain a unified fiber network through which we provide all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer's connection.

        Rental revenues in respect of line rentals and rental of equipment provided to customers are recognized on a straight-line basis over the term of the rental agreement.

        Mobile handset and other equipment revenues are recognized when the goods have been delivered and title has passed. Equipment revenue is stated net of discounts earned through service usage.

        Mobile service revenues include airtime, data, roaming and long-distance revenues and are invoiced and recorded as part of a periodic billing cycle. Service revenues are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

        Contract customers are billed in arrears based on usage and revenue is recognized when the service is rendered and collectibility is reasonably assured. Revenue from non-contract pre-pay customers is recorded as deferred revenue prior to commencement of services and is recognized as the services are rendered or usage expires.

        Bundled services revenue is recognized in accordance with the provisions of EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, to assess whether the components of the bundled services should be recognized separately.

        For bundled packages that have separately identifiable components, the total consideration is allocated to the different components based on their relative fair values. Where the fair value of a delivered component cannot be determined reliably but the fair value of the undelivered component can be, the fair value of the undelivered component is deducted from the total consideration and the net amount is allocated to the delivered components based on the "residual value" method.

        Programming revenues are recognized in accordance with SOP 00-2, Accounting by Producers or Distributors of Films. Revenue on transactional and interactive sales is recognized as and when the services are delivered. Advertising sales revenue is recognized at estimated realizable values when the advertising is aired.

        Retail revenues are recognized on dispatch of goods to customers and are net of discounts given and less actual and expected returns, refunds and credit card charge-backs.

Subscriber Acquisition Costs

        Costs incurred in respect to the acquisition of our customers, including payments to distributors and the cost of mobile handset promotions, are expensed as incurred.

Advertising Expense

        We expense the cost of advertising as incurred. Advertising costs were £96.7 million, £104.9 million and £80.5 million in 2008, 2007 and 2006, respectively.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Stock-Based Compensation

        We are an indirect, wholly owned subsidiary of Virgin Media. Accordingly, we have no stock-based compensation plans. Certain of our employees participate in the stock-based compensation plans of Virgin Media, which are described in Virgin Media's consolidated financial statements. On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share Based Payment, or FAS 123R, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, or FAS 123. FAS 123R also supersedes APB 25 and amends FASB Statement No. 95, Statement of Cash Flows, or FAS 95.

        Virgin Media adopted FAS 123R on January 1, 2006 and elected to use the modified prospective method, whereby, prior period results were not restated. Stock-based compensation expense is recognized as a component of selling, general and administrative expenses in the consolidated statement of operations.

Pensions

        We account for our defined benefit pension plans using FASB Statement No. 87, Employer's Accounting for Pensions, or FAS 87, and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106, or FAS 132R. Under FAS 87, pension expense is recognized on an accrual basis over employees' approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements.

        In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statement No. 87, 88, 106 and 132(R), or FAS 158. FAS 158 requires that the funded status of defined benefit postretirement plans be recognized on a company's balance sheet, and changes in the funded status be reflected in comprehensive income, effective for fiscal years ending after December 15, 2006, which we adopted for the year ended December 31, 2006. FAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, effective for fiscal years ending after December 15, 2008. The impact of adopting the recognition provisions of FAS 158 as of December 31, 2006 was an increase in liabilities of £9.4 million and a pre-tax increase in the accumulated other comprehensive loss of £9.4 million.

Derivative Financial Instruments

        We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. As certain portions of our indebtedness accrue interest at variable rates, we are exposed to volatility in future cash flows and earnings associated with variable interest rate payments. Also, substantially all of our revenue and operating costs are earned and paid in pounds sterling and, to a lesser extent, U.S. dollars and euros, but we pay interest and principal obligations on some of our indebtedness in U.S. dollars and euros. As a result, we have exposure to volatility in future cash flows and earnings associated with changes in foreign currency exchange rates on payments of principal and interest on a portion of our indebtedness. We are also exposed to volatility in future cash flows and earnings associated with foreign currency payments in relation to operating costs and purchase of fixed assets incurred in the normal course of business.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

        Our objective in managing our exposure to fluctuations in interest rates and foreign currency exchange rates is to decrease the volatility of our earnings and cash flows caused by changes in underlying rates. To achieve this objective, we have entered into derivative financial instruments. We have established policies and procedures to govern the management of these exposures through a variety of derivative financial instruments, including interest rate swaps, cross-currency interest rate swaps and foreign currency forward rate contracts. By policy, we do not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

        In order to qualify for hedge accounting in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, we are required to document in advance the relationship between the item being hedged and the hedging instrument. We are also required to demonstrate that the hedge will be highly effective on an ongoing basis. This effectiveness testing is performed and documented at each period end to ensure that the hedge remains highly effective.

        We recognize all derivative financial instruments as either assets or liabilities measured at fair value. Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting. To the extent that the derivative instrument is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates or foreign currency exchange rates, the change in fair value of the instrument is deferred in accumulated other comprehensive income or loss. Amounts recorded in accumulated other comprehensive income or loss are reclassified to the statement of operations in the same period as the corresponding impact on earnings from the underlying hedged transaction. Changes in fair value of any instrument not designated as an accounting hedge or considered to be ineffective as an accounting hedge are reported in earnings immediately.

        Where an accounting hedge no longer meets the effectiveness criteria, any gains or losses deferred in equity are only transferred to the statement of operations when the committed or forecasted transaction is recognized in the statement of operations. However, where we have applied cash flow hedge accounting for a forecasted or committed transaction that is no longer expected to occur, then the cumulative gain or loss that has been recorded in equity is recognized immediately as gains or losses on derivative instruments in the statement of operations. When an instrument designated as an accounting hedge expires or is sold, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of operations.

Software Development Costs

        We capitalize costs related to computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software that we customize to meet our specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. We have not sold, leased or licensed software developed for internal use to our customers and we have no intention of doing so in the future.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Significant Accounting Policies (Continued)

Income Taxes

        We provide for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. We recognize deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. We have considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. We adopted FIN 48 on January 1, 2007. The adoption did not have a material effect on our consolidated financial statements.

Note 3—Recent Accounting Pronouncements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were adopted by us in the first quarter of 2008 effective January 1, 2008, and did not have a material impact on our consolidated financial statements. We are in the process of evaluating the impact that FAS 157 will have on our non-financial assets and liabilities upon adoption in the fiscal year beginning January 1, 2009.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. FAS 159 allows companies to elect to measure certain assets and liabilities at fair value and is effective for fiscal years beginning after November 15, 2007. We did not elect to measure any of our financial assets or liabilities at fair value as a result of the implementation of FAS 159.

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to prospectively recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. Further, regardless of the business combination date, any subsequent changes to acquired uncertain tax positions and valuation allowances associated with acquired deferred tax assets will no longer be applied to goodwill but will be

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Recent Accounting Pronouncements (Continued)

recognized as an adjustment to income tax expense. FAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this statement effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than ourselves (sometimes called "minority interests") to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in unconsolidated subsidiaries must be measured initially at fair value. FAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008; however, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The account balances recorded in our consolidated financial statements relating to noncontrolling interests are immaterial and therefore, the disclosure requirements of FAS 160 have not been applied as permitted by the provisions of the accounting standard.

        In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133, or FAS 161, which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133, with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative instruments. FAS 161 applies to all entities and all derivative instruments and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FAS 161 effective January 1, 2009 did not have a material impact on our consolidated financial statements.

        In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, or FAS 162. FAS 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. FAS 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. We do not expect FAS 162 to have an effect on our financial position, statements of operations, or cash flows at this time.

Note 4—Acquisitions and Disposals

Disposal of sit-up

        On April 1, 2009, we sold our sit-up reporting unit, which was formerly included within our Content segment. sit-up provided a variety of retail consumer products through three interactive auction-based television channels: price-drop tv, bid tv and speed auction tv.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

        In accordance with the provisions of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or FAS 144, we determined that, as of March 31, 2009, the planned sale of the sit-up business met the requirements to be reflected as assets and liabilities held for sale and discontinued operations in both the current and prior periods. These consolidated financial statements reflect sit-up as assets and liabilities held for sale and discontinued operations and we have adjusted the balance sheet as of December 31, 2008 and 2007 and statement of operations, cash flows and shareholders' equity for the years ended December 31, 2008, 2007 and 2006.

        Revenue of the sit-up business, reported in discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £241.8 million, £238.6 million and £134.4 million, respectively. sit-up's pre-tax loss, reported within discontinued operations, for the years ended December 31, 2008, 2007 and 2006 was £66.6 million, £10.7 million and £5.1 million, respectively. Revenue related to the carriage of the sit-up channels recognized in our Consumer segment that had previously been eliminated for consolidation purposes was £2.7 million, £3.5 million and £2.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        The assets and liabilities of the sit-up business reported as held for sale as of December 31, 2008 and 2007 included (in millions):

	December 31,
	2008	2007
Current assets held for sale
Accounts receivable, net	£2.4	£3.8
Inventory	7.2	11.8
Prepaid expenses	5.4	4.8
Other assets	41.2	—

Current assets held for sale	£56.2	£20.4

Other assets held for sale
Fixed assets, net	£—	£6.1
Trademark licenses	—	26.0
Goodwill	—	39.9
Other assets	—	35.0

Other assets held for sale	£—	£107.0

Current liabilities held for sale
Accounts payable	£26.5	£32.7
Accrued expenses	9.6	10.8
Deferred revenue and other liabilities	0.1	—
Other liabilities	—	2.2

Current liabilities held for sale	£36.2	£45.7

        In accordance with the sale agreement, part of the consideration included a loan note from Aurelius AG. On April 1, 2009, we entered into a five-year carriage agreement with sit-up for continued distribution of the three sit-up channels on our television platform. In general, the

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

agreements governing the loan note and exchange of services between us and sit-up are for specified periods at commercial rates. Following the sale, our continuing involvement with sit-up is limited to the loan note and carriage agreement and is therefore not considered significant.

        As at December 31, 2008, we performed an interim goodwill impairment review of our sit-up reporting unit. In September 2008, we received notification that one of our two licenses to broadcast over Freeview digital terrestrial television would not be renewed. Along with this, the downturn in the economy has reduced the level of retail sales. As a result, management concluded that indicators existed that suggested it was more likely than not that the fair value of this reporting unit was less than its carrying value.

        The fair value of the sit-up reporting unit, which was determined through the use of a combination of both the market and income approaches to calculate fair value, was found to be less than the carrying value. The market and income approaches declined from the goodwill impairment test we performed as at June 30, 2008, as a result of reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the reporting unit's individual assets and liabilities and recognized a goodwill impairment charge of £39.9 million. During the year ending December 31, 2008, we impaired intangible assets relating to our sit-up reporting unit totaling £14.9 million. Subsequent to the year end, in accordance with the provisions of FAS 144, we wrote down the assets held for sale to fair value based upon the purchase consideration agreed with Aurelius AG. This resulted in a £19.0 million impairment charge, which was recognized in the loss from discontinued operations for the three months ended March 31, 2009.

Acquisition of Virgin Mobile

        On July 4, 2006, Virgin Media and VMIH acquired 100% of the outstanding shares and options of the U.K. operation of Virgin Mobile through a U.K. Scheme of Arrangement. Virgin Mobile was the largest mobile virtual network operator in the U.K. with approximately 4.5 million customers at the time of acquisition.

        The total purchase price of £953.2 million included cash of £419.2 million, common stock valued at £518.8 million and direct transaction costs of £15.2 million. The average market price per share of common stock utilized in determining the value of new common stock issued of £15.07 ($26.59) was based on an average of the closing prices of Virgin Media common stock divided by the Telewest acquisition conversion ratio of 2.5 times for a range of trading days (January 12, January 13, January 17, January 18, January 19) around the announcement date of the proposed acquisition (January 16, 2006).

        Virgin Media financed the cash portion of the offer and transactional expenses through £475 million of additional borrowings under its senior credit facility and cash on hand.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

        The total purchase price was allocated as follows (in millions):

Acquisition Date
Cash and cash equivalents, including restricted cash	£14.1
Accounts receivable	45.4
Prepaid expenses and other current assets	5.3
Fixed assets	9.2
Inventory	9.1
Amortizable intangible assets:
Customer lists	280.0
Contractual relationships	6.0
Software and other intangible assets	9.3
Intangible assets with indefinite lives:
Goodwill	971.7
Other assets, net	1.4
Accounts payable	(47.2)
Long term debt, including current portion	(200.0)
Other current liabilities	(103.6)
Other long term liabilities	(47.5)

Total purchase price	£953.2

Amortizable intangible assets

        Of the total purchase price, £295.3 million was allocated to amortizable intangible assets including customer lists and contractual relationships. Customer lists represented existing contracts that relate primarily to underlying customer relationships pertaining to the services provided by Virgin Mobile. The fair value of these assets was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over an average estimated useful life of 3.5 years.

        Contractual relationships represented the fair value of certain contracts with distributors of our products and services. The fair value of these contracts was determined utilizing the income approach. We amortize the fair value of these assets on a straight-line basis over the remaining life of the contracts of three years.

Reverse Acquisition of Telewest

        On March 3, 2006, Virgin Media merged with Telewest and the merger was accounted for as a reverse acquisition of Telewest using the purchase method. This merger created the U.K.'s largest provider of residential broadband and the U.K.'s leading provider of "triple-play" services. In connection with this transaction, Telewest changed its name to NTL Incorporated, and has since changed its name to Virgin Media Inc.

        On June 19, 2006, in connection with the integration of Virgin Media and Telewest, we engaged in a post acquisition restructuring of Telewest UK Limited and its subsidiaries in order to integrate their

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Disposals (Continued)

operations with Virgin Media's existing U.K. operations and to implement permanent financing. This restructuring involved a series of steps that included internal contributions, distributions, mergers and acquisitions as well as borrowings from external sources and contributions of the proceeds of the same to us, to effect our acquisition of the shares of Telewest UK Limited and its subsidiaries. The completion of this restructuring resulted in Telewest UK Limited and its subsidiaries becoming our wholly owned subsidiary.

        We have accounted for the acquisition of Telewest UK Limited and its subsidiaries by applying the principles of FAS 141, Business Combinations in respect to transactions between entities under common control. As a result, the assets acquired and liabilities assumed have been recognized at their historical cost and the results of operations and cash flows for Telewest UK Limited are included in our consolidated financial statements from June 19, 2006, the date the restructuring was completed.

Note 5—Fixed Assets (Including Leases)

        Fixed assets consist of (in millions):

		December 31,
		2008		2007
	Useful Economic Life	Total	Under Capital Leases	Total	Under Capital Leases
Operating equipment
Cable distribution plant	8–30 years	£5,923.9	£28.8	£5,674.1	£30.1
Switches and headends	8–10 years	740.9	29.4	673.0	37.9
Customer premises equipment	5–10 years	1,062.5	—	994.5	—
Other operating equipment	8–20 years	7.3	—	1.3	—

Total operating equipment		7,734.6	58.2	7,342.9	68.0
Other equipment
Land	—	13.2	—	13.2	—
Buildings	20 years	114.8	—	114.6	—
Leasehold improvements	7 years or, if less,
	the lease term	53.4	—	48.3	—
Computer infrastructure	3–5 years	233.1	63.5	231.6	36.8
Other equipment	5–12 years	273.0	108.0	262.0	36.8

Total other equipment		687.5	171.5	669.7	73.6

		8,422.1	229.7	8,012.6	141.6
Accumulated depreciation		(3,316.0)	(70.6)	(2,622.3)	(43.3)

		5,106.1	159.1	5,390.3	98.3
Construction in progress		103.2	—	113.9	—

		£5,209.3	£159.1	£5,504.2	£98.3

        During the years ended December 31, 2008, 2007 and 2006, the assets acquired under capital leases totaled £99.2 million, £45.8 million and £24.1 million, respectively.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Fixed Assets (Including Leases) (Continued)

        Future minimum annual payments under capital and operating leases at December 31, 2008 are as follows (in millions). The table reflects our contractual obligations.

	Capital Leases	Operating Leases
Year ending December 31:
2009	£48.8	£45.5
2010	42.1	43.2
2011	54.1	41.0
2012	27.0	38.5
2013	8.6	35.8
Thereafter	84.2	113.5

Total minimum lease payments	264.8	£317.5

Less: amount representing interest	(90.2)

Present value of net minimum obligations	174.6
Less: current portion	(37.6)

	£137.0

        Leases for buildings, office space and equipment extend through 2034. Total rental expense for the years ended December 31, 2008, 2007 and 2006 under operating leases was £42.8 million, £49.9 million and £56.9 million, respectively.

        During 2008 and 2007, the changes in the asset retirement obligations related to customer premises equipment were as follows (in millions):

	2008	2007
Asset retirement obligation at the beginning of the year	£57.8	£56.6
Assets acquired	14.8	14.1
Liabilities settled	(7.7)	(10.0)
Accretion expense	4.5	4.8
Revisions in cash flow estimates	(12.8)	(7.7)

Asset retirement obligation at the end of the year	£56.6	£57.8

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Goodwill and Intangible Assets

        Goodwill and intangible assets consist of (in millions):

		December 31,
	Estimated Useful Life
		2008	2007
Goodwill and intangible assets not subject to amortization:
Goodwill		£1,922.2	£2,285.7
Reorganization value in excess of amounts allocable to identifiable assets		153.2	153.2
Tradenames		16.0	16.5

		£2,091.4	£2,455.4

Intangible assets subject to amortization:
Cost
Customer lists	3–6 years	£1,052.9	£1,555.4
Software and other intangible assets	1–3 years	32.8	27.9
Tradenames and licenses	1–9 years	—	3.2
Contractual relationships	2–3 years	—	6.0

		1,085.7	1,592.5

Accumulated amortization
Customer lists		549.9	783.3
Software and other intangible assets		25.5	15.6
Tradenames and licenses		—	2.0
Contractual relationships		—	3.3

		575.4	804.2

		£510.3	£788.3

        In accordance with our policy, we review the estimated useful lives of our intangible assets on an ongoing basis. As a result of our review, effective January 1, 2008, we reduced our estimates of the remaining useful lives of certain intangible customer lists to better reflect the estimated periods over which these assets will provide benefit. The effect of this change in estimate increased the amortization expense of these assets in 2008 by £57.5 million compared to 2007.

        Estimated aggregate amortization expense for each of the five succeeding fiscal years after December 31, 2008 is as follows: £243.3 million in 2009, £148.3 million in 2010, £118.7 million in 2011 and nil thereafter.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Goodwill and Intangible Assets (Continued)

        During the years ended December 31, 2008 and 2007, assets not subject to amortization were adjusted for the following (in millions):

	Tradenames	Reorganization Value	Goodwill
Balance, December 31, 2006	£16.5	£153.2	£2,311.8
Deferred tax balances	—	—	(14.9)
Disposal of business units	—	—	(1.5)
Finalization of purchase accounting fair values	—	—	(9.7)

Balance, December 31, 2007	£16.5	£153.2	£2,285.7
Deferred tax balances	—	—	(1.3)
Goodwill and intangible asset impairments	(0.5)	—	(362.2)

Balance, December 31, 2008	£16.0	£153.2	£1,922.2

        Goodwill related to our sit-up reporting unit is included as a component of assets held for sale.

        As at June 30, 2008, we performed our annual impairment review of the goodwill recognized in the Virgin Media TV and former Mobile reporting units. The fair value of these reporting units were determined through the use of a combination of both the market and income valuation approaches to calculate fair value. We concluded that the fair value of the Virgin Media TV reporting unit exceeded its carrying value, while the Mobile reporting unit fair value was less than its carrying value.

        The market approach valuations in respect of the Mobile reporting unit have declined from the prior year primarily as a result of declining market multiples of comparable companies. The income approach valuations in respect of the Mobile reporting unit declined as a result of a combination of an increased discount rate, a reduced terminal value multiple and reduced long term cash flow estimates. As a result, we extended our review to include the valuation of the Mobile reporting unit's individual assets and liabilities and have recognized a goodwill impairment charge of £362.2 million in the year ended December 31, 2008.

        As at December 31, 2008, we performed our annual impairment review of the goodwill recognized in our former Cable reporting unit and concluded that no impairment charge was necessary. Subsequent to the year end, management performed an exercise to reallocate goodwill and other indefinite lived intangible assets that had been previously recognized in the former Cable and Mobile reporting units to our Consumer and Business reporting units. As a result of this review, goodwill and indefinite lived intangible assets totaling £1,825.2 million and £207.3 million were allocated to the Consumer and Business reporting units, respectively. We also performed an interim impairment review of the goodwill related to the former Mobile reporting unit as at January 1, 2009 and concluded that the goodwill was not impaired. The revised amounts will be tested for impairment on an annual basis as required by FASB Statement No. 142, Goodwill and Other Intangible Assets, on October 1 of each year.

Note 7—Investments

        Through our wholly owned subsidiary Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies and a 49.9% equity investment in the Setanta Sports News channel. These investments are accounted for under the equity method at December 31, 2008.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Investments (Continued)

The UKTV joint venture companies operate a portfolio of channels under the UKTV brand. This equity investment was acquired as part of the acquisition of Telewest on March 3, 2006. In accordance with the joint venture agreements between Flextech Broadband Limited and BBC Worldwide, we are required to recognize 100% of any losses for those companies which represent UKTV. The Setanta Sports News channel was incorporated on November 29, 2007 and we have recognized our proportion of the losses from that date.

        Investments consist of (in millions):

	At December 31,
	2008	2007
Loans and redeemable preference shares	137.7	145.6
Share of net assets	215.8	223.1

	353.5	368.7

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt

        Long term debt consists of (in millions):

	December 31, 2008	December 31, 2007
U.S. Dollar
8.75% U.S. Dollar senior loan notes due 2014 due to Virgin Media Finance PLC	£290.7	£214.2
9.125% U.S. Dollar senior notes due 2016 due to Virgin Media Finance PLC	376.2	277.2
6.50% U.S. Dollar loan notes due 2016 due to Virgin Media (UK) Group Inc	164.1	—
6.50% U.S. Dollar loan notes due 2016 due to Virgin Media Finance PLC	507.0	—
Senior credit facility	363.8	316.5
Euro
8.75% Euro senior loan notes due 2014 due to Virgin Media Finance PLC	214.2	165.6
Senior credit facility	403.7	356.6
Sterling
9.75% Sterling senior loan notes due 2014 due to Virgin Media Finance PLC	375.0	375.0
Floating rate senior loan notes due 2012 due to Virgin Media Finance PLC	68.4	50.4
Senior credit facility	3,421.9	4,131.7
Other loan notes due to affiliates	472.5	284.7
Capital leases	174.6	116.9
Other	4.1	4.8

	6,836.2	6,293.6
Less: current portion	(40.5)	(29.1)

	£6,795.7	£6,264.5

        The effective interest rate on the senior credit facility was 7.3% and 7.8% as at December 31, 2008 and 2007, respectively. The effective interest rate on the floating rate loan notes was 9.8% and 10.2% as at December 31, 2008 and 2007, respectively.

        The terms of the senior notes and senior credit facility as at December 31, 2008 are summarized below.

Senior Notes

        Our parent, Virgin Media Finance PLC, issued senior notes due 2014 on April 13, 2004. On July 25, 2006, Virgin Media Finance PLC issued $550 million U.S. dollar denominated 9.125% senior notes due 2016 to repay in part an alternative senior bridge facility whose proceeds had been loaned to us for the acquisition of Telewest UK Limited. All senior notes have been guaranteed by us pursuant to a senior subordinated guarantee. The terms of our senior notes due to Virgin Media Finance PLC are summarized below.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is $425 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  9.75% Senior Notes due April 15, 2014—The principal amount at maturity is £375 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  8.75% Senior Notes due April 15, 2014—The principal amount at maturity is €225 million. Interest is payable semi-annually on April 15 and October 15 commencing October 15, 2004.

  •
  9.125% Senior Notes due August 15, 2016—The principal amount at maturity is $550 million. Interest is payable semi-annually on February 15 and August 15 commencing February 15, 2007.

  •
  6.50% Loan Notes due November 15, 2016—The principal amount at maturity is $1,000 million. Interest is payable semi-annually on May 15 and November 15 commencing November 15, 2008.

  •
  Floating Rate Loan Notes due October 15, 2012—The principal amount at maturity is $100 million. The interest rate on the floating rate loan notes is the three-month LIBOR plus 5.0%. Interest is payable quarterly on January 15, April 15, July 15 and October 15 commencing July 15, 2004.

Senior Credit Facility

        The principal amount outstanding under our senior credit facility at December 31, 2008 was £4,189.4 million. Our senior credit facility comprises a term facility denominated in a combination of pounds sterling, U.S. dollars and euros in aggregate principal amounts of £3,421.9 million, $531.9 million and €423.9 million, and a revolving facility of £100.0 million. At December 31, 2008, the sterling equivalent of £4,189.4 million of the term facility had been drawn and £21.3 million of the revolving credit facility had been utilized for bank guarantees and standby letters of credit.

        The senior credit facility bears interest at LIBOR, US LIBOR or EURIBOR plus a margin currently ranging from 1.625% to 3.625% and the applicable cost of complying with any reserve requirement. The margins on £1,820.0 million of the term loan facilities and on the revolving credit facility ratchet range from 1.25% to 2.25% based on leverage ratios. Interest is payable at least semi-annually. Principal repayments in respect of £1,820 million of the term loan facilities are due semi-annually beginning in March 2010 and ending on March 3, 2011, and the remaining term loan facilities are repayable in full on their maturity dates, which are September 3, 2012 and March 3, 2013. We are also required to make principal repayments out of excess cash flows if certain criteria are met.

        On November 10, 2008, we amended our senior credit facility in order, subject to the repayment condition described below, to defer over 70.3% of the remaining principal payments due in 2010 and 2011 to June 2012, extend the maturity of over 72.3% of the existing revolving facility from March 2011 to June 2012 and reset certain financial covenant ratios. These changes will only become effective after we have made certain principal repayments under the senior credit facility totaling £487.0 million, of which £300.0 million was paid in December 2008. We have until August 10, 2009, subject to exercising a three-month extension option, to satisfy the £187.0 million remaining under the repayment condition.

        As part of the amendments, certain lenders have received a margin increase of 1.50% and, subject to the repayment condition, certain other lenders will receive a margin increase of 1.375%. We have paid fees of £49.2 million in 2008 in connection with the amendments and will pay an additional £

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

11.5 million in fees upon satisfaction of the repayment condition. The amendments also, among other things, suspended the right of certain lenders to receive a pro rata share of prepayments.

        The facility is secured through a guarantee from Virgin Media Finance PLC. In addition, the bulk of the facility is secured through guarantees and first priority pledges of the shares and assets of substantially all of our operating subsidiaries and of receivables arising under any intercompany loans to those subsidiaries. We are subject to financial maintenance tests under the facility, including a test of liquidity, coverage and leverage ratios applied to us and certain of our subsidiaries. As of December 31, 2008, we were in compliance with these covenants.

        The agreements governing the senior notes and the senior credit facility significantly, and, in some cases, absolutely restrict our ability and the ability of most of our subsidiaries to:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

  •
  make investments;

  •
  sell assets, including the capital stock of subsidiaries;

  •
  enter into sale and leaseback transactions or certain vendor financing arrangements;

  •
  create liens;

  •
  enter into agreements that restrict the restricted subsidiaries' ability to pay dividends, transfer assets or make intercompany loans;

  •
  merge or consolidate or transfer all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        Long term debt repayments, excluding capital leases as of December 31, 2008, are due as follows (in millions):

Year ending December 31:
2009	£2.9
2010	854.0
2011	966.3
2012	2,070.0
2013	300.2
Thereafter	2,468.2

Total debt payments	£6,661.6

        On April 13, 2007, we borrowed £890.0 million under our senior credit facility which is repayable in 2012, and used £863.0 million of the net proceeds to repay some of our obligations under our senior credit facility that were originally scheduled to be paid from 2007 to 2011. In April 2007, we also amended our senior credit facility agreement to allow for this £890.0 million of additional indebtedness, the relaxation of certain financial covenants and additional flexibility to pay increased levels of dividends on Virgin Media's common stock.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Long Term Debt (Continued)

        On May 15, 2007, we made a mandatory prepayment of £73.6 million on our senior credit facility as a result of cash flow generated in 2006. On December 17, 2007, we made a voluntary prepayment of £200.0 million utilizing available cash reserves. On April 16, 2008 we made a voluntary prepayment of £504.0 million predominantly utilizing the proceeds of the senior convertible notes.

        As a result of the senior credit facility amendments described above, and assuming satisfaction of the repayment condition, our revised amortization schedule under our senior credit facility would be as follows: March 2010—£32.7 million, September 2010—£171.6 million, March 2011—£288.4 million, June 2012—£1,167.3 million, September 2012—£2,042.4 million, March 2013—£300.0 million.

Note 9—Fair Value Measurements

        In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, or FAS 157. FAS 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. FAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. FAS 157 is effective for certain financial instruments included in financial statements issued for fiscal years beginning after November 15, 2007 and for all other non-financial instruments for fiscal years beginning after November 15, 2008. The provisions of FAS 157 relating to certain financial instruments were required to be adopted by us in the first quarter of 2008 effective January 1, 2008. The adoption of this standard did not have a material impact on our consolidated financial statements.

        FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). FAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

        We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We have determined that all of our financial assets and liabilities that are stated at fair value fall in levels 1 and 2 in the fair value hierarchy described above.

        In estimating the fair value of our other financial instruments, we used the following methods and assumptions:

        Cash and cash equivalents, and restricted cash:    The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity and nature of these financial instruments.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

        Derivative financial instruments:    As a result of our financing activities, we are exposed to market risks from changes in interest and foreign currency exchange rates, which may adversely affect our operating results and financial position. When deemed appropriate, we minimize our risks from interest and foreign currency exchange rate fluctuations through the use of derivative financial instruments. The foreign currency forward rate contracts, interest rate swaps and cross-currency interest rate swaps are valued using broker quotations, or market transactions in either the listed or over-the counter markets, adjusted for non-performance risk. As such, these derivative instruments are classified within level 2 in the fair value hierarchy. The carrying amounts of our derivative financial instruments are disclosed in note 10.

        Long term debt:    The fair value of our senior credit facility is based upon quoted trading prices in inactive markets for this debt, which incorporates non-performance risk. The fair values of our other debt in the following table are based on the quoted market prices for the underlying third party debt and incorporates non-performance risk. Accordingly, the inputs used to value the debt instruments are classified within level 1 of the fair value hierarchy.

        The carrying amounts and fair values of our long term debt are as follows (in millions):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior credit facility	£4,189.4	£3,048.0	£4,804.8	£4,600.4
8.75% U.S. dollar loan notes due 2014 to Virgin Media Finance PLC	290.7	246.7	214.2	221.0
9.75% Sterling loan notes due 2014 to Virgin Media Finance PLC	375.0	292.5	375.0	358.6
8.75% Euro loan notes due 2014 to Virgin Media Finance PLC	214.2	158.8	165.6	157.6
9.125% U.S. dollar senior notes due 2016 to Virgin Media Finance PLC	376.2	313.1	277.2	283.7
6.50% U.S. Dollar loan notes due 2016 due to Virgin Media Finance PLC	507.0	226.1	—	—
6.50% U.S. Dollar loan notes due 2016 due to Virgin Media (UK) Group Inc	164.1	73.2	—	—
Floating rate loan notes due 2012 to Virgin Media Finance PLC	68.4	68.4	50.4	50.4
Other loan notes due to affiliates	472.5	472.5	284.7	284.7

Concentrations of Credit Risk

        Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade receivables and derivative contracts.

        At December 31, 2008 and 2007, we had approximately £170.7 million and £310.0 million, respectively, in cash and cash equivalents. These cash and cash equivalents are on deposit with major financial institutions and, as part of our cash management process, we perform regular evaluations of

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Fair Value Measurements (Continued)

the credit standing of these institutions using a range of metrics. We have not experienced any losses in cash balances and do not believe we are exposed to any significant credit risk on our cash balances.

        Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers and their dispersion across geographic areas. We perform periodic credit evaluations of our Business customers' financial condition and generally do not require collateral. No single group or customer represents greater than 10% of total accounts receivable.

        Concentrations of credit risk with respect to derivative contracts are focused within a limited number of international financial institutions with which we operate and relate only to derivatives with recorded asset balances at December 31, 2008. We perform regular reviews of the financial institutions with which we operate as to their credit worthiness and financial condition. We have not experienced non-performance by any of our derivative counterparties nor do we expect there to be non-performance risks associated with our counterparties. At December 31, 2008, based on market values, we had 54.4% of our derivative contracts with three financial institutions, each with more than 10% of our total exposure. At December 31, 2007, we had 74.8% of our contracts by market value with four financial institutions, each with more than 10% of our total exposure.

Note 10—Derivative Financial Instruments and Hedging Activities

        The fair values of our derivative instruments recorded on our consolidated balance sheet were as follows (in millions):

	December 31, 2008	December 31, 2007
Included within derivative financial instruments, current assets:
Foreign currency forward rate contracts	£100.8	£—
Interest rate swaps	6.1	4.1
Cross-currency interest rate swaps	61.5	—

	£168.4	£4.1

Included within derivative financial instruments, long term assets:
Foreign currency forward rate contracts	£—	£18.3
Interest rate swaps	—	11.2
Cross-currency interest rate swaps	435.7	30.6

	£435.7	£60.1

Included within derivative financial instruments, current liabilities:
Foreign currency forward rate contracts	£79.6	£—
Cross-currency interest rate swaps	4.8	—

	£84.4	£—

Included within derivative financial instruments, long term liabilities:
Foreign currency forward rate contracts	£—	£67.9
Interest rate swaps	11.5	—
Cross-currency interest rate swaps	31.1	54.4

	£42.6	£122.3

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

        The gains or losses on derivative instruments recognized through the consolidated statement of operations and consolidated statement of accumulated other comprehensive income were as follows (in millions):

	December 31,
	2008	2007	2006
Net settlements gains (losses) included within interest expense:
Interest rate swaps	£20.7	£11.9	£(24.7)
Cross-currency interest rate swaps	(6.4)	(16.7)	(5.0)

	£14.3	£(4.8)	£(29.7)

Changes in fair value included within accumulated other comprehensive income:
Interest rate swaps	£0.7	£(0.1)	£10.9
Cross-currency interest rate swaps	207.1	53.9	(60.7)

	£207.8	£53.8	£(49.8)

Changes in fair value include within gains(losses) on derivative instruments:
Interest rate swap ineffectiveness	£(0.1)	£8.1	£0.8
Cross-currency interest rate swap ineffectiveness	—	1.5	(1.5)
Derivative instruments not designated as hedges	283.8	(12.1)	2.0

	£283.7	£(2.5)	£1.3

Changes in fair value included within foreign currency gains (losses)
Cross-currency interest rate swaps	£—	£0.2	£(4.1)
Foreign currency forward rate contracts	70.7	(4.0)	(72.0)

	£70.7	£(3.8)	£(76.1)

        During the years ended December 31, 2008, 2007 and 2006, the reclassification of derivative gains to foreign currency (losses) gains in the consolidated statement of operations included a gain of £147.8 million, a gain of £40.8 million and a loss of £55.0 million, respectively. In all periods presented, the amount of ineffectiveness and gains or losses reclassified into earnings as a result of discontinuance of cash flow hedges was not material.

Interest Rate Swaps—Hedging of Interest Rate Sensitive Obligations

        As of December 31, 2008, we had outstanding interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with £3,167 million of our outstanding senior credit facility, which accrue at variable rates based on LIBOR. The interest rate swaps allow us to receive interest based on three and six month LIBOR in exchange for payments of interest at fixed rates between 4.81% and 5.38%. All of the interest rate swaps entered into as part of our current financing arrangements became effective during 2006 and mature in April 2009. We have also entered into additional interest rate swaps covering the period from April 2009 to April 2010 at fixed rates between 1.49% and 3.05%.

        We originally designated all of the interest rate swaps entered into as part of our current financing arrangements as cash flow hedges under FAS 133 because they are highly effective hedges against changes in the amount of future cash flows attributable to changes in LIBOR. Some of these interest

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivative Financial Instruments and Hedging Activities (Continued)

rate swaps are no longer effective under the criteria of FAS 133 due to the prepayments made during 2007 and 2008 under the senior credit facility. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

Cross-Currency Interest Rate Swaps—Hedging the Interest Payments of Senior Notes and Senior Credit Facility

        As of December 31, 2008, we had outstanding cross-currency interest rate swaps with principal amounts of $2,528 million and €653 million. We currently mitigate the interest and foreign exchange rate risks relating to the pound sterling value of interest payments on the U.S. dollar denominated 8.75% senior notes due 2014, interest payments on the U.S. dollar denominated 9.125% senior notes due 2016, interest payments due on the U.S. dollar denominated 6.50% notes due 2016 and interest payments on the euro denominated 8.75% senior notes due 2014. Under these cross-currency swaps, we receive interest in U.S. dollars at a fixed rate of 8.75% for the 2014 senior notes, 6.50% for the 2016 senior notes and 9.125% for the 2016 senior notes. We also receive interest in euros at a fixed rate of 8.75% for the 2014 senior notes. In exchange, we make payments of interest in pound sterling at fixed rates of 9.42% for the U.S. dollar denominated senior notes due 2014, 6.93% for the U.S. dollar denominated senior notes due 2016, 8.54% for the U.S. dollar denominated senior notes due 2016 and 10.26% for the euro denominated senior notes due 2014.

        We have designated principal amounts totaling $975 million and € 225 million of these cross-currency interest rate swaps as cash flow hedges under FAS 133 because they hedge the changes in the pound sterling value of the principal and interest payments on our U.S. dollar and euro denominated senior notes, that result from changes in the U.S. dollar, euro and pound sterling exchange rates. Certain cross-currency interest rate swaps entered into under our previous and current financing arrangements are no longer designated as accounting hedges under FAS 133 but continue to mitigate our exposure to interest rate and foreign exchange rate risks. Changes in the fair value of these contracts are recognized through gains (losses) on derivative instruments in our consolidated statement of operations.

Foreign Currency Forward Rate Contracts—Hedging the Principal Obligations of the U.S. Dollar Senior Notes

        As of December 31, 2008, we had outstanding foreign currency forward rate contracts to purchase $425 million, maturing in April 2009. These contracts economically hedge changes in the pound sterling value of the U.S. dollar denominated principal obligation relating to the 8.75% senior notes due 2014 caused by changes in the U.S. dollar and pound sterling exchange rates.

        These foreign currency forward rate contracts have not been designated as accounting hedges under FAS 133. As such, the contracts are carried at fair value on our balance sheet with changes in the fair value recognized immediately in the consolidated statement of operations. The foreign currency forward rate contracts do not subject us to material volatility in our earnings and cash flows because changes in the fair value partially mitigate the gains or losses on the translation of our U.S. dollar denominated debt into the functional currency pound sterling in accordance with FAS 52, Foreign Currency Translation. Changes in fair value of these contracts are reported within foreign currency transaction gains (losses).

        The foreign exchange risks relating to the $550 million 9.125% senior notes due 2016, the €225 million senior notes due 2014 and the $531.9 million and €423.9 million principal obligations under the senior credit facility is being mitigated through the use of cross-currency interest rate swaps, some of which qualify as accounting hedges and some of which do not.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee Benefit Plans

Defined Benefit Plans

        Certain of our subsidiaries operate defined benefit pension plans in the U.K. The assets of the plans are held separately from those of ourselves and are invested in specialized portfolios under the management of investment groups. The pension cost is calculated using the projected unit method. Our policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the U.K. Our defined benefit pension plans use a measurement date of December 31.

        In June 2007, Virgin Media effected a merger of two of our defined benefit plans with a smaller plan in respect of NTL Glasgow, a wholly owned subsidiary of Virgin Media but not a subsidiary of ours (the merged plan). The merger of these plans was subject to the approval of the trustees and, as a condition of trustee approval, Virgin Media agreed to make a specific one-time contribution of £4.5 million. Following the merger, we have two defined benefit plans, the merged plan and the main plan, and the information set out in the following tables and disclosure includes amounts in respect of these two plans in total since substantially all of the plan assets and obligations relate to our current and former employees.

        We adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), or FAS 158, as of December 31, 2006. The table below summarizes the incremental effects of the FAS 158 adoption on the individual line items in our balance sheet at December 31, 2006 (in millions):

	Pre FAS 158 Adoption	FAS 158 Adjustment	Post FAS 158 Adoption
Deferred revenue and other long term liabilities	£32.3	£9.4	£41.7
Accumulated other comprehensive income	10.6	9.4	20.0

Obligations and Funded Status

        The change in projected benefit obligation was as follows (in millions):

	Year ended December 31,
	2008	2007
Benefit obligation at beginning of year	£323.9	£336.9
Service cost	1.4	2.4
Interest cost	18.3	16.7
Members' contributions	0.4	0.4
Plan amendments	0.1	—
Transfer of liability	—	2.9
Actuarial gains	(24.9)	(24.5)
Benefits paid	(11.4)	(11.1)
Plan settlements	—	0.2

Benefit obligation at end of year	£307.8	£323.9

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee Benefit Plans (Continued)

        The change in plan assets was as follows (in millions):

	Year ended December 31,
	2008	2007
Fair value of plan assets at beginning of year	£318.6	£296.0
Actual return on plan assets	(47.2)	14.3
Employer contributions	13.5	16.9
Employee contributions	0.4	0.4
Transfer of assets	—	2.1
Benefits paid	(11.4)	(11.1)

Fair value of plan assets at end of year	£273.9	£318.6

        The funded status as of December 31, 2008 and 2007 was as follows (in millions):

	Year ended December 31,
	2008	2007
Projected benefit obligation	£307.8	£323.9
Plan assets	273.9	318.6

Funded status	(33.9)	(5.3)
Current liability	—	—

Non-current liability	£(33.9)	£(5.3)

        The accumulated benefit obligation for all defined benefit plans was £301.4 million and £314.1 million at December 31, 2008 and 2007, respectively.

Amount Included in Other Comprehensive Income

        The amount included in other comprehensive income for the years ended December 31, 2008 and 2007 consisted of (in millions):

	Year ended December 31,
	2008	2007
Actuarial loss (gain) recognized in other comprehensive income	£43.8	£(19.8)
Prior year service cost recognized in other comprehensive income	0.1	—
Less actuarial loss recognized	—	—
Less prior year service cost recognized	—	—
Less transitional obligation recognized	—	—

Amount included in other comprehensive income	£43.9	£(19.8)

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee Benefit Plans (Continued)

        The following table presents the amounts recognized in accumulated other comprehensive income as at December 31, 2008 and 2007 that have not yet been recognized as components of net periodic benefit cost (in millions):

	Year ended December 31,
	2008	2007
Net actuarial loss	£44.0	£0.2
Net prior year service cost	0.1	—
Net transition obligation	—	—

Amount included in accumulated other comprehensive income	£44.1	£0.2

        None of these amounts are expected to be recognized in the net periodic benefit cost in 2009.

        The following table presents information for pension plans with an accumulated benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007
Accumulated benefit obligation	£301.4	£—
Fair value of plan assets	273.9	—

        The following table presents information for pension plans with a projected benefit obligation in excess of plan assets (in millions):

	December 31,
	2008	2007
Projected benefit obligation	£307.8	£323.9
Fair value of plan assets	273.9	318.6

        The components of net periodic benefit costs were as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Service cost	£1.4	£2.4	£2.5
Interest cost	18.3	16.7	15.7
Expected return on plan assets	(21.5)	(19.0)	(16.7)
Recognized actuarial loss	—	—	1.1
Plan settlements	—	0.2	1.0

Total net periodic benefit cost	£(1.8)	£0.3	£3.6

        As a result of the sale of our Broadcast operations on January 31, 2005, we have retained the earned pension and other post-retirement benefits liabilities related to certain employees of the Broadcast operations. Accordingly, the information disclosed in the tables above includes amounts relating to liabilities of these employees.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee Benefit Plans (Continued)

Assumptions

        The weighted-average assumptions used to determine benefit obligations were as follows:

	December 31,
	2008	2007
Discount rate	5.75%	5.75%
Rate of compensation increase	3.00%	3.50%

        The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	December 31,
	2008	2007
Discount rate	5.75%	5.00%
Expected long term rate of return on plan assets	6.68%	6.57%
Rate of compensation increase	3.50%	3.25%

        Where investments are held in bonds and cash, the expected long term rate of return is taken to be yields generally prevailing on such assets at the measurement date. A higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long term rate of return on plan assets is then the average of these rates taking into account the underlying asset portfolios of the pension plans.

Plan Assets

        Our pension plan weighted-average asset allocations at December 31, 2008 and 2007 by asset category were as follows:

	December 31,
	2008	2007
Asset Category
Equity Securities	33.2%	50.8%
Debt Securities	55.2%	43.5%
Real Estate	1.9%	2.1%
Hedge Funds	9.0%	—%
Other	0.7%	3.6%

Total	100.0%	100.0%

        The trustees of the main defined benefit pension scheme, which makes up approximately 85% of the assets of our two defined benefit pension plans, have in place an investment strategy that targets an allocation of 40% equities, 10% hedge funds, 3% property and 47% bonds and cash, at December 31, 2008. The assets are managed by a number of fund managers, which means as markets move relative to each other the assets move away from the target investment strategy. Relatively small deviations from the target investment strategy are permitted; however rebalancing of the assets will be carried out from time to time. As the main defined benefit pension scheme is now closed to new entrants, it is

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Employee Benefit Plans (Continued)

anticipated that the investment strategy will move towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities and the improvement in the funding position.

        There were no directly owned shares of Virgin Media's common stock included in the equity securities at December 31, 2008 or 2007.

Cash Flows

        We expect to contribute a total of £13.5 million to our defined benefit pension plans during 2009.

Estimated Future Benefit Payments

        The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following five years in aggregate. The benefits expected to be paid are based on the same assumptions used to measure our benefit obligation at December 31, 2008 and include estimated future employee services (in millions):

Year ending December 31,	Pension Benefits
2009	£11.7
2010	12.7
2011	13.7
2012	14.8
2013	16.0
Years 2014-2018	101.5

Defined Contribution Pension Plans

        Our subsidiaries operate defined contribution pension plans in the U.K. The total expense in relation to these plans was £14.7 million, £15.3 million and £12.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 12—Restructuring and other charges

        Restructuring and other charges in the year to December 31, 2008 related primarily to contract and lease exit costs in connection with the restructuring program initiated in the last quarter of 2008 as discussed below. Restructuring and other charges in the year ended December 31, 2007 related primarily to employee termination costs and lease exit costs in connection with our restructuring programs initiated in respect of the reverse acquisition of Telewest.

        During the fourth quarter of 2008, we commenced the implementation of a restructuring plan aimed at driving further improvements in our operational performance and eliminating inefficiencies in order to create a fully-integrated, customer-focused organization. This plan will involve the incurrence of substantial operating and capital expenditures, including certain costs which we expect to treat as restructuring costs under FAS 146. In total, we expect to incur up to £45.0 million in employee termination costs, up to £55.0 million in lease and contract exit costs, up to £40.0 million in capital expenditures and up to £60.0 million in other general and administration expenditures in relation to this plan over a three year period.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—Restructuring and other charges (Continued)

        The following tables summarize, for the years ended December 31, 2006, 2007 and 2008, our historical restructuring accruals, the restructuring accruals resulting from the acquisitions made by us during 2006 and the accruals for our restructuring plans announced in the fourth quarter of 2008 (in millions):

	Historical Restructuring Accruals	2006 Acquisition Restructuring Accruals		2008 Restructuring Accruals
	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease Exit Costs	Involuntary Employee Termination and Related Costs	Lease and Contract Exit Costs	Total
Balance, December 31, 2005	£42.5	£—	£—	£—	£—	£42.5
Accruals resulting from business acquisition recognized under EITF 95-3	—	43.2	45.9	—	—	89.1
Charged to expense	3.7	37.4	21.2	—	—	62.3
Utilized	(5.5)	(60.2)	(3.7)	—	—	(69.4)

Balance, December 31, 2006	40.7	20.4	63.4	—	—	124.5
Amendments offset against goodwill	—	—	(11.3)	—	—	(11.3)
Charged to expense	3.4	26.4	5.3	—	—	35.1
Revisions	(0.1)	—	(7.8)	—	—	(7.9)
Utilized	(10.0)	(34.9)	(10.7)	—	—	(55.6)

Balance, December 31, 2007	34.0	11.9	38.9	—	—	84.8
Charged to expense	2.2	—	3.4	1.9	13.5	21.0
Revisions	(1.0)	(1.6)	3.6	—	—	1.0
Utilized	(19.2)	(10.3)	(7.8)	—	—	(37.3)

Balance, December 31, 2008	£16.0	£—	£38.1	£1.9	£13.5	£69.5

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Income Taxes

        The expense/(benefit) for income taxes consists of the following (in millions):

	Year ended December 31,
	2008	2007	2006
Current:
U.K. taxes	£(4.7)	£(4.9)	£(1.8)

Total current	£(4.7)	£(4.9)	£(1.8)

Deferred:
U.K. taxes	£(3.4)	—	—
U.S. taxes	(1.8)	5.5	—

Total deferred	£(5.2)	£5.5	£—

Total	£(9.9)	£0.6	£(1.8)

        There are significant current year losses in the U.K. The current tax benefit relates to amounts receivable in respect of the sale of U.K. tax losses to an equity method investee. The 2008 federal deferred tax benefit largely relates to holding an equity method investment. The foreign deferred tax benefit relates to the decrease in our deferred tax asset valuation resulting from the recording of certain deferred tax liabilities related to amounts recognized in the statement of other comprehensive income during the year that are expected to reverse in future periods and will allow us to offset such amounts against certain deferred tax assets.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in millions):

	December 31,
	2008	2007
Deferred tax liabilities:
Intangibles	£143.2	£221.3
Equity investments	79.2	81.0
Derivative instruments	15.7	—

Total deferred tax liabilities	238.1	302.3

Deferred tax assets:
Net operating losses	970.0	886.1
Capital losses	3,388.6	3,410.4
Depreciation and amortization	2,046.4	2,068.3
Accrued expenses	35.7	16.0
Capitalized costs and other	163.3	216.1

Total deferred tax assets	6,604.0	6,596.9
Valuation allowance for deferred tax assets	(6,445.1)	(6,375.6)

Net deferred tax assets	158.9	221.3

Net deferred tax liabilities	£79.2	£81.0

        The following table summarizes the movements in our deferred tax valuation allowance during the years ended December 31, 2008, 2007 and 2006 (in millions):

	Year ended December 31,
	2008	2007	2006
Balance, January 1	£6,375.6	£6,541.4	£5,717.6
Acquisitions	—	—	699.1
Effect of changes in tax rates	—	(446.6)	—
Increase in UK deferred tax attributes	69.5	280.8	124.7

Balance, December 31	£6,445.1	£6,375.6	£6,541.4

        A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized. To the extent that the portion of the valuation allowance that existed at January 10, 2003 is reduced, the benefit would reduce excess reorganization value, then reduce other intangible assets existing at that date, then be credited to paid in capital. The majority of the valuation allowance relates to tax attributes that existed at January 10, 2003. Following the adoption of FAS 141(R) effective January 1, 2009, any future benefit will be recognized as a reduction of income tax expense.

        At December 31, 2008 we have U.K. net operating loss carryforwards of £3.4 billion that have no expiration date. Pursuant to U.K. law, these losses are only available to offset income of the separate

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Income Taxes (Continued)

entity that generated the loss. A portion of the U.K. net operating loss carryforwards relates to dual resident companies, of which the U.S. net operating loss carryforward amount is £1.6 billion that expire between 2010 and 2027. U.S. tax rules will limit our ability to utilize the U.S. losses. We also have U.K. capital loss carryforwards of £12.1 billion that have no expiration date. However, we do not expect to realize any significant benefit from these capital losses, which can only be used to the extent we generate U.K. taxable capital gain income in the future from assets held by former NTL companies.

        At December 31, 2008, we had fixed assets on which future U.K. tax deductions can be claimed of £12.9 billion. The maximum amount that can be claimed in any one year is 20% of the remaining balance, after additions, disposals and prior claims.

        The reconciliation of income taxes computed at U.K. statutory rates to income tax expense (benefit) is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Benefit at U.K. statutory rate (2008: 28.5%, 2007 and 2006: 30%)	£(261.1)	£(136.8)	£(101.2)
Add:
Permanent book—tax differences	132.7	6.3	6.4
Foreign losses with no benefit	121.9	131.1	93.0
Foreign tax benefit offsetting OCI tax expense	(3.4)	—	—

	£(9.9)	£0.6	£(1.8)

        Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. The adoption did not result in a cumulative effect adjustment and did not have a material effect on our consolidated financial statements.

        A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in millions):

	2008	2007
Balance at January 1,	£1.1	£3.3
Additions based on tax positions related to the current year	—	—
Additions for tax provisions of prior years	0.4	—
Reductions for tax provisions of prior years	—	(2.2)
Reductions for lapse of applicable statute of limitation	—	—
Settlements	—	—

Balance at December 31,	£1.5	£1.1

        The total amount of unrecognized tax benefits as of December 31, 2008 and 2007 was £1.5 million and £1.1 million, respectively. If subsequently recognized, these would not impact the effective tax rate, but would reduce goodwill. We do not expect that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Income Taxes (Continued)

        We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We have accrued interest in respect of unrecognized tax benefits of £0.2 million and £0.1 million at December 31, 2008 and 2007, respectively. There was an interest accrual of £0.1 million in income tax expense for the year ended December 31, 2008.

        The statute of limitations is open for the years 2005 to 2008 in the U.S. and 2006 to 2008 in the U.K., our major tax jurisdictions.

        At each period end, it is necessary for us to make certain estimates and assumptions to compute the provision for income taxes including, but not limited to the expected operating income (or loss) for the year, projections of the proportion of income (or loss) earned and taxed in the U.K. and the extent to which this income (or loss) may also be taxed in the United States, permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities for uncertain tax positions taken in respect to matters such as business acquisitions and disposals and certain financing transactions including intercompany transactions, amongst others. We accrue a liability when we believe an assessment may be probable and the amount is estimable. In accordance with generally accepted accounting principles, the impact of revisions to these estimates is recorded as income tax expense or benefit in the period in which they become known. Accordingly, the accounting estimates used to compute the provision for income taxes have and will change as new events occur, as more experience is acquired, as additional information is obtained and our tax environment changes.

Note 14—Related Party Transactions

Virgin Media Inc. and its consolidated subsidiaries

        We are a wholly owned subsidiary of Virgin Media. We charge Virgin Media and our other group companies for operating costs and selling, general and administrative expenses incurred by us on their behalf. The following information summarizes our significant related party transactions with Virgin Media and its group companies (in millions):

	Year ended December 31,
	2008	2007	2006
Operating costs	£48.6	£45.1	£47.7
Selling, general and administrative expenses	46.8	59.7	110.2

	£95.4	£104.8	£157.9

        The above recharges are recorded in operating costs and selling, general and administrative expenses and offset the respective costs incurred.

Virgin Enterprises Limited

        We have identified Virgin Enterprises Limited as a related party to us. Virgin Entertainment Investment Holdings Limited became a holder of Virgin Media Inc's common stock as a result of its acquisition of Virgin Mobile on July 4, 2006. As of December 31, 2008, Virgin Entertainment

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Related Party Transactions (Continued)

Investment Holdings Limited beneficially owned 10.4% of Virgin Media Inc.'s common stock (based on SEC filings). Virgin Enterprises Limited is a wholly owned subsidiary of Virgin Entertainment Investment Holdings Limited. In addition, Gordon McCallum is a member of Virgin Media Inc.'s Board of Directors and is a Director at Virgin Enterprises Limited.

        We own and have the right to use registered trademarks, including the exclusive right to use the "Virgin" name and logo in connection with our corporate activities and in connection with the activities of our consumer and a large part of our content businesses under license from Virgin Enterprises Limited. This license with Virgin Enterprises Limited is for a 30-year term and exclusive to us within the U.K. and Ireland. The license entitles us to use the "Virgin" name for the TV, broadband internet, telephone and mobile phone services we provide to our residential customers, as well as the acquisition and branding of sports, movies and other premium television content and the sale of certain communications equipment, such as set top boxes and cable modems. For our content operations, we are entitled to use the "Virgin Media Television" name for the creation, distribution and management of our wholly owned television channels, and to use the "Virgin" name for our television channel, Virgin1. Our license agreement provides for an annual royalty of 0.25% of certain consumer and content revenues, subject to a minimum annual royalty of £8.7 million, except for Virgin1, where we pay an annual royalty of 0.5% of revenues received by Virgin1, subject to a minimum of £100,000. As part of the agreement, we have the right to adopt, and have adopted, a company name for our parent, Virgin Media Inc., over which together with the name "Virgin Media", we retain worldwide exclusivity. Under a related agreement, Virgin Enterprises Limited has the right to propose a candidate to fill a seat on Virgin Media Inc.'s Board of Directors. Pursuant to this right, Virgin Enterprises Limited proposed Gordon McCallum who was appointed to Virgin Media Inc.'s Board of Directors. During the years ended December 31, 2008 and 2007 and the period from July 4, 2006 to December 31, 2006, respectively, we incurred expenses of £8.9 million, £8.7 million and £5.8 million for charges in respect of brand licensing and promotion of which £4.5 million and £4.8 million was payable at December 31, 2008 and December 31, 2007, respectively.

Virgin Retail Limited

        We had previously identified Virgin Retail Limited, an affiliate of Virgin Enterprises Limited, as a related party to us. We had agreements with Virgin Retail Limited in respect to sales of our communications services (such as internet, television, fixed line telephone and mobile telephone services), through the various Virgin Megastores outlets. On September 17, 2007, the Virgin Group sold its interest in Virgin Megastores and it therefore ceased to be a related party. We incurred expenses of £2.3 million during the period to September 2007 and £1.8 million during the period from July 4, 2006 to December 31, 2006, for charges in respect to these stores. As part of the agreement, Virgin Retail Limited passed through proceeds on sales of mobile handsets, vouchers and other stock items to us. We recognized revenues totaling £6.5 million during the period from January 1, 2007 to September 17, 2007 and £5.7 million during the period from July 4, 2006 to December 31, 2006.

Other Virgin Companies

        As a licensee of the "Virgin" brand name, we participate in mutually beneficial activities with other Virgin companies. These arrangements are in the ordinary course of business and believed to be on arm's length terms.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Related Party Transactions (Continued)

UKTV Joint Ventures

        Through our wholly owned subsidiary, Flextech Broadband Limited, we own a 50% equity investment in the UKTV joint venture companies. We have therefore identified the UKTV joint venture companies as related parties to us. We also carry the UKTV channels in our pay television packages available to our customers.

        As at December 31, 2008 and 2007, included in the balance sheet were amounts related to our share of net assets, loans receivable, redeemable preference shares, and other payables and receivables in respect of the UKTV joint ventures totaling £353.5 million and £367.7 million, respectively.

        We pay UKTV for purchases of television programming rights and receive payments in respect of advertising and other business support services provided to UKTV. During the year ended December 31, 2008 and 2007 and the period from June 19, 2006 to December 31, 2006, the net expense recognized in respect to these transactions through the consolidated statement of operations totaled £22.1 million, £21.4 million and £11.7 million, respectively. These amounts are settled on a net basis at regular intervals.

        During the years ended December 31, 2008 and 2007 and the period from June 19, 2006 to December 31, 2006, we received cash payments from UKTV for loan principal payments, interest, dividends and consortium tax relief totaling £46.7 million, £38.3 million and £23.6 million, respectively.

Note 15—Commitments and Contingent Liabilities

        At December 31, 2008, we were committed to pay £647.8 million for equipment and services. This amount includes £311.2 million for operations and maintenance contracts and other commitments from January 1, 2010 to 2016. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years and thereafter is as follows (in millions):

Year ending December 31:
2009	£336.6
2010	105.2
2011	88.4
2012	45.1
2013	20.5
Thereafter	52.0

£647.8

        We are involved in lawsuits, claims, investigations and proceedings, consisting of intellectual property, commercial, employee and employee benefits which arise in the ordinary course of our business. In accordance with FASB Statement No. 5, Accounting for Contingencies, or FAS 5, we recognize a provision for a liability when management believes that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Whilst litigation is inherently unpredictable, we believe that we have valid defenses with respect to legal matters pending against us. Nevertheless, it is

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingent Liabilities (Continued)

possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies, or because of the diversion of management's attention and the creation of significant expenses.

        Our banks have provided guarantees in the form of performance bonds on our behalf as part of our contractual obligations. The fair value of the guarantees has been calculated by reference to the monetary value for each performance bond. The amount of commitment expires over the following periods (in millions):

Year ending December 31:
2009	£12.2
2010	5.5
2011	—
2012	—
2013	—
Thereafter	7.5

£25.2

Note 16—Industry Segments

        FAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker (CODM), in deciding how to allocate resources to an individual segment and in assessing performance of the segment. While VMIH has operating segments, consisting of Consumer, Business, and Content, which are consistent with Virgin Media Inc., financial information is only prepared and reviewed by the CODM at the consolidated level. As such, there are no separable reportable segments for VMIH.

        As a result of the business reorganization initiated in the last quarter of 2008, Virgin Media realigned its internal reporting structure and the related financial information used by management and the CODM. These have been revised to build a customer-focused organization able to respond effectively to rapid changes in the market, technology and consumer demands through three new customer-based segments: Consumer, Business and Content.

        Virgin Media's Consumer segment, part of which was previously included within its Cable segment, is its primary segment, consisting of the distribution of television programming, broadband and fixed line telephone services to consumers on the cable network and, to a lesser extent, off the cable network. The Consumer segment also includes Virgin Media's former Mobile segment consisting of its mobile telephony and broadband business.

        Virgin Media's Business segment, which was previously part of its Cable segment, comprises its operations carried out through ntl:Telewest Business which provides a complete portfolio of voice, data and internet solutions to leading businesses, public sector organizations and service providers in the U.K.

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Industry Segments (Continued)

        Virgin Media operates its Content segment through Virgin Media TV, which supplies television programming to the U.K. pay-television broadcasting market.

        Segment contribution, which is operating income (loss) before network operating costs, corporate costs, depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, is management's measure of segment profit as permitted under FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Segment contribution excludes the impact of certain costs and expenses that are not directly attributable to the reporting segments, such as the costs of operating the network, corporate costs and non cash depreciation and amortization. Restructuring and other charges, and goodwill and intangible asset impairments are excluded from segment contribution as management believes they are not characteristic of our underlying business operations. Assets are reviewed on a consolidated basis and are not allocated to segments for management reporting since the primary asset of the business is the company's cable network infrastructure, which is shared by our Consumer and Business segments.

        As required by FAS 131, the 2008, 2007 and 2006 fiscal year amounts have been restrospectively adjusted to conform to the changes in the internal reporting structure implemented in the first quarter of 2009. The following segment information is based on the consolidated results of Virgin Media Inc. for the years ended December 31, 2008, 2007 and 2006 (in millions):

	Year ended Dcember 31, 2008
	Consumer	Business	Content	Total
Revenue	£3,029.0	£626.0	£121.8	£3,776.8
Inter segment revenue	—	0.4	25.7	26.1
Segment Contribution	£1,803.6	£335.2	£(4.6)	£2,134.2

	Year ended December 31, 2007
	Consumer	Business	Content	Total
Revenue	£3,087.3	£641.8	£109.5	£3,838.6
Inter segment revenue	—	0.4	24.4	24.8
Segment Contribution	£1,805.4	£338.4	£8.4	£2,152.2

	Year ended December 31, 2006
	Consumer	Business	Content	Total
Revenue	£2,687.8	£614.0	£112.0	£3,413.8
Inter segment revenue	—	0.2	19.2	19.4
Segment Contribution	£1,635.7	£335.4	£19.1	£1,990.2

        Revenues in the table above include £110.8 million, £114.3 million and £548.9 million for the three years ended December 31, 2008, 2007 and 2006 respectively, related to companies that are not

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Industry Segments (Continued)

consolidated in VMIH. The reconciliation of total segment contribution to our consolidated operating income is as follows (in millions):

	Year ended December 31,
	2008	2007	2006
Total segment contribution	£2,134.2	£2,152.2	£1,990.2
Other operating and corporate costs	832.5	871.8	867.5
Depreciation	902.8	922.3	797.1
Goodwill and intangible asset impairments	362.2	—	—
Amortization	285.8	301.0	238.6
Operating loss of companies not consolidated in VMIH	(8.1)	(21.8)	(0.8)
Restructuring and other charges	22.7	28.7	67.0

Consolidated operating (loss) income	£(263.7)	£50.2	£20.8

Exhibit 12.1

VIRGIN MEDIA INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in millions)

	Year ended December 31,
	2008	2007	2006	2005	2004
Fixed charges:
Interest	£499.4	£514.1	£457.5	£235.8	£271.0
Interest portion of rental expense	15.2	20.3	17.4	14.2	14.9

Fixed charges	£514.6	£534.4	£474.9	£250.0	£285.9

Earnings:
Loss from continuing operations	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)
Fixed charges	514.6	534.4	474.9	250.0	285.9
Less: capitalized interest	—	—	—	—	—

(Deficit) earnings	£(334.3)	£73.3	£(45.7)	£28.1	£(218.5)

Deficiency(1)	£(848.9)	£(461.1)	£(520.6)	£(221.9)	£(504.4)

(1)
Earnings for each of the years presented were inadequate to cover fixed charges by the amounts indicated in this row.